Exhibit 4.9

Pursuant to 17 CFR 229.601(b)(2)(ii), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Agreement

Poplar Grove Coal Mine

Term facility agreement

Hartshorne Mining Group, LLC. (as Borrower)

Paringa Resources Limited (as Parent)

Each party listed in Schedule 1 (as Guarantors)

Each party listed in Schedule 2 (as Original Lenders)

Tribeca Global Resources Credit Pty Ltd (as Agent)

Global Loan Agency Services Australia Nominees Pty Ltd (as Security Trustee)

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehills.com DX 361 Sydney

Contents

	Table of contents

1	Definitions and interpretation	2

1.1	Agreement components	2
1.2	Definitions	2
1.3	Interpretation	44
1.4	Inclusive expressions	46
1.5	Business Day	46
1.6	PPSA incorporated definitions	46
1.7	Accounting Standards	46
1.8	Limitation on liability of Equity Trustees Limited	46
1.9	Security Trust Deed	47
1.10	Capacity of Security Trustee	47

2	Conditions precedent	48

2.1	Conditions precedent to Financial Close and Tranche One	48
2.2	Conditions precedent to Tranche Two	52
2.3	Alternative lender for Tranche Two	52
2.4	Conditions precedent to all Funding Portions	53
2.5	Certified copies	53
2.6	Benefit of conditions precedent	53

3	Commitment, purpose and availability of Term Loan Facility	54

3.1	Provision of Commitment	54
3.2	Several obligations and rights of Lenders	54
3.3	Purpose	54
3.4	Cancellation of Commitment during Availability Period	54
3.5	Cancellation at end of Availability Period	54
3.6	Voluntary prepayment	55
3.7	Prepayment date	55
3.8	Mandatory prepayment – Equity Cure	55
3.9	Mandatory prepayment – Compulsory acquisition	55
3.10	Mandatory prepayment – Debt Service Reserve Account	56

4	Funding and rate setting procedures	56

4.1	Delivery of Funding Notice	56
4.2	Requirements for a Funding Notice	56
4.3	Irrevocability of Funding Notice	57
4.4	Funding Portions	57
4.5	Funding Periods	57
4.6	Consolidation and division of Funding Portions under Term Loan Facility	57
4.7	Determination of Funding Rate	57
4.8	Market disruption – Term Loan Facility	57
4.9	Alternative basis of interest or funding	58
4.10	Agent's role and confidentiality	58
4.11	Prepayment of Affected Lender	59

5	Term Loan Facility	59

5.1	Provision of Funding Portions	59
5.2	Payment to Borrower	59

Term facility agreement       Contents 1

5.3	Repayment	59
5.4	Interest	60

6	Payments	60

6.1	Manner of payment	60
6.2	Payments on a Business Day	60
6.3	Payments in gross	60
6.4	Additional payments	61
6.5	Taxation deduction procedures	61
6.6	Tax Credit	61
6.7	Tax affairs	61
6.8	FATCA Deduction	62
6.9	FATCA Information	62
6.10	Amounts payable on demand	63
6.11	Appropriation of payments	63
6.12	Distribution by Agent	63
6.13	Non-receipt of funds by Agent	64
6.14	Redistribution of payments	64
6.15	Rounding	64
6.16	Currency exchanges	65
6.17	Anti-money laundering	65

7	Representations and warranties	65

7.1	Representations and warranties	65
7.2	Survival and repetition of representations and warranties	71
7.3	Reliance by Finance Parties	71

8	Undertakings	71

8.1	Provision of information and reports	71
8.2	Proper accounts	72
8.3	Notices to the Agent	72
8.4	Compliance	74
8.5	Maintenance of capital	74
8.6	Compliance with laws and Authorisations	74
8.7	Payment of Taxes and outgoings	75
8.8	Project Documents	75
8.9	Amendments to constitution; maintenance of corporate existence	77
8.10	Negative pledge and Disposal of assets	77
8.11	Financial Indebtedness	78
8.12	No change to business	78
8.13	Financial accommodation	78
8.14	Restrictions on dealings	78
8.15	Restrictions on acquisitions, investments and capital expenditures	78
8.16	Subsidiaries	79
8.17	Restricted Payments	79
8.18	Secured Property	79
8.19	Insurance	80
8.20	Key personnel	82
8.21	Conduct of Project	82
8.22	Hedging	83
8.23	Inspection and assistance	83
8.24	Financial undertakings	83
8.25	Consent to security	85
8.26	Term of undertakings	86

Term facility agreement       Contents 2

9	Options	86
9.1	Issue of Options	86
9.2	Option exercise	87
9.3	Option terms	87

10	Forecast Documents	88

10.1	Calculations	88
10.2	Calculations in Dollars	88
10.3	Update of Forecast Documents	88
10.4	Factors since commencement of production	89
10.5	Determination is binding	89

11	Accounts and proceeds	89

11.1	Account Bank Deed	89
11.2	Establishment and maintenance of Accounts	89
11.3	Operating Accounts	91
11.4	Restricted Accounts	91
11.5	Debt Service Reserve Account	91
11.6	Term Deposit Account	92

12	Events of Default	92

12.1	Events of Default	92
12.2	Effect of Event of Default	97
12.3	Obligors to continue to perform	97
12.4	Enforcement	97
12.5	Review Event	97

13	Increased costs and illegality	99

13.1	Increased costs	99
13.2	Illegality	100
13.3	Minimisation	100

14	Guarantee and indemnity	101

14.1	Guarantee	101
14.2	Payment	101
14.3	Securities for other money	101
14.4	Amount of Secured Moneys	101
14.5	Proof by Agent	101
14.6	Avoidance of payments	102
14.7	Indemnity for avoidance of Secured Moneys	102
14.8	No obligation to marshal	103
14.9	Non-exercise of Guarantors’ rights	103
14.10	Principal and independent obligation	103
14.11	Suspense account	103
14.12	Unconditional nature of obligations	104
14.13	No competition	105
14.14	Continuing guarantee	106
14.15	Variation	106
14.16	Judgments	106

15	Indemnities	107

15.1	General indemnity	107
15.2	Early Prepayment Fee	107
15.3	Foreign currency indemnity	107
15.4	Conversion of currencies	108
15.5	Continuing indemnities and evidence of loss	108

Term facility agreement       Contents 3

16	Fees, Tax, costs and expenses	108

16.1	Fee Letters	108
16.2	Term Loan Facility Commitment Fee	109
16.3	Option Fee	109
16.4	Tax	109
16.5	Costs and expenses	109
16.6	GST	110

17	Interest on overdue amounts	110

17.1	Payment of interest	110
17.2	Accrual of interest	110
17.3	Rate of interest	111

18	Relations between Agent and Lender	111

18.1	Appointment of Agent	111
18.2	Agent’s capacity	111
18.3	Agent’s obligations	111
18.4	Agent’s powers	112
18.5	Instructions to Agent	112
18.6	Assumptions as to authority	112
18.7	Agent’s liability	112
18.8	Delegation	113
18.9	Agent entitled to rely	113
18.10	Provision of information	113
18.11	Indemnity by Lenders	114
18.12	Independent appraisal by Lenders	114
18.13	Resignation and removal of Agent	115
18.14	Institution of actions by Lenders	115
18.15	Identity of Lenders	116
18.16	Electronic transmission of notices	116
18.17	Security Trustee’s capacity	116
18.18	Disclosure of Information by Lenders	116

19	Assignment, substitution and accession	116

19.1	Assignment by Obligor	116
19.2	Assignment by Lenders	117
19.3	Substitution Certificate	117
19.4	Accession Certificate	118
19.5	Assist	118
19.6	Securitisation Permitted	118
19.7	Participation permitted	119
19.8	Lending Office	119
19.9	No increase in costs	119
19.10	Conduct of loan transfers	119
19.11	No increase in costs (Alternative T2 Lender)	120

20	Saving provisions	120

20.1	No merger of security	120
20.2	Exclusion of moratorium	120
20.3	Exclusion of PPSA provisions	120
20.4	Conflict	121
20.5	Consents	121
20.6	Principal obligations	121
20.7	Non-avoidance	121
20.8	Set-off authorised	122

Term facility agreement       Contents 4

20.9	Agent’s certificates and approvals	122
20.10	No reliance or other obligations and risk assumption	122
20.11	Power of attorney	122

21	General	123

21.1	Confidential information and publicity	123
21.2	Obligor to bear cost	124
21.3	Notices	124
21.4	Governing law and jurisdiction	124
21.5	Prohibition and enforceability	125
21.6	Waivers	125
21.7	Variation	125
21.8	Cumulative rights	126
21.9	Attorneys	126
21.10	Counterparts	126
21.11	Process agent	126

Schedules

Schedule 1
Guarantors	128

Schedule 2
Original Lenders and Commitments	129

Schedule 3
Notice details	130

Schedule 4
Officer’s certificate for entities incorporated in Australia	132

Schedule 5
Officer’s certificate for entities incorporated in the United States of America	134

Schedule 6
Funding Notice	138

Schedule 7
Group Structure Diagram	140

Schedule 8
Compliance Certificate	141

Term facility agreement       Contents 5

Schedule 9
Option Terms	144

Schedule 10
Part 1 - Project Tenements and Project Owned Property	148
Part 2 – Cypress Project Tenements and Cypress Owned Property	156

Schedule 11
Material Authorisations	171

Schedule 12
Project Documents	173

Schedule 13
Map of Project Area, Cypress Project Area and Dock Area	174

Signing page	176

Attachment 1
Substitution certificate

Attachment 2
Accession Certificate

Term facility agreement       Contents 6

Term facility agreement

Date ►

Between the parties
Borrower	Hartshorne Mining Group, LLC (Borrower)
Parent	Paringa Resources Limited (Parent)
Guarantors	Each party listed in Schedule 1 (Guarantors)
Original Lenders	Each party listed in Schedule 2 (Original Lenders)
Agent	Tribeca Global Resources Credit Pty Ltd ABN 18 630 267 337 (Agent)
Security Trustee	Global Loan Agency Services Australia Nominees Pty Ltd ACN 608 945 008 (Security Trustee)
Background	The Lenders have agreed to provide the Term Loan Facility to the Borrower on the terms of this agreement.
The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

Term facility agreement       page 1

1	Definitions and interpretation

1.1	Agreement components

This agreement includes any schedule.

1.2	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning
Accession Certificate	a certificate substantially in the form of Attachment 2 which is executed pursuant to clause 19.3.
Account Bank

1    [***], provided that it has entered into an Account Bank Deed;

2    [***], provided that it has entered into an Account Bank Deed; or

3    any bank or financial institution approved by the Agent which has entered into an Account Bank Deed.

Account Bank Deed	an account bank agreement or deed in favour of the Security Trustee on terms acceptable to the Agent.
Accounting Standards	generally accepted accounting principles in Australia.
Accounts	1 the Operating Accounts; and 2 the Debt Service Reserve Account.
Additional Requirements	has the meaning given to it in clause 12.5.
AEP Supply Agreement	the coal supply agreement between Indiana Kentucky Electric Corporation and the Borrower dated 1 October 2018.
Agent Fee Letter	the fee letter titled ‘Poplar Grove Coal Mine Term Facility Agreement – Agent Fee Letter’ dated on or about the date of this agreement between the Borrower and the Agent.

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Term	Meaning
Aggregate Costs

the aggregate cash operating costs of the Project Obligors, including:

1    mining costs;

2    processing costs;

3    transportation and other costs;

4    royalties and taxes;

5    equipment lease costs;

6    sustaining capital expenditure;

7    corporate overhead costs for the Group;

8    labour costs;

9    equipment rental and support services;

10  supplies and maintenance costs,

but excluding:

11  initial capital expenditure;

12  capital expenditure related to mining equipment; and

13  Financing Costs, but including any equipment finance costs to the extent not already included in mining costs, down payments and reimbursements).

All in Unit Costs	in relation to any relevant period, Aggregate Costs incurred during that relevant period divided by the number of tons of Product produced for sale or marketable during that relevant period.
Alternative T2 Lender	has the meaning given to that term in clause 2.3(a)
Annual Budget

the annual budget in form and substance satisfactory to the Agent incorporating a corporate budget for the Parent and its consolidated group entities and the operating budget for the Project which:

1    is approved by the board of directors of the Parent and the Borrower;

2    is to be provided initially in accordance with clause 2.1(h), as updated and amended from time to time in accordance with clause 10.3;

3    reflects the next calendar year and is broken down into monthly periods;

4    separates Australian and US expenditures; and

5    is based on the Resources and Reserves Statement;

6    is consistent with the Life of Mine Plan.

The Agent may in its discretion elect to accept receipt of the Annual Budget as incorporated in, and part of, the Life of Mine Plan.

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Term	Meaning
ASX Rules	means each of: 1 the ASX Listing Rules; 2 ASX Operating Rules; 3 ASX Clear Operating Rules; and 4 ASX Settlement Operating Rules, each published and distributed by ASX Limited.
Attorney	an attorney appointed under a Finance Document.
Australian Obligor	1 Paringa Resources Limited (ABN 44 155 933 010); 2 Hartshorne Coal Mining Pty Ltd (ABN 95 155 302 211); and 3 HCM Resources Pty Ltd (ABN 35 155 327 521).
Authorisation

1    any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption; or

2    in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action, and includes any consent, registration, agreement, lease, sublease, easement, entitlement, right, licence, approval, permit or authority which is described in the definitions of Project Tenement and Cypress Project Tenement.

Availability Period

1    in respect of Tranche One, the period commencing on the date on which all of the conditions precedent set out in clause 2.1 are satisfied or waived by the Agent in writing and ending on the earlier of:

(a)     the date which is [***] Business Days after the date on which all of the conditions precedent set out in clause 2.1 are satisfied or waived by the Agent in writing; and

(b)     the date on which the Tranche One Commitments are cancelled in full under this agreement; and

2    in respect of Tranche Two, subject to clause 2.2(a), the period commencing on the date on which all of the conditions precedent set out in clause 2.2(b) are satisfied or waived by the Agent in writing and ending on the earlier of:

(a)     the date which is [***] Business Days after the date on which all of the conditions precedent set out in clause 2.2(b) are satisfied or waived by the Agent in writing; and

(b)     the date on which the Tranche Two Commitments are cancelled in full under this agreement.

Term facility agreement       page 4

21 General

Term	Meaning
Basel III Requirement

any capital requirements, leverage ratio, liquidity standards or other standards, rules or requirements under any of the following published by the Basel Committee on Banking Supervision (as amended, supplemented or restated):

1    ‘Basel III: A global regulatory framework for more resilient banks and banking systems’, ‘Basel III: International framework for liquidity risk measurement, standards and monitoring’ and ‘Guidance for national authorities operating the countercyclical capital buffer’, published in December 2010;

2    ‘Globally systematically important banks: assessment methodology and the additional loss absorbency requirement - Rules text’, published in November 2011; and

any further guidance standards relating to the above or known as Basel III.

Base Rate

1    in respect of a Lender (other than an Alternative T2 Lender), on any day, the greater of:

●   the United States Prime Rate on that day appearing on Bloomberg page PRIM (or any replacement Bloomberg page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower; and

●   the Federal Funds Target Rate on that day plus [***], provided that if the Federal Funds Target Rate on that day is a range then the highest rate in that range on that day will be the Federal Funds Target Rate; and

2    in respect of an Alternative T2 Lender, as set out in its Accession Certificate.

All calculations of rates for the purposes of this definition will be expressed as a yield percent per annum to maturity.

Bill	a bill of exchange as defined in the Bills of Exchange Act 1909 (Cth).
Big River Supply Agreement	the coal supply agreement between the Borrower and Big River Electric Corporation dated 28 January 2019
Business Day	1 for the purposes of clause 21.3, a day on which banks are open for business in the city where the notice or other communication is received excluding a Saturday, Sunday or public holiday;

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21 General

Term	Meaning

2    for the purposes of the definition of Rate Set Date, a day on which banks are open for business in New York excluding a Saturday, Sunday or public holiday;

3    for the purposes of clause 9 and Schedule 9, a day on which banks are open for business in Sydney excluding a Saturday, Sunday or public holiday; and

4    for all other purposes, a day on which banks are open for business in Sydney, Kentucky, New York and London excluding a Saturday, Sunday or public holiday.

Calculation Date	each Quarter Date.
CFADS

in respect of any period, an amount equal to:

1     the aggregate amount of Revenues for that period; less

2     the aggregate amount of (without double counting):

(a)     Project Costs (other than those costs referred to in paragraph (2) of the definition of Interest Cover Ratio); and

(b)     head office and discretionary expenditure in relation to the Project as detailed in the Life of Mine Plan,

for that period.

Change in Law

any present or future law, regulation, treaty, order or official directive or request (which, if not having the force of law, would be complied with by a responsible financial institution) which:

1    is introduced, or changes, after the date of this agreement; and

2    does not relate to a change in the effective rate at which Tax is imposed on the overall net income of a Finance Party or to a FATCA Deduction required to be made by a party,

including any such law, regulation, treaty, order or official request relating to capital adequacy, prudential limits, liquidity, reserve asset, Tax or to any Basel III Requirement.

Change of Control

1    the acquisition, without the prior written consent of the Agent, by any person or a combination of persons acting jointly or in concert of more than 50% of the shares having ordinary voting power for the election of the directors of the Parent; or

2    more than a majority of the members of the board of directors of the Parent are changed within any consecutive 12 month period.

CHPP	the coal handling and processing facility on the Project Area.

Term facility agreement       page 6

21 General

Term	Meaning
Code	the US Internal Revenue Code of 1986.
Collateral Security	any present or future Encumbrance, Guarantee or other document or agreement created or entered into by an Obligor as security for, or to credit enhance, the payment of any of the Secured Moneys.
Commitment	in respect of a Lender at any time, the aggregate of: 1 its Tranche One Commitment; and 2 its Tranche Two Commitment.
Compliance Certificate	a certificate in the form of Schedule 8.
Consent Document	a consent letter, deed of covenant, tripartite deed or other document entered into by the Security Trustee, an Obligor and any other person in relation to the grant of Security.
Contamination	in respect of a property, the presence of Pollutants: 1 in, on or under the property; or 2 in the ambient air and emanating from the property.
Contested Tax	a Tax payable by an Obligor where the Obligor is contesting its liability to pay that Tax in good faith and with reasonable grounds and for which it has set aside sufficient reserves.
Controller	a controller as defined in section 9 of the Corporations Act or a person or entity having the same or similar capacity, authority or rights under US law.
Corporations Act	the Corporations Act 2001 (Cth).
Current Ratio	on any Calculation Date, the ratio of: 1 Total Current Assets of the Obligors; to 2 Total Current Liabilities of the Obligors, as of the close of that Calculation Date.
Cypress Coal Mine	the coal mine located in the Cypress Project Area and on the Cypress Project Tenements.

Term facility agreement       page 7

21 General

Term	Meaning
Cypress Owned Property	the real property interests in the Cypress Project Area owned by any Project Obligor listed in part B of part 2 of Schedule 10.
Cypress Project Area	the area in the McLean and Hopkins Counties, Kentucky, United States of America, that is delineated as the “Cypress Mine Project Area” on the map set out in part A of Schedule 13.
Cypress Project Tenements

1    the coal lease and sublease agreements and any other leases and licenses in respect of the Cypress Project Area including those listed in part A of part 2 of Schedule 10;

2    all entitlements of any Obligor to conduct exploration, prospecting, transporting, mining or processing activities with respect to the Cypress Project Area including under the Dock Agreement and all coal lease and sublease agreements and any other leases and licenses in respect of the Cypress Project Area;

3    any present or future interest from time to time held by or on behalf of any Obligor in any present or future right, lease, licence, claim, easement, permit or other authority which confers or may confer a right to prospect, transport or explore for or mine any metals or minerals in respect of the Cypress Project Area;

4    any present or future renewal, extension, modification, substitution, amalgamation or variation of any of the mineral and/or surface rights described above (whether extending over the same or a greater or lesser area); and

5    any present or future application for or an interest in any of the above which confers or which, when operated, will confer the same or similar rights in relation to the Cypress Project Area.

Debt Service Reserve Account	the Dollar account opened or to be opened by the Borrower with an Account Bank, as renumbered, redesignated or replaced from time to time and as contemplated by clause 11.
Default	1 an Event of Default; or 2 a Potential Event of Default.
Dispose	sell, assign, transfer, or otherwise dispose of or cease to hold, or part with possession of, or create a right to or an interest in an asset.
Dock Agreement	the agreement dated 8 May 2015 between E.T. Woosley Farms, LLC and Hartshorne Land.

Term facility agreement       page 8

21 General

Term	Meaning
Dock Area

means the aggregate of the areas to which Hartshorne Land has rights under the terms of the Dock Agreement or otherwise in connection with the Dock including:

1    the easement for the conveyor belt from a coal mining complex to the dock facility;

2    the lease of the surface estate for the dock facility property; and

3    the lease of the property along the river bank for the riparian and fleeting rights,

located at milepost 61 on the Green River in McLean County, Kentucky, United States of America, which areas are delineated on the map in part B of Schedule 13.

Dollars, US$, USD and $	the lawful currency of the US.
Due Diligence Report

the following reports in respect of the Project:

1    the “Independent Technical Review of the Poplar Grove Mine” dated February 2017 and prepared by William G Meister; and

the following able to be relied on by the Finance Parties:

2    the legal due diligence report dated 5 May 2018 as updated and dated on or about the date of this agreement and prepared by Wyatt, Tarrant & Combs, LLP.

Early Repayment Fee

in respect of the prepayment of any of the Principal Outstanding in relation to an outstanding Funding Portion, other than as a result of the exercise of the Equity Cure under clause 8.24 or as a result of any mandatory prepayment under clause 3.9:

1    at any time during the period commencing on the date of this agreement and ending on the date that is 1 year after the date of this agreement, [***];

2    at any time during the period commencing on the day after the date that is 1 year after the date of this agreement and ending on the date that is 2 years after the date of this agreement, [***]; or

3    at any time during the period commencing on the day after the date that is 2 years after the date of this agreement and ending on the date that is 3 years after the date of this agreement, [***],

calculated on the amount prepaid.

EBITDA	for any period, an amount equal to net income of the Obligors for such period: 1 minus, to the extent included in such net income (but without duplication): (a) interest revenues;

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Term	Meaning

(b)   any extraordinary, non-recurring or unusual income and gains (including, whether or not otherwise includable as a separate item in the calculation of net income, gains on sales outside of the ordinary course of business or on sale lease back transactions); and

(c)    any expense or payment in the nature of interest relating to any Equipment Finance Facility,

of the Obligors; and

2    plus, to the extent deducted from such net income (but without duplication):

(a)   Financing Costs;

(b)   income tax expense of the Obligors;

(c)    depreciation and amortization expense of the Obligors;

(d)   any extraordinary, non-recurring or unusual charges, expenses or losses incurred by the Obligors (or non-recurring charges, expenses or losses including, whether or not otherwise includable as a separate item in the calculation of net income, losses on sales outside of the ordinary course of business or on sale lease back transactions); and

(e)   compensation to employees, officers and directors of any Obligor paid in equity securities of an Obligor.

Encumbrance

an interest or power:

1    reserved in or over an interest in any asset or property interest, including any retention of title; or

2    created or otherwise arising in or over any interest in any asset or property interest under a security agreement, bill of sale, mortgage, charge, lien, pledge, trust or power or any other agreement having similar effect, by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes any agreement to grant or create any of the above and includes a security interest within the meaning of section 12(1) of the PPSA and a security interest within the meaning of Section 1-201(35) of the New York Uniform Commercial Code.

Environmental Law	any legislation regulating Pollutants in connection with the protection of the environment or health and safety.
Environmental Liability	any actual or potential Loss incurred or which may be incurred in connection with: 1 the investigation or remediation; 2 a claim by any third party including a subsidence claim;

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21 General

Term	Meaning

3    any action, order, declaration, notice, notice of violation, suit or abatement order by a Government Agency under an Environmental Law or Mining Law;

4    the Reclamation or alleged need for Reclamation of any future, current, former or abandoned areas affected by surface mining activities or other surface disturbance for which any Obligor is responsible under any Environmental Law or Mining Law; or

5    any agreement between an Obligor and any:

(a)     owner or occupier of land; or

(b)     Government Agency,

of or in respect of Reclamation, any Environmental Law or Mining Law, or Contamination of any Premises.

Equipment Finance Facility*	any equipment finance facility or facilities entered into by Hartshorne Mining with Komatsu Financial Limited Partnership and/or any other similar type of equipment supplier or equipment finance provider up to a maximum aggregate amount of [***] across all such facilities which is only secured against the relevant equipment and which is subject to an Equipment Finance Tripartite Agreement.
Equipment Finance Tripartite Agreement

any of the following:

1    the document titled ‘Intercreditor Agreement’ to be entered into after the date of this agreement between the Security Trustee, Hartshorne Mining and Komatsu Financial Limited Partnership; and/or

2    any other tripartite or intercreditor agreement that is entered into between the Security Trustee, Hartshorne Mining and the provider of an Equipment Finance Facility.

Equity	equity or Subordinated Debt provided, directly or indirectly through another Obligor, to the Borrower by the Parent.
Equity Cure	has the meaning given to it in clause 8.24(b).
Event of Default	any event specified in clause 12.1.
Excluded Tax

a Tax:

1    imposed on, or calculated having regard to, the net income of a Finance Party;

2    imposed as a result of a Finance Party being a resident of, or organised or doing business in, the jurisdiction imposing the tax; or

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21 General

Term	Meaning

3    imposed by way of deduction or withholding where such deduction or withholding arises as a result of a Finance Party who could lawfully avoid (but within [***] Business Days of receipt of a written request from an Obligor or the Agent to do so, has not so avoided) such deduction or withholding by complying with any statutory requirements in force at the present time or in the future to quote its name, address, Australian tax file number, Australian Business Number, tax identification number or similar details to an Obligor or the Agent, but not a Tax:

4    calculated on or by reference to the gross amount of any payment (without allowance for any deduction) derived by a Finance Party under a Finance Document or any other document referred to in a Finance Document; or

5    imposed as a result of a Finance Party being considered a resident of or organised or doing business in that jurisdiction solely as a result of it being a party to a Finance Document or any transaction contemplated by a Finance Document.

Exercise Notice	has the meaning given to it in clause 9.2(a)(1).
Exercise Price	has the meaning given to it in clause 9.1(e).
Existing Facility Agreement	the facility agreement dated 17 May 2018, between each Obligor and Macquarie Bank Limited, as amended from time to time and including on 31 August 2018 and 8 September 2018.
Exposure	at any time in respect of a Lender (but without double counting) the Commitment of that Lender.
FATCA

1    sections 1471 to 1474 of the Code;

2    any treaty, law, regulation or official guidance enacted in any jurisdiction other than the US, or relating to an intergovernmental agreement between the government of the US and any other jurisdiction, which (in either case) facilitates the implementation of Sections 1471 to 1474 of the Code; or

3    any agreement pursuant to the implementation of paragraphs 1 or 2 of this definition with the Internal Revenue Service of the US, the government of the US or any Authority in any other jurisdiction.

FATCA Application Date	1 in relation to a ‘withholdable payment’ described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

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Term	Meaning

2    in relation to a ‘passthru payment’ described in section 1471(d)(7) of the Code not falling within paragraph 1 of this definition, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction	a deduction or withholding required by FATCA from a payment under a Finance Document.
FATCA Exempt Party	a party that is entitled to receive payments free from any FATCA Deduction.
Federal Funds Target Rate	means, for any day, the target rate on that day as determined by the Federal Open Market Committee. Where the target rate is a range, the Federal Funds Target Rate will be the higher of the rates quoted.
Fee Letter

1    the Term Loan Facility Fee Letter;

2    the Security Trustee Fee Letter;

3    the Agent Fee Letter; or

4    any letter or letters on or after the date of this agreement between a Lender, the Agent or the Security Trustee and an Obligor setting out the fees payable by that Obligor to a Lender, the Agent or the Security Trustee (as the case may be) in respect of the Finance Documents.

Finance Document

1    this agreement;

2    each Fee Letter;

3    each Account Bank Deed;

4    the Refinancing Deed;

5    each Security;

6    the Security Trust Deed;

7    each Substitution Certificate;

8    each Holding Statement;

9    each Tripartite Agreement;

10  each Irrevocable Payment Direction;

11  each LTE Appointment Deed;

12  each Subordination Deed; and

13  any other document which at any time the Agent and the Borrower agree is a Finance Document for the purposes of this agreement,

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Term	Meaning
or any document or agreement entered into or given under any of the above.
Finance Party	1 the Agent; 2 the Security Trustee; and 3 each Lender.
Financial Close	the date that all the conditions precedent set out in clause 2.1 are satisfied or waived by the Agent in writing.
Financial Indebtedness

any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

1    cash advance or debit balance at any financial institution;

2    Bill, bond, debenture, note or similar instrument;

3    acceptance, endorsement or discounting arrangement;

4    finance or capital Lease;

5    agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service;

6    obligation to deliver goods or provide services paid for in advance by any financier;

7    any redeemable shares where the holder has the right, or the right in certain conditions, to require redemption;

8    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

9    Hedge Obligations;

10  any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing; or

11  Guarantee in respect of any of the items referred to above,

and irrespective of whether the debt or liability:

(a)     is present or future;

(b)     is actual, prospective, contingent or otherwise;

(c)     is at any time ascertained or unascertained;

(d)     is owed or incurred alone or severally or jointly or both with any other person; or

(e)     comprises any combination of the above.

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Term	Meaning
Financial Report

in relation to an entity, the following financial statements and information in relation to the entity, prepared for its financial half year or financial year:

1    a statement of financial performance;

2    a statement of financial position; and

3    a statement of cashflows,

together with any notes to those documents and any accompanying reports, statements, declarations and other documents or information.

Financing Costs	the aggregate of all interest, fees and other finance payments paid or payable by the Obligors in respect of Financial Indebtedness, but not including amounts payable in respect of repayment or prepayment of principal (including, in respect of the Term Loan Facility, Principal Outstanding) or any amount in respect of any finance leases.
Force Majeure Event

an event or occurrence which prevents performance in whole or part, provided such event is both:

1    beyond the reasonable control of the affected party; and

2    not the result of fault or negligence of the affected party,

which:

3    includes acts of God, war, terrorism, riots, civil insurrection, acts of the public enemy, strikes, lockouts, industry-wide labour shortages, labour disputes which cause work stoppages, industry-wide shortages of materials and supplies, fires, flood or earthquakes, and other similar events or occurrences; and

4    does not include changes in market conditions, commercial frustration, commercial impracticability or the occurrence of unforeseen events rendering performance uneconomical.

Forecast Documents	1 the Life of Mine Plan; and 2 the Annual Budget.
Funding Date	the date on which a Funding Portion is, or is to be, or is regarded as, advanced, provided or issued, as the case may be, under this agreement.
Funding Notice	a notice given under clause 4.1.
Funding Period	a period determined under clause 4.5.

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Term	Meaning
Funding Portion	each portion of the Commitment provided under this agreement: which has the same Funding Date and the same Funding Period.
Funding Rate	in respect of a Funding Period, the aggregate of: 1 the Base Rate on the Rate Set Date for that Funding Period; and 2 the Margin.
Government Agency	any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.
Gregory Thomas Debt	means the indebtedness owing by Hartshorne Land, LLC to Gregory Wayne Thomas under a property deed of conveyance dated 28 February 2018, such indebtedness not to exceed [***] plus accrued interest.
Gregory Thomas Lien	means the Encumbrance granted by Hartshorne Land, LLC in favour of Gregory Wayne Thomas over the property referred to in the deed of conveyance dated 28 February 2018 between Hartshorne Land, LLC and Gregory Wayne Thomas.
Gross Debt

all Financial Indebtedness of the Obligors, including:

1    amounts drawn under the Term Loan Facility;

2    indebtedness under any Permitted Financial Indebtedness; and

3    any other amounts treated as Financial Indebtedness or its equivalent in the Parent’s audited consolidated financial statements,

but excluding:

4    indebtedness described in paragraph 1 of the definition of Permitted Financial Indebtedness;

5    Financial Indebtedness incurred in respect of any Equipment Finance Facility; and

6    any obligations owed to another Obligor.

Group	the group comprising each Obligor.
Group Structure Diagram	the group structure diagram in Schedule 7 as amended or updated by the delivery of a new diagram to the Agent under clause 8.1(h).

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Term	Meaning
GST	1 the goods and services tax levied under the GST Act; and 2 any sale or use tax imposed by any state or local government in the United States of America.
GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
Guarantee

any guarantee, suretyship, letter of credit, letter of comfort or any other obligation:

1    to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

2    to indemnify any person against the consequences of default in the payment of; or

3    to be responsible for,

any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person.

Hartshorne Land	Hartshorne Land, LLC.
Hartshorne Mining	Hartshorne Mining, LLC.
Hedge Arrangement	each interest rate, foreign exchange transaction, equity or equity index option, bond option, commodity swap, commodity option, cap transaction, currency swap transaction, cross-currency swap rate transaction or any other hedge or derivative agreement entered into by an Obligor, including any master agreement and any transaction or confirmation under it.
Hedge Obligations

in respect of Hedge Arrangements, the aggregate (without duplication) at the relevant time, whether or not due at such time, of:

1    the net marked-to-market obligations under all Hedge Arrangements; and

2    the net amount owing or deliverable under all Hedging Arrangements.

Holding Statement	any document or statement prepared by Computershare Investor Services Pty Limited (or other entity performing a similar role or service) evidencing the issue of the Options in favour of each Option Holder.

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Term	Meaning
Insolvency Event	the occurrence of any event specified in clause 12.1(i).
Interest Cover Ratio

in relation to any Calculation Date on or after [***], the ratio of:

1    CFADS for the Quarter ending on that Calculation Date; to

2    the aggregate of:

(a)     Interest Expense; and

(b)     interest and amounts in the nature of interest incurred in relation to any Permitted Financial Indebtedness other than interest and amounts in the nature of interest incurred under any Equipment Finance Facility, for the Quarter ending on that Calculation Date.

Interest Expense	for any period, interest and amounts in the nature of interest incurred under or in relation to the Term Loan Facility for that period.
Interest Payment Date	the last day of each Quarter.
Irrevocable Payment Direction	an irrevocable direction from the relevant Obligor to any purchaser under a Supply Agreement to pay all amounts under the relevant Supply Agreement to the Borrower’s Operating Account.
IWT Cap	on any day, the amount which is equal to [***] of the total interest paid or payable under this agreement in respect of half of the Total Commitments (but excluding any Tranche Two Commitment which, at the relevant time, is not or has not become an unconditional commitment under clause 2.2(a)), up to and including that day.
Lease	a lease, sublease, charter, hire purchase, hiring agreement or any other agreement or authorisation under which any property is or may be used or operated by a person other than the owner, including any coal or surface lease or sublease.
Lender

1    the Original Lenders;

2    any person who is a Substitute Lender; and

3    any Alternative T2 Lender who has acceded to this agreement as a party by executing an Accession Certificate in accordance with clause 19.4.

Lenders’ Technical Expert	any technical engineer appointed by the Agent in accordance with clause 8.23(a).

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Term	Meaning
Lending Office	in respect of a Lender, the office of that Lender set out opposite its name in Schedule 2 or any other office notified by the Lender under this agreement or in a Substitution Certificate.
Leverage Ratio	in relation to any Calculation Date on or after [***], the ratio of: 1 Gross Debt on that date; to 2 EBITDA for the 6 calendar months prior to that date, annualised.
LGE/KU	Louisville Gas and Electric Company and Kentucky Utilities Company.
LGE/KU Specification Coal	coal meeting the specifications provided under the LGE/KU Supply Agreement.
LGE/KU Supply Agreement	the coal supply agreement between the Borrower and LGE/KU dated 15 October 2015, as subsequently amended or varied from time to time including on 16 May 2016.
Life of Mine Plan

a life of mine plan which provides a summary of the forecast operation of the Project which:

1    is based on mining the Number 9 Seam first, as indicated in the applicable projections;

2    is in form and substance satisfactory to the Agent;

3    is approved by the board of directors of the Borrower;

4    is based on the Resources and Reserves Statement;

5    is supported by appropriately detailed studies and evidence of availability and suitability of resources including power, water, labour and equipment;

6    includes the following details and forecasts:

(a)     capital expenditure schedules and drawdown requirements;

(b)     mine plan and schedule for run of mine tons and Saleable Product;

(c)     bypass, washing and key Product specification assumptions;

(d)     capital, production and Project Costs;

(e)     Reclamation schedule;

(f)      cash flow; and

(g)     Taxes, royalties, administration costs and expenses; and

7    is divided into monthly periods for the first two years and Quarterly periods for the subsequent three years, and then annual periods for each subsequent year thereafter of the Project,

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Term	Meaning
as updated and amended from time to time as required under clause 8.1(f) and in accordance with clause 10.3. At the date of this agreement the Life of Mine Plan is Microsoft excel file named “Paringa Life of Mine Plan.xlsx”.
Loss	any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment.
LTE Appointment Deed	any deed entered into between any Lenders’ Technical Expert, the Borrower and the Agent.
Majority Lenders	Lenders whose Exposures aggregate more than 66 2/3rds of the aggregate Exposures.
Margin	1 in respect of a Lender (other than an Alternative T2 Lender), [***] per annum; or 2 in respect of an Alternative T2 Lender, as set out in its Accession Certificate.
Market Study	the “Market Study for Paringa’s Poplar Grove Mine” dated February 2018 as updated following the date of this agreement and prepared by Energy Ventures Analysis.
Marketable Securities	marketable securities as defined in section 9 of the Corporations Act and marketable securities in any limited liability company incorporated in the United States of America.
Material Adverse Effect

a material adverse effect on:

1    the ability of the Obligors (individually or taken as a whole) to perform their obligations under the Finance Documents;

2    the validity or enforceability of the Finance Parties’ rights and benefits under the Relevant Documents;

3    the validity or perfection or priority of any of the security interests created under the Security; or

4    the business, assets, operations or financial condition of the Obligors (taken as a whole).

Material Authorisation	at any time, each Authorisation which is necessary to be obtained and maintained by an Obligor for:

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Term	Meaning

1    the development, operation or financing of the Project and the Project Assets as planned and required in accordance with the Life of Mine Plan and the Annual Budget; or

2    the conduct by the Obligor of its businesses, operations or the Project (including under Environmental Law and Mining Law),

at that time and includes each Authorisation referred to in Schedule 11 that is required at that time based on the Life of Mine Plan.

Material Project Document

each of the following:

1    the Slope Contract;

2    the Dock Agreement;

3    any Supply Agreement;

4    any agreement relating to any Equipment Finance Facility;

5    each deed representing each Project Owned Property;

6    any document or contract which is material to the development, operation or financing of the Project and the Project Assets where the failure of such document or contract to have been executed, or the breach or non-performance of the terms and conditions of such document or contract would have, or would reasonably be expected to have, a Material Adverse Effect; and

7    any other document that the Agent and the Borrower agree in writing to be a Material Project Document.

Maturity Date	the date that is [***] years after the first Funding Date.
Minimum Account Balance	at any time, [***].
Mining Law

any and all current or future foreign or domestic, federal, state or local (or any other subdivision) statutes, ordinances, orders, rules, regulations, judgments of a Government Agency, or any other requirements of a Government Agency relating to surface or subsurface mining operations and activities including:

1    the Federal Coal Leasing Amendments Act;

2    the Surface Mining Control and Reclamation Act;

3    all other applicable land reclamation and use statutes and regulations;

4    the Federal Mine Safety Act of 1977;

5    the Black Lung Act; and

6    the Coal Industry Retiree Health Benefits Act of 1992,

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Term	Meaning
and any comparable state and local laws or regulations.
Nasdaq	the Nasdaq Stock Market.
Number 9 Seam	the WKY number 9 coal seam located on the Project Area.
Number 11 Seam	the WKY number 11 coal seam located on the Project Area.
Obligor	1 the Borrower; and 2 each Guarantor.
Officer

1    in relation to an Obligor, a director or a secretary, or a person notified to be an authorised officer, of the Obligor; or

2    in relation to a Finance Party, a director or a secretary of any person whose title includes the word ‘‘Director’, ‘Managing Director’, ‘Counsel’, ‘Attorney’, ‘President’, ‘Manager’ or ‘Vice President’, any officer (as that expression is defined in the Corporations Act) and any other person appointed by the Finance Party to act as its authorised officer for the purposes of this agreement.

Operating Accounts

1    the Dollar account opened by Hartshorne Land with an Account Bank;

2    the Dollar account opened by Hartshorne Mining with an Account Bank;

3    the Dollar account opened by the Borrower with an Account Bank; and

4    the Term Deposit Account,

in each case, as renumbered, redesignated or replaced from time to time.

Option Expiry Date	in respect of Options, the date [***] years from the Option Issue Date for those Options.
Option Issue Date	1 in relation to the Options (First Issuance) has the meaning given to it in clause 9.1(a)(1); and 2 in relation to the Options (Second Issuance), has the meaning given to it in clause 9.1(a)(2).

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Term	Meaning
Option Holder	in respect of an Option, the holder of that Option.
Options	1 the Options (First Issuance); and 2 the Options (Second Issuance).
Options (First Issuance)

the [***] American style call options:

1    each expiring on the Option Expiry Date;

2    each of which entitle the Option Holder to purchase one Share at the applicable Exercise Price;

3    issued by the Parent to (or at the direction of) the Original Lenders rateably in accordance with their Pro Rata Share as at the date of this agreement in consideration of the Original Lenders providing the Term Loan Facility to the Borrower; and

4    the issue of which has been evidenced in a Holding Statement issued to each Option Holder on the same day as any Funding Portion under Tranche One is provided.

Options (Second Issuance)

the [***] American style call options:

1    each expiring on the Option Expiry Date;

2    each of which entitle the Option Holder to purchase one Share at the applicable Exercise Price,

3    issued by the Parent to (or at the direction of) the Original Lenders rateably in accordance with their Pro Rata Share as at the date of this agreement in consideration of the Original Lenders providing the Term Loan Facility to the Borrower; and

4    the issue of which will be evidenced in a Holding Statement issued to each Option Holder on the same day as the Options (Second Issuance) are granted in accordance with clause 9.1(a)(2).

Option Terms	has the meaning given to it in clause 9.3(a).
Overdue Margin	[***] per annum.
Overdue Rate

the aggregate of:

1    the Overdue Margin;

2    the Margin; and

3    the Base Rate on the relevant date on which the Overdue Rate is calculated under clause  17, as determined by the Agent in accordance with the definition of “Base Rate” except that in making the determination all references in that definition to:

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Term	Meaning

●    ‘Funding Period’ are references to a period of the same length as any Funding Portion then outstanding or if no Funding Portion is then outstanding a period of [***] months;

●    ‘Rate Set Date’ are to the relevant date on which the Overdue Rate is calculated under clause 17; and

●    ‘Funding Portion’ are to the relevant overdue amount.

Paringa Accounts

each of:

1    the Dollar account opened by the Parent with [***] with account number [***];

2    the Australian dollar accounts opened by the Parent with [***] with account numbers [***] and [***]; and

any other accounts opened by the Parent with another Account Bank.

Payment Currency	the currency in which any payment is actually made.
Permitted Disposal

a Disposal:

1    of Product on arm’s length terms in the ordinary course of its ordinary business pursuant to a Supply Agreement or a Permitted Sales Agreement;

2    of assets other than Product on arm’s length terms in the ordinary course of business provided that the aggregate book value of, or consideration paid for, all assets Disposed of by each Obligor under this paragraph in any 12 month period does not exceed [***];

3    of assets or property which is expressly permitted by a provision of a Finance Document;

4    of assets which have become worn, obsolete or redundant;

5    of assets which are to be replaced by newly-acquired assets that perform substantially similar functions;

6    of cash solely for the purpose of exchange for the equivalent amount of cash in other currencies;

7    where the asset or property is sold, disposed or transferred to another Obligor and, after such sale, disposal or transfer, the Security Trustee continues to hold the benefit of an Encumbrance or Encumbrances over such asset or property that is the same in all material respects as each Encumbrance held prior to such sale, disposal or transfer; provided that prompt written notice of such sale, disposal or transfer shall be provided to the Security Trustee; provided further that such notice shall be given at least [***] days prior to such sale, disposal or transfer if, in connection with such sale, disposal or transfer, the Obligors must execute and deliver (and the relevant Obligors covenant to execute and deliver, prior to or concurrently with such sale, disposal or transfer, all necessary) additional documents or instruments to the Security Trustee in order to maintain an Encumbrance or Encumbrances over the asset or property sold, disposed or transferred that is the same in all material respects as each Encumbrance held prior to such sale, disposal or transfer;

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Term	Meaning

8    by way of an adjustment, discount or compromise made in the ordinary course of its ordinary business in respect of accounts receivable owed by a third party arising as a consequence or for the purpose of:

(a)   resolving any dispute with that third party; or

(b)   expediting the payment of any such accounts receivable having an original payment term of greater than [***] days,

provided that the aggregate of all such adjustments, discounts or compromises by Obligors does not exceed [***] in any 12 month period;

9    of mineral and/or surface rights through a lease or sub-lease made in the ordinary course of its ordinary business to a third party, but only if:

(a)     the mineable and merchantable coal underlying such property has been exhausted;

(b)     such lease or sublease (individually or collectively with other such Disposals) will not materially diminish the quantity, quality or mineability of the mineable and merchantable coal available for the Project; and

(c)     the lease or sub-lease will not materially and adversely affect the current or future planned operation of the Project;

10  resulting from a casualty or other insured damage to any Secured Property or any part thereof, but only if:

(a)   any resulting insurance proceeds are applied in accordance with clause 8.19; and

(b)   the loss of the Secured Property (or the affected part thereof) will not materially and adversely affect the current or future planned operation of the Project;

11  as a result of the expropriation, compulsory acquisition or condemnation by a Government Agency of a portion of the business or the assets of an Obligor in respect of which the Obligor is compensated, but only if:

(a)     the compensation is applied in accordance with clause 3.9; and

(b)     the loss of the business or assets of the Obligor (or the affected part thereof) will not materially and adversely affect the current or future planned operation of the Project; or

12  approved by the Agent in writing,

provided that, unless a contrary intention is expressly set out in one of the preceding paragraphs, each Disposal referenced above will only be a Permitted Disposal if the proceeds of such Disposal are deposited into one of the Accounts.

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Term	Meaning
Permitted Encumbrance

1    the Security;

2    existing royalty interests with respect to coal on the Project Tenements or the Cypress Project Tenements disclosed to the Agent prior to the date of this agreement and any future coal royalties granted in connection with the acquisition of any additional Project Tenements or Cypress Project Tenements provided those royalty interests are entered into in the ordinary course of business of the relevant Obligor or Obligors;

3    an Encumbrance to secure obligations under any Equipment Finance Facility provided that it is limited to an Encumbrance in respect of the equipment being financed;

4    servitudes, easements, rights of way, restrictions and other similar Encumbrances on real property imposed by law or incurred in the ordinary course of business and Encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject to the Encumbrance or interfere with the ordinary conduct of the business of any Obligor or the Project;

5    any of the following:

(a)     as to assets in Australia, an Encumbrance arising by operation of law in the ordinary course of ordinary business and not securing Financial Indebtedness;

(b)     a right of title retention over goods acquired in the ordinary course of ordinary business on the supplier’s usual terms (or on terms more favourable to an Obligor);

(c)     an Encumbrance granted under any hire purchase, conditional sale arrangement, consignment or any similar arrangement entered into in the ordinary course of ordinary business in respect of goods supplied to an Obligor on the supplier’s usual terms (or on terms more favourable to an Obligor);

(d)     under US law, Encumbrances for Taxes, assessments, charges or levies for which it has set aside sufficient reserves;

(e)     as to assets in the US, Encumbrances related to statutory liens arising by operation of law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s liens, but only while and to the extent such liens are inchoate and are not the subject of any enforcement action;

(f)      as to assets in the US, Encumbrances related to statutory liens arising by operation of law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s liens for which filing has been made or enforcement is being pursued, provided the aggregate amount of all such Encumbrances is less than [***];

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Term	Meaning

(g)     Encumbrances on cash used (whether directly or as collateral provided to a surety or for a letter of credit or similar instrument, including Encumbrances on cash granted to Argonaut Insurance Company with respect to the Surety Facility) for bonds or other letters of credit and guarantees related to the Project, surface mining and related permits, black lung insurance or self-insurance, supersedeas bonds, workers' compensation insurance or self-insurance or other bonds or guaranties required by a Government Agency in the ordinary course of the Obligors’ ordinary business in connection with their ongoing operations, provided that:

–    the aggregate amount of all cash covered by Encumbrances falling within this paragraph is equal to or less than [***] at any time; and

–    the Encumbrance is granted or exists in relation to Permitted Financial Indebtedness as described in paragraph 7 of the definition of Permitted Financial Indebtedness;

(h)     Encumbrances incurred in the ordinary course of ordinary business arising solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in respect of an acquisition of property or assets provided such acquisition is expressly permitted under this agreement; or

(i)      purported Encumbrances evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of its ordinary business, provided in each case that the secured amount is paid when due or is being contested in good faith on reasonable grounds and any secured amount which remains due after final determination or settlement of the contest is paid promptly;

6    any netting or set-off arrangement entered into by an Obligor in the ordinary course of banking arrangements for the purpose of netting or setting off debit and credit balances of its bank accounts in respect of reasonable fees charged by the bank at which the account is held in connection with the maintenance of that bank account or overdraft facilities permitted under paragraph 6 of the definition of Permitted Financial Indebtedness;

7    an Encumbrance arising as a consequence of a judgment if the judgment is satisfied promptly or its execution or enforcement is effectively stayed pursuant to a supersedeas or other bond, if required, and the claim to which it relates is being contested in good faith and any amount which remains due after final determination or settlement of the contest is paid promptly;

8    the Gregory Thomas Lien;

9    the Encumbrances granted in favour of:

(a)     [***] as set forth in the Option Agreement for Purchase of Real Estate dated 20 December 2017 between Bryan Miles Stratton and Harshorne Land; and

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Term	Meaning

(b)     [***] as set forth in the Option Agreement for Purchase of Real Estate dated 11 December 2017 between Miles Farms, LLC and Hartshorne Land; and

10  any other Encumbrance approved by the Agent in writing.

Notwithstanding anything in this definition of Permitted Encumbrance to the contrary, the following statutory super-priority liens shall not be considered a Permitted Encumbrance:

(a)     perfected statutory landlord’s liens;

(b)     statutory liens for unpaid wages; and

(c)     liens imposed in connection with reclamation performed by a third party following a bond forfeiture.

Permitted Financial Accommodation

any financial accommodation or any Guarantee provided by an Obligor in respect of financial accommodation:

1    under the Finance Documents;

2    provided by an Obligor to another Obligor;

3    where such Guarantee is provided in respect of Permitted Financial Indebtedness; or

4    with the Agent’s prior written consent.

Permitted Financial Indebtedness

1    any liability under any agreement (other than any Equipment Finance Facility) entered into in the ordinary course of its ordinary business for the acquisition of any asset or service the acquisition of which is expressly permitted by this agreement where payment for the asset or service is deferred for a period of not more than [***] days (other than where payment is deferred because the amount to be paid is being contested by an Obligor in good faith on reasonable grounds to the Agent’s satisfaction (acting reasonably)) and where the aggregate of all such Financial Indebtedness for all Obligors outstanding at any time does not exceed [***] at any time;

2    any Financial Indebtedness incurred or permitted to be incurred under any Finance Document;

3    any Financial Indebtedness owing under Subordinated Debt where the aggregate of all such Financial Indebtedness owing under Subordinated Debt at any time does not exceed [***];

4    Financial Indebtedness incurred in respect of any Equipment Finance Facility;

5    any Financial Indebtedness owed by an Obligor to another Obligor;

6    any Financial Indebtedness under any unsecured overdraft facilities entered into in the ordinary course of its banking arrangements provided that the aggregate of all such Financial Indebtedness of the Obligors falling within this paragraph is equal to or less than [***] at any time, and provided that no overdraft facility will be permitted in respect of any bank account which is held with the Agent;

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Term	Meaning

7    any Financial Indebtedness owing under the Surety Facility or in respect of any indemnity or reimbursement obligations in respect of any bonding facilities, letters of credit or similar instruments provided that the Financial Indebtedness outstanding at any time under any such facility or arrangement does not, in aggregate, exceed [***];

8    unsecured Financial Indebtedness not falling within paragraphs 1 to 7 of this definition which in aggregate with the Financial Indebtedness of each other Obligor not falling within paragraphs 1 to 7 of this definition is equal to or less than [***] at any time;

9    the Gregory Thomas Debt; or

10  any other Financial Indebtedness approved by the Agent,

and includes a Guarantee of any amounts referred to in paragraphs 1 to 8 of this definition, inclusive.

Permitted Sales Agreement

any agreement entered into by an Obligor for the sale of any Product from the Project which is entered into on terms:

1    that provide for a fixed price for Product sold of at least [***] per ton on a [***] BTU basis (and the parties agree that the fixed Price per ton for Product sold may be adjusted on a linear basis in accordance with the BTU content per ton of that Product); and

2    which are market standard and not unusually onerous on the Obligor.

Pollutant	a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste, which is prohibited, limited or regulated by any Government Agency or which may or could pose a hazard to health and safety or to the indoor or outdoor environment.
Poplar Grove Coal Mine	the coal mine located in the Project Area and on the Project Tenements in the McLean and Hopkins Counties, Kentucky, United States of America.
Potential Event of Default	any thing which would become an Event of Default on the giving of notice (whether or not notice is actually given), the expiry of time, the making of any determination, or any combination of the above.
Power	any right, power, authority, discretion or remedy conferred on a Finance Party, a Receiver or an Attorney by any Finance Document or any applicable law.

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Term	Meaning
PPSA	the Personal Property Securities Act 2009 (Cth).
PPS Regulations	the regulations made under the PPSA.
PPSA Secured Party	a secured party as defined in the PPSA.
PPSA Security Interest	a security interest as defined in the PPSA and to which that Act applies.
Premises	any property owned or occupied by an Obligor or which is used by an Obligor to carry on any activities including the Project.
Principal Outstanding	in relation to the Term Loan Facility at any time, the aggregate principal amount of all outstanding Funding Portions under the Term Loan Facility at that time.
Product	all extracted coal, coal by-products and minerals extracted with coal or as a consequence of the extraction of coal and derived from the Project Area and the Cypress Project Area.
Project	the development and operation by the Project Obligors of: 1 a mine to exploit the Product resources at the Poplar Grove Coal Mine; and 2 the Dock Area.
Project Area	the aggregate area of the areas in the McLean and Hopkins Counties, Kentucky, United States of America, that are delineated as the “Poplar Grove Project Area” and the “Dock Area” on the maps set out in parts A and B of Schedule 13, respectively.
Project Assets

all the right, title and interest both present and future of the Project Obligors which is attributable to the Project and includes all the right, title and interest both present and future of the Project Obligors in, to, under or derived from:

1    the Project Tenements;

2    the Project Owned Property;

3    the Product;

4    the Project Area and the Dock Area, including any title to or interest in land in the Project Area now or at a later time held any Project Obligor;

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Term	Meaning

5    every contract for the use by any third party of any of the assets and property included in the Project;

6    the Material Authorisations and all other Authorisations in relation to the Project;

7    the Project Documents relating to the Project;

8    the proceeds of any insurance in respect of the Secured Property;

9    all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological, geochemical and geophysical work, feasibility studies and other operations conducted with respect to the Project Area; and

10  all buildings, improvements, conveyor structure and belts, structures, systems, fixtures, trade fixtures, plant, machinery, tools and other personal property at any time used or intended for use in connection with or incidental to the exploration, mining, storage, transporting and processing of Product from the Project Area and all associated facilities and infrastructure.

Project Costs

for any applicable period, all costs and expenses incurred and paid (or in respect of a future period, projected to be payable) by the Project Obligors in relation to the operation and maintenance of the Project and the holding of, and maintaining compliance with applicable law and agreements with respect to, the Cypress Project Tenements, the Cypress Owned Property and the Cypress Coal Mine in that period, including:

1    operating and routine maintenance expenses;

2    royalties in respect of the Project Assets, the Cypress Project Tenements, the Cypress Owned Property or any Product from the Cypress Coal Mine;

3    payments under or in respect of any Project Tenement or Cypress Project Tenement;

4    essential or non-discretionary capital expenditure;

5    payments under or in respect of any Project Documents;

6    wages, salary and other management and overhead costs;

7    taxes;

8    rates and charges;

9    Reclamation costs;

10  Financing Costs;

11  amounts payable in connection with any Equipment Finance Facility;

12  discretionary capital expenditure related to the expansion of the Projects from [***] tons per annum to [***] tons per annum as set out in the Life of Mine Plan; and

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Term	Meaning
13 exploration and other expenditures agreed between the Borrower and the Agent (acting on the instructions of the Majority Lenders).
Project Documents

1    each document referred to in Schedule 12;

2    any contract, agreement, memorandum of understanding or other arrangement relating to the development, operation or financing of the Project and the Project Assets;

3    any contract, agreement, memorandum of understanding or other arrangement for or in connection with the Project relating to:

(a)     contract mining, earthmoving and crushing;

(b)     access and use of land in relation to the Project and infrastructure; or

(c)     transportation, barging, handling or ship loading;

4    any contract, agreement, memorandum of understanding, lease or licence relating to the Cypress Coal Mine, the Cypress Project Area or the Cypress Project Tenements; and

5    any other document that the Agent and the Borrower agree in writing to be a Project Document.

Project End Date	the date on which the last revenue from the last ton of reserve will be received as projected in the Life of Mine Plan.
Project Obligor	1 the Borrower; 2 Hartshorne Mining; 3 Hartshorne Land; and 4 any other Obligor that holds or owns any Project Assets.
Project Owned Property	the real property interests in the Project Area owned by any Project Obligor listed in part B of part 1 of Schedule 10.
Project Tenements

1    the coal lease and sublease agreements and any other leases and licenses in respect of the Project Area including those listed in part A of part 1 of Schedule 10;

2    any leases, licenses and other rights in respect of, and all entitlements of a Project Obligor to access and use, the surface area of the Project Area whether listed in Schedule 10 or otherwise including, without limitation, the Project Owned Property and the Dock Agreement;

3    all entitlements of a Project Obligor to conduct exploration, prospecting, mining, transportation or processing activities with respect to the Project Area including in respect of Project Owned Property and under all coal lease and sublease agreements and any other leases and licenses in respect of the Project Area;

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Term	Meaning

4    any present or future interest from time to time held by or on behalf of a Project Obligor in any present or future right, lease, licence, claim, easement, permit or other authority which confers or may confer a right to prospect, transport or explore for or mine any metals or minerals in respect of the Project Area;

5    any present or future renewal, extension, modification, substitution, amalgamation or variation of any of the mineral and/ or surface rights described above (whether extending over the same or a greater or lesser area); and

6    any present or future application for or an interest in any of the above which confers or which, when operated, will confer the same or similar rights in relation to the Project Area.

Project Tenements Dataroom	the electronic document compilation maintained on “Sharefile” which contains executed copies of each Project Tenement and Cypress Project Tenement, is operated and maintained by the Obligors and in respect of which the Agent and the Lenders and their legal advisers are given free and unfettered access.
Pro Rata Share

1    when used in the context of a Lender’s participation in Tranche One at any time, the Tranche One Commitment of that Lender expressed as a percentage of the aggregate Tranche One Commitments of all Lenders at that time;

2    when used in the context of a Lender’s participation in Tranche Two at any time, the Tranche Two Commitment of any Lender that has given a written confirmation under clause 2.2(a) or of any Alternative T2 Lender, in each case expressed as a percentage of the aggregate Tranche Two Commitments of all such Lenders at that time;

3    when used in the context of a Lender’s participation in the Term Loan Facility more generally at any time, the Commitment of that Lender expressed as a percentage of the Total Commitments at that time, including any conditional Tranche Two Commitment notwithstanding that no Lender has provided any written confirmation under clause 2.2(a) at the relevant time; and

4    when used in the context of clause 6.12(b) at any time, the Commitment of that Lender expressed as a percentage of the Total Commitments at that time, but excluding any conditional Tranche Two Commitment of a Lender to the extent that Lender has not provided the written confirmation under clause 2.2(a) at the relevant time.

Quarter	a period of 3 months ending on a Quarter Date.
Quarter Date	each 31 March, 30 June, 30 September and 31 December.

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Term	Meaning
Quasi-Security

any transaction or arrangement whereby an Obligor:

1    sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re acquired by an Obligor or any other member of the Group;

2    sells, transfers or otherwise disposes of any of its receivables on recourse terms;

3    enters into any title retention arrangement in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

4    enters into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

5    enters into any other preferential arrangement having a similar effect.

Ramp Up Test

the Project has demonstrated for [***] consecutive months of operation that:

1    Product sales meeting the requirements of the Supply Agreements exceed [***] tons in each month in that [***] month period;

2    Product sales in the second month exceed Product sales in the first month (adjusted for the number of days on which Product is or is scheduled to be produced at the Project);

3    the all-in unit costs in respect of each month are not more than [***] of those forecast in the Annual Budget;

4    the Total Product Yield is not less than [***] in each month; and

5    the Illinois Basin [***] BTU spot coal price is greater than [***] per ton.

Rate Set Date	in relation to a Funding Period, two Business Days before the first day of that Funding Period.
Ratio	1 the Current Ratio; 2 the Interest Cover Ratio; 3 the Reserve Tail Ratio; or 4 the Leverage Ratio.
Receiver	a receiver or receiver and manager appointed under a Security or a person or entity having the same or similar capacity, authority or rights under US law.

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Term	Meaning
Reclamation	the reclamation and restoration of land, water and any future, current or former mines, and any other environmental effect of such mines or coal mining operations, as required pursuant to any Mining Law.
Refinancing Deed	the deed to be entered into by Macquarie Bank Limited and the Finance Parties in relation to the refinancing of the amounts owing under the Existing Facility Agreement.
Related Body Corporate	a related body corporate as defined in section 50 of the Corporations Act.
Related Fund	In relation for a fund (the first fund) means a fund which is managed or advised by the Agent, Tribeca Investment Partners Pty Ltd or an entity Controlled by Tribeca Investment Partners Pty Ltd.
Relevant Currency	the currency in which a payment is required to be made under the Finance Documents and, if not expressly stated to be another currency, is Dollars.
Relevant Documents	1 the Project Documents; and 2 the Finance Documents.
Relevant Number	has the meaning given to it in clause 9.2(a)(1).
Relevant Supply Date

the later of:

1    the first day of the calendar month following the date that is [***] months after the Borrower has made the initial capital expenditure related to the Third Production Unit; and

2    1 January 2020.

Remedy Period	has the meaning given to it in clause 12.5(c)(1).
Repeating Representation	has the meaning given in to it in clause 7.2(b).
Reserve Tail Ratio

the percentage of proved and probable reserves that remain to be mined or treated following the Maturity Date divided by:

1    the total proved and probable reserves at the commencement of the Project (as stated in the Life of Mine Plan at Financial Close); or

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Term	Meaning
2 the total proved and probable reserves in a subsequent revision of the Life of Mine Plan (which has been approved by the Agent for use in this calculation).
Resources and Reserves Statement	the statement prepared by Marshall, Miller & Associates as updated in March 2017 including the Project’s coal resources and reserves prepared in accordance with the JORC Code 2012.
Restricted Payment

any:

1    dividend, charge, interest, payment or other distribution in respect of, or redemption, repurchase, defeasance or retirement of, the share capital of an Obligor;

2    redemption, repurchase, defeasance, retirement or repayment of principal or payment of interest or other amounts on or under any loans to;

3    Financial Accommodation provided; or

4    any payment (other than payments for goods supplied or services rendered to an Obligor on arms’ length terms) to any holder of share capital of the Parent.

Retiring Lender	a Lender which substitutes a Substitute Lender under clause 19.3 for any of its Commitment.
Revenue

for any applicable period, all revenues and other amounts in the nature of revenues, received (or in respect of a future period, projected to be received) by the Project Obligors in relation to the Project in that period including:

1    all revenues received in respect of the Project including all proceeds under any Supply Agreement and Permitted Sales Agreement;

2    proceeds from business interruption insurance, provided the claim has been accepted by the insurer in writing and the Agent is satisfied (acting reasonably) that the claim will be paid or payable on a fixed date within that applicable period;

3    interest on the Accounts and any other interest income;

4    net proceeds from the sale or Disposal of assets permitted under the Finance Documents; and

5    other income of a revenue nature or a revenue substitution nature (including any (i) amounts payable to an Obligor arising under or in connection with the performance warranty provisions (including performance liquidated damages) of the Project Documents (excluding liquidated damages for delay not actually received by a Project Obligor), and (ii) proceeds of any bank guarantee, performance bond and other security given to an Obligor under any Project Document),

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Term	Meaning
but excluding (i) any insurance proceeds (other than from business interruption insurance cover); (ii) any proceeds of Financial Indebtedness and Equity; and (iii) any amounts received by an Obligor under any Equipment Finance Facility, in each case received in that period.
Review Event	has the meaning given in clause 12.5(a).
Saleable Product	Product that is, or is eligible to be, sold pursuant to Permitted Sales Agreement, or any Product that is not earmarked to be sold under a specific Permitted Sales Agreement but which would satisfy the coal specifications under an existing Permitted Sales Agreement at that time.
Same Day Funds	a bank cheque or other immediately available (and freely transferable) funds.
Secured Moneys

all debts and monetary liabilities of each Obligor to the Finance Parties under or in relation to any Finance Document and in any capacity, irrespective of whether the debts or liabilities:

1    are present or future;

2    are actual, prospective, contingent or otherwise;

3    are at any time ascertained or unascertained;

4    are owed or incurred by or on account of any Obligor alone, or severally or jointly with any other person;

5    are owed to or incurred for the account of any Finance Party alone, or severally or jointly with any other person;

6    are owed to any other person as agent (whether disclosed or not) for or on behalf of any Finance Party;

7    are owed or incurred as principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account;

8    are owed to or incurred for the account of any Finance Party directly or as a result of:

(a)     the assignment or transfer to any Finance Party of any debt or liability of any Obligor (whether by way of assignment, transfer or otherwise); or

(b)     any other dealing with any such debt or liability;

9    are owed to or incurred for the account of a Finance Party before the date of this agreement or before the date of any assignment of this agreement to any Finance Party by any other person or otherwise; or

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Term	Meaning
10 comprise any combination of the above.
Secured Property	the property subject to a Security.
Security

1    a general security agreement granted in favour of the Security Trustee by each Obligor incorporated in Australia;

2    a share mortgage granted in favour of the Security Trustee by each Obligor in respect of the shares of each other Obligor registered in Australia;

3    any Encumbrance granted by an Obligor in favour of the Security Trustee under this agreement or the benefit of which the Security Trustee acquires from an Obligor after the date of this agreement as security for, among other things, the payment of any of the Secured Moneys including any Security as defined in a Finance Document;

4    each US Law Security;

5    any Collateral Security; or

6    any other document which the Security Trustee and the Borrower agree is a Security for the purposes of this agreement.

Security Provider	a person who has granted a Security.
Security Trust	the security trust constituted under the Security Trust Deed.
Security Trust Deed	the security trust deed dated on or about the date of this agreement between the Borrower, the Security Trustee and the initial Security Providers.
Security Trustee Fee Letter	the fee letter dated on or about the date of this agreement between the Borrower and the Security Trustee for the purpose of clause 6.24 (Fees) of the Security Trust Deed.
Settlement Price	has the meaning given to it in clause 9.2(a)(2).
Shares	ordinary shares of the Parent.
Slope Contract	the unit price contract for the “Poplar Grove Slope” between the Slope Contractor and Hartshorne Mining dated 26 October 2017.

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Term	Meaning
Slope Contractor	Frontier-Kemper Constructors, Inc.
Subordinated Debt	any Financial Indebtedness made available to an Obligor which is subordinated to the Term Loan Facility pursuant to a Subordination Deed.
Subordination Deed	a subordination deed on terms satisfactory to the Agent (acting reasonably).
Subsidiary

1    in respect of any entity incorporated or established in Australia, a subsidiary as defined in section 46 of the Corporations Act; or

2    in respect of any entity incorporated or established in the United States of America, that entity will be a subsidiary of another entity (the holding company) if:

(a)     the holding company owns, directly or indirectly, more than 50% of the equity or ordinary voting power in that entity; or

(b)     the holding company has the power to direct or cause the direction of the management and policies of that entity, whether through ownership of voting, by contract or otherwise.

Substitution Certificate	a certificate in the form of Attachment 1 which is executed pursuant to clause 19.3.
Substitute Lender	a person substituted by a Lender under clause 19.3 for any of the Lender’s Commitment.
Supply Agreement	1 the LGE/KU Supply Agreement; 2 the AEP Supply Agreement; 3 the Big River Supply Agreement; and 4 any other Permitted Sales Agreement.
Surety Facility

the surety and bonding facility provided by Argonaut Insurance Company to the Borrower and Hartshorne Mining pursuant to the following agreements:

1    the General Indemnity Agreement made between the Borrower, Hartshorne Mining and Argonaut Insurance Company dated 17 September 2015;

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Term	Meaning

2    the Parent Company Guarantee granted by the Parent in favour of Argonaut Insurance Company dated 17 September 2015;

3    the account control agreement between Texas Capital Bank, N.A., Argonaut Insurance Company and Hartshorne Mining dated 11 May 2017; and

4    the Collateral Security Agreement between Hartshorne Mining and Argonaut Insurance Company dated 11 May 2017.

Tax

1    any tax including the GST, levy, charge, impost, duty, fee, deduction, assessment, compulsory loan or withholding; or

2    any income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above.

Tax Act	the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) as applicable.
Tax Invoice	includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit.
Term Deposit Account	the Dollar term deposit account opened by the Borrower with any Account Bank, as renumbered, re-designated or replaced from time to time.
Term Loan Facility	the $56,000,000 loan facility made available by the Lenders to the Borrower under this agreement in 2 tranches: 1 Tranche One; and 2 Tranche Two.
Third Production Unit	means the third production unit to be constructed for the Project.
Term Loan Facility Fee Letter	the fee letter titled ‘Poplar Grove Coal Mine Term Facility Agreement – Term Loan Facility Fee Letter’ dated on or about the date of this agreement between the Borrower and the Agent.
Threshold All in Unit Costs

the aggregate of the amounts calculated in accordance with this definition:

1    for each month during the relevant period prior to [***], [***] of the forecast All in Unit Costs for producing Saleable Product as set out in the Life of Mine Plan for that month; and

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Term	Meaning
2 for each month during the relevant period after [***], [***] of the forecast All in Unit Costs for producing Saleable Product as set out in the Life of Mine Plan for that month.
Threshold Saleable Product

the aggregate of the amounts calculated in accordance with this definition:

1    for each month during the relevant period prior to [***], [***] of the forecast Saleable Product to be produced from the Project for that month as set out in the Life of Mine Plan; and

2    for each month during the relevant period after [***], [***] of the forecast Saleable Product to be produced from the Project for that month as set out in the Life of Mine Plan.

Title Document	any original, duplicate or counterpart certificate or document that creates or reflects an ownership or leasehold interest or use right in real property or personal property.
Total Commitments	at any time, the aggregate of the Commitments of the Lenders at that time.
Total Current Assets	the aggregate amount of the total current assets of each Obligor as of the applicable Calculation Date, as shown in or determined by reference to (as applicable) the most recent Financial Report given to the Agent or other financial statements prepared by the Obligors in accordance with this agreement, but excluding any cash of an Obligor which collateralises obligations in respect of surety bonds, performance bonds, letters of credit, bank guarantees or other similar instruments.
Total Current Liabilities

the aggregate amount of the total current liabilities of each Obligor as of the applicable Calculation Date, as shown in or determined by reference to (as applicable) the most recent Financial Report given to the Agent or other financial statements prepared by the Obligors in accordance with this agreement, excluding:

1    Principal Outstanding under the Term Loan Facility;

2    any principal amount outstanding as described in paragraph 3 of the definition of Permitted Financial Indebtedness; and

3    amounts payable under any Equipment Finance Facility for the [***] – [***] month (inclusive) of the following 12 month period.

Total Product Yield

in respect of a calendar month, the ratio of:

1     Marketable Product Tons, being the number of tons that are capable of being used to satisfy sales of Product under any of the Supply Agreements for that month; to

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Term	Meaning
2 Raw Coal Production Tons, being the run of mine coal production delivered to the raw coal stockpile for that month.
Total Undrawn Commitments	at any time, the aggregate of the Undrawn Commitment (Term Loan) of the Lenders at that time.
Total Undrawn Tranche One Commitments	at any time, the aggregate of the Undrawn Commitment (Tranche One) of the Lenders at that time.
Total Undrawn Tranche Two Commitments	at any time, the aggregate of the Undrawn Commitment (Tranche Two) of the Lenders at that time.
Tranche One	the $40,000,000 tranche of the Term Loan Facility made available under this agreement.
Tranche One Commitment

1     in relation an Original Lender, the Tranche One Commitment set out in Schedule 2 in respect of that Original Lender; and

2     in relation to any other Lender, the amount of Tranche One Commitment transferred to it under this agreement,

to the extent not cancelled, reduced or transferred by it under this agreement.

Tranche Two	subject to clause 2.2(a), the uncommitted $16,000,000 tranche of the Term Loan Facility made available under this agreement.
Tranche Two Commitment

subject to clause 2.2(a):

1     in relation to an Original Lender, the Tranche Two Commitment set out in Schedule 2 in respect of that Original Lender;

2     in relation to an Alternative T2 Lender, the Tranche Two Commitment set out in its Accession Certificate; and

3     in relation to any other Lender, the amount of Tranche Two Commitment transferred to it under this agreement,

to the extent not cancelled, reduced or transferred by it under this agreement.

Tranche Two Funding Gap	at any time, an amount which is equal to the difference (if any) between:

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Term	Meaning

1    the Tranche Two Commitment; and

2    the aggregate sum of:

●    the Tranche Two Commitment of each Lender that has provided the written confirmation contemplated under clause 2.2(a); and

●    the Tranche Two Commitment of each Alternative T2 Lender.

Tripartite Agreement	1 the Equipment Finance Tripartite Agreement; and 2 any other document which at any time the Agent and the Borrower agree is a Tripartite Agreement for the purposes of this agreement.
Undrawn Commitment (Term Loan)	in respect of a Lender at any time, the Commitment of that Lender at that time less the Principal Outstanding provided by that Lender under the Term Loan Facility at that time.
Undrawn Commitment (Tranche One)	in respect of a Lender at any time, the Tranche One Commitment of that Lender at that time less the Principal Outstanding provided by that Lender under Tranche One at that time.
Undrawn Commitment (Tranche Two)	in respect of a Lender at any time, the Tranche Two Commitment of that Lender at that time less the Principal Outstanding provided by that Lender under Tranche Two at that time.
US	the United States of America.
US Law Security

1    a pledge and security agreement granted in favour of the Security Trustee by HCM Resources Pty Ltd (ACN 155 327 521) and each Obligor incorporated in the US evidencing a first priority security interest in the personal property collateral of each Obligor (including over shares or other ownership interests of any other Obligor incorporated in the US);

2    an unconditional guaranty by each Obligor incorporated in the US in favour of the Finance Parties;

3    a fee and leasehold mortgage, fixture filing and as-extracted collateral filing granted in favour of the Security Trustee by each US Obligor owning or maintaining any (a) real property interests or any of the Project Tenements within the Project Area; or (b) real property interests or any of the Cypress Project Tenements within the Cypress Project Area, and such mortgage, fixture filing and as-extracted collateral filing to be registered in County Clerk’s office of Hopkins and McLean Counties, Kentucky evidencing a first priority security interest in the real property collateral, fixtures and the as-extracted collateral of each US Obligor;

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Term	Meaning
4 UCC-1s from each Obligor organised in the State of Delaware and registered with the Delaware Secretary of State; and 5 each Account Bank Deed in favour of the Security Trustee.
US Obligor	1 Hartshorne Holdings, LLC; 2 Hartshorne Mining Group, LLC; 3 Hartshorne Mining; and 4 Hartshorne Land.
US Tax Obligor

the Borrower where:

1    it is resident for tax purposes in the US; or

2    some or all of its payments under the Finance Documents are from sources within the US for US federal income tax purposes or otherwise subject to withholding or backup withholding tax in the United States of America.

1.3	Interpretation

In this agreement headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	an expression suggesting or referring to a natural person or an entity includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)	a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.3(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to, this agreement and a reference to this agreement includes any attachment, exhibit and schedule;

(g)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

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(h)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(j)	a reference to a party to any document includes that party’s successors and permitted assigns;

(k)	a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)	a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(m)	a reference to a document includes any agreement in writing, or any certificate, notice, deed, instrument or other document of any kind;

(n)	no provision of this agreement may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(o)	a reference to drawing, accepting, endorsing or other dealing with a Bill refers to drawing, accepting, endorsing or dealing within the meaning of the Bills of Exchange Act 1909 (Cth);

(p)	a reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(q)	a statement by a person that any information or matter is the case ‘to the best of its knowledge and belief’ means that such person has taken all reasonable care to ensure that such information or matter is in fact the case and that such person is not aware of any other information or matter that could affect the accuracy of such information or matter;

(r)	a reference to st is to short tonne;

(s)	references to time are to Sydney time;

(t)	where an act is required to be performed ‘promptly’, it shall be performed within as short a period as reasonably possible from the moment when the act could reasonably be performed, taking into account all of the circumstances; and

(u)	an Event of Default is ‘continuing’ or ‘subsisting’ if it has not been:

(1)	remedied to the satisfaction of the Agent (acting on the instructions of the Majority Lenders) before a Power relating to that Event of Default is exercised; or

(2)	waived in writing by the Agent (acting on the instructions of the Majority Lenders).

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1.4	Inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included unless there is express wording to the contrary.

1.5	Business Day

Except where clause 6.2 applies, where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

1.6	PPSA incorporated definitions

The following words and phrases defined in the PPSA have the same meaning in this agreement when used in this agreement with initial capital letters. Where used in this agreement without capital letters, they have their ordinary meaning:

(a)	Accession;

(b)	Chattel Paper;

(c)	Commingled;

(d)	Investment Instrument; and

(e)	Negotiable Instrument.

1.7	Accounting Standards

Any accounting practice or concept relevant to this agreement is to be construed or determined in accordance with the Accounting Standards.

1.8	Limitation on liability of Equity Trustees Limited

(a)	Equity Trustees Limited (ABN 46 004 031 298) (Trustee) has entered into this agreement in its capacity as trustee of the Tribeca Global Natural Resources Credit Fund (Fund) and not in its personal capacity, or in its capacity as trustee of any trust other than the Fund.

(b)	A liability of the Trustee arising under or in connection with this agreement is strictly limited, and can only be enforced against the Trustee, to the extent to which it can be satisfied out of the assets of the Fund or the Trustee is actually indemnified for the liability. This limitation will not apply to any obligation or liability of the Trustee only to the extent that it is not so satisfied because there is a reduction in the extent of the Trustee's indemnification out of the assets of the Fund caused by the Trustee's fraud, wilful default or gross negligence.

(c)	Subject to clause 1.8(e), a party may not take any step to:

(1)	have an administrator appointed to the Trustee;

(2)	have a receiver appointed to the Trustee, other than a receiver of all or part of the assets of the Fund only;

(3)	have the Trustee wound up, or prove in any winding up of the Trustee;

(4)	obtain a judgment against the Trustee for the payment of money;

(5)	carry out any distress or execution on any property of the Trustee; or

(6)	exercise any:

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(A)	right of set-off;

(B)	right to combine or consolidate accounts; or

(C)	banker's lien,

against the Trustee in connection with the Trustee's obligations under or in connection with this agreement.

(d)	Subject to clause 1.8(e), a party to this agreement has no rights against or recourse to any related body corporate, shareholder, director, officer, employee, attorney, agent or other controlling person of the Trustee in connection with the Trustee's obligations under or in connection with this agreement.

(e)	The other provisions of this clause do not affect a right to:

(1)	proceed against the Trustee or the Fund to the extent necessary to obtain the benefit of the recourse allowed by this clause;

(2)	obtain an injunction, restraining order or declaration concerning the Fund or the Trustee's obligations under or in connection with this agreement; and

(3)	proceed against the Trustee or the Fund following, or the liability of the Trustee in respect of, any fraud, wilful default or gross negligence of the Trustee.

(f)	Nothing in clause 1.8(e) shall make the Trustee liable to any claim for an amount greater than the amount which the other parties would have been able to claim and recover from the assets of the Fund in relation to the relevant liability if the Trustee's right of indemnification out of the assets of the Fund had not been prejudiced by the Trustee's fraud, wilful default or gross negligence.

(g)	This clause applies despite any other provisions of this agreement or any principle of equity or law to the contrary.

1.9	Security Trust Deed

(a)	This agreement is entered into subject to, and with the benefit of, the terms of the Security Trust Deed.

(b)	Notwithstanding anything to the contrary in this agreement, the terms of the Security Trust Deed will prevail if there is a conflict between the terms of this agreement and the terms of the Security Trust Deed.

(c)	The fact that a provision of this agreement is expressed to be subject to the terms of the Security Trust Deed does not mean, and will not be taken to mean, that any other provision of this agreement is not so subject.

1.10	Capacity of Security Trustee

(a)	The Security Trustee enters into this agreement as trustee of the Security Trust established under the Security Trust Deed.

(b)	Clause 1.7 (Security Trustee’s limitation of liability) of the Security Trust Deed is incorporated in this agreement as if set out in full, mutatis mutandis.

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2	Conditions precedent

2.1	Conditions precedent to Financial Close and Tranche One

Financial Close will not occur, and a Lender is not obliged to provide its Commitment or its Pro Rata Share of the first Funding Portion under Tranche One until the Agent has received all of the following in form and of substance satisfactory to the Agent:

(a)	officer’s certificate: an officer’s certificate in the form of Schedule 4 given in respect of each Obligor and dated no more than [***] Business Days before the first Funding Date;

(b)	Finance Documents: originals of each of the following Finance Documents:

(1)	this agreement;

(2)	each Fee Letter;

(3)	each Account Bank Deed;

(4)	the Refinancing Deed;

(5)	each Security;

(6)	the Security Trust Deed;

(7)	each Tripartite Agreement; and

(8)	each Irrevocable Payment Direction,

in each case duly executed by all parties to them other than the Finance Parties and, where applicable:

(9)	duly stamped or, if not duly stamped, evidence satisfactory to the Agent that they will be duly stamped; and

(10)	(if relevant) in registrable form together with all executed documents necessary to register them;

(c)	security perfection: evidence that each Security has been perfected in a manner satisfactory to the Agent (other than in respect of:

(1)	any registration that is customarily carried out by a Finance Party; and

(2)	any registrations of Security over any real property interests located in the US) which registrations must be carried out on or before the date which is [***] days after Financial Close in accordance with clause 8.18(c);

(d)	Project Documents: a certified copy of each Project Document other than each Project Tenement and Cypress Project Tenement, in each case duly executed by all parties to it;

(e)	Title Documents: each Title Document required to be lodged with a Finance Party under any Finance Document or, in the case of title documents in the possession of Macquarie Bank Limited, evidence that those Title Documents will be delivered to the relevant Finance Party at or within an agreed period after Financial Close;

(f)	Due Diligence Report: a copy of each Due Diligence Report and otherwise satisfactory completion of legal due diligence;

(g)	Financial Reports: a certified copy of the most recent Financial Report and semi-annual consolidated financial statements of the Parent and the Obligors on a combined basis;

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(h)	Annual Budget: a certified copy of the initial Annual Budget;

(i)	Life of Mine Plan: a certified copy of the current Life of Mine Plan;

(j)	Ratios: the Life of Mine Plan demonstrates that the Obligors are in compliance with clause 8.24;

(k)	Resources and Reserve Statement: a certified copy of the Resources and Reserves Statement;

(l)	enquiries: results of searches, enquiries and requisitions in respect of each Obligor and the Secured Property;

(m)	insurance: copies of certificates of currency in relation to insurance satisfying the requirements in clause 8.19 and naming the Security Trustee as loss payee and the Finance Parties as additional insureds;

(n)	opinions: a legal opinion addressed to the Agent, the Security Trustee and each Original Lender from:

(1)	Herbert Smith Freehills in respect of:

(A)	due execution by each Australian Obligor of each Finance Document (other than each Fee Letter, Holding Statement and Irrevocable Payment Direction) to which it is a party and which is entered into on or before Financial Close; and

(B)	enforceability as against each Obligor of each Finance Document (other than each Fee Letter, US Law Security, Holding Statement, Tripartite Agreement, Irrevocable Payment Direction and any LTE Appointment Deed) to which it is a party and which is entered into on or before Financial Close; and

(2)	Frost Brown Todd in respect of:

(A)	due execution by each US Obligor of each Finance Document to which it is a party and which is entered into on or before Financial Close; and

(B)	enforceability as against each Obligor of each US Law Security, Tripartite Agreement and any LTE Appointment Deed to which it is a party and which is entered into on or before Financial Close;

(o)	fees: the Agent is satisfied that there are satisfactory arrangements in place in respect of the payment of all fees and expenses due to the Agent, the Security Trustee and the Lenders (including fees of their consultants and advisors) up to Financial Close;

(p)	Supply Agreements: the Borrower has provided a representation in its officer's certificate provided under clause 2.1(a) stating that it is in compliance with its obligations under the LGE/KU Supply Agreement as at the date of such certificate;

(q)	Irrevocable Payment Direction: evidence that the Borrower has delivered, or will deliver within an agreed period after Financial Close, an Irrevocable Payment Direction to the purchaser under any Supply Agreement requiring payment into the Borrower’s Operating Account;

(r)	know your client: documentation and other evidence requested by the Agent in relation to each Obligor to satisfy the ‘know your customer’, ‘know your client’, ‘client vetting’ or similar procedures of any Finance Party;

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(s)	no Default or Review Event: no Default or Review Event has occurred which is continuing and no Default or Review Event will result from the Funding Portion being provided;

(t)	warranties correct: each representation and warranty set out in clause 7 is true, correct and not misleading (whether by omission or otherwise) in any material respect;

(u)	ownership interest: evidence of the Project Obligor's ownership interest in the Project and the Project Area, and in the Cypress Coal Mine and the Cypress Project Area including evidence that:

(1)	the Project Obligors own all of the Project Owned Property and the Cypress Owned Property; and

(2)	that the Project Obligors have all necessary rights to access the Project Area and the Cypress Project Area;

(v)	Project Tenements: evidence that:

(1)	the Project Obligors have entered into and hold (i) [***] of all applicable Project Tenements applicable to the first [***] years of mineable Product for the Project and (ii) [***] of the applicable Project Tenements for the first [***] years of mineable production for the Project; and

(2)	the Project Tenements referred to in sub-paragraph (1) above:

(A)	have expiry dates after the year [***]; and

(B)	remain valid and in good standing without any breaches of conditions;

(w)	Authorisations and Material Authorisations:

(1)	evidence that all Material Authorisations have been obtained and are in full force and effect; and

(2)	confirmation that:

(A)	there has been no default or non-compliance by any Obligor in the performance of any of the terms or conditions of any Material Authorisation which would be likely to result in the cancellation, revocation or suspension of any Material Authorisation, and it is not aware of any fact or circumstance which is reasonably likely to cause any Material Authorisation to be suspended, revoked or cancelled before its normal expiry date;

(B)	no Obligor has received any notice of violation or other fine or penalty with respect to any Material Authorisation from any Government Agency; and

(C)	it is not aware of any Material Authorisation or other Authorisation that will subsequently be required for the development, operation or financing of the Project and the Project Assets as planned and required in accordance with the Life of Mine Plan that:

(i)	will not be obtained as and when required in the ordinary course and in a timely manner in accordance with the Life of Mine Plan;

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(ii)	will be granted on terms more burdensome than customarily applicable to other mining projects in the relevant jurisdiction; and

(iii)	will be granted on terms which necessitate an Obligor expending amounts materially in excess of the amounts set out in the Annual Budget or the Life of Mine Plan as at Financial Close;

(x)	Environmental Bonding: evidence that:

(1)	all environmental bonding for the Project required to be in place at the time of Financial Close is in place;

(2)	if required by the issuer of the bonding, the bonding described in paragraph (1) is collateralised;

(3)	the amount of the bonding described in paragraph (1) does not exceed the amount referred to in paragraph 7 of the definition of Permitted Financial Indebtedness; and

(4)	any Encumbrance in respect of collateral provided in respect of the bonding described in paragraph (1) is a Permitted Encumbrance;

(y)	no Encumbrance: evidence that no Encumbrance has been granted over any of the assets of the Obligors other than the Permitted Encumbrances and any Encumbrance which was granted by an Obligor to secure obligations under the Existing Facility Agreement;

(z)	no Financial Indebtedness: evidence that the Obligors have not incurred any Financial Indebtedness other than Permitted Financial Indebtedness and Financial Indebtedness incurred under the Existing Facility Agreement;

(aa)	establishment of the Accounts: evidence that the Accounts (other than the Debt Service Reserve Account and the Term Deposit Account) have been established and that the Minimum Account Balance has been deposited into or otherwise stands to the credit of those Accounts (or will be funded from first drawdown);

(bb)	no Material Adverse Effect: evidence that there has been no material adverse change in the business, assets, financial condition or operations of the Obligors since the date of the Financial Report delivered under clause 2.1(g) or from the information provided to the Lenders prior to the date of this agreement;

(cc)	Obligor ownership interest: evidence of the Parent’s ownership interest in the Borrower and each other Obligor;

(dd)	Existing Facility Agreement: evidence that:

(1)	the Commitment (as defined in the Existing Facility Agreement) has been cancelled and repaid in full or will be cancelled and repaid in full; and

(2)	any Encumbrance which was granted by an Obligor to secure obligations under the Existing Facility Agreement has been released or will be released,

contemporaneously with first drawdown under this agreement in accordance with the terms of the Refinancing Deed; and

(ee)	further information: documentation and other information, certificates, Authorisations as the Agent may reasonably request and which has been notified to the Borrower prior to the date of this agreement.

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2.2	Conditions precedent to Tranche Two

(a)	The parties acknowledge and agree that, notwithstanding any other term of this agreement, Tranche Two of the Term Loan Facility is a conditional facility and each Lender (other than an Alternative T2 Lender) will not be obliged to participate in Tranche Two of the Term Loan Facility unless that Lender has provided written confirmation to the Agent and the Borrower that the relevant Lender has available to it sufficient funds prior to the first Funding Portion under Tranche Two in order for the relevant Lender to provide its Commitment or its Pro Rata Share of any Funding Portion under Tranche Two of the Term Loan Facility. Upon a Lender providing such written confirmation under this clause 2.2(a), its obligation to provide its Commitment or its Pro Rata Share of any Funding Portion under Tranche Two of the Term Loan Facility shall become unconditional subject only to the conditions specified in clause 2.2(b).

(b)	Without limiting clause 2.2(a), a Lender is not obliged to provide its Commitment or its Pro Rata Share of any Funding Portion under Tranche Two until the Agent has received all of the following in form and substance satisfactory to the Agent:

(1)	confirmation that each document and Authorisation produced to the Agent under clause 2.1 remains in full force and effect;

(2)	the Borrower has provided a representation in its Funding Notice in respect of Tranche Two that it is in compliance with its obligations under each Supply Agreement as at the date of that Funding Notice;

(3)	evidence that the Borrower has satisfied the Ramp Up Test;

(4)	evidence that the Debt Service Reserve Account has been established;

(5)	confirmation from the Borrower that no amendments or variations are required to be made to the Annual Budget or the Life of Mine Plan provided to the Agent under clause 2.1 or, to the extent that the Annual Budget or the Life of Mine Plan have been amended in accordance with clause 10.3, are in form and substance satisfactory to the Agent;

(6)	Tranche One of the Term Loan Facility has been fully drawn; and

(7)	a copy of the Market Study in a form and substance satisfactory to the Agent.

2.3	Alternative lender for Tranche Two

Notwithstanding anything to the contrary in any Finance Document, the parties acknowledge and agree as follows:

(a)	Until such time that the Tranche Two Funding Gap is zero, the Borrower shall have the right to obtain a binding loan commitment from another lender or lenders (each such lender, an Alternative T2 Lender) for an amount up to the Tranche Two Funding Gap at that time provided that each Alternative T2 Lender who chooses to participate in Tranche Two accedes as a party to this agreement by executing an Accession Certificate in accordance with clause 19.4 and accedes as a party to the Security Trust Deed in accordance with the terms of that document.

(b)	The Borrower may agree separate pricing terms in relation to each Alternative T2 Lender’s participation in Tranche Two, notwithstanding that those separate pricing terms may be different to the existing pricing terms that apply to Tranche Two under this agreement.

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(c)	To the extent that an Alternative T2 Lender has acceded as a party to this agreement, the Commitment of each Lender (other than each Alternative T2 Lender) under Tranche Two who has not provided a notice under clause 2.2(a) will be reduced rateably in accordance with each Alternative T2 Lender’s participation in Tranche Two.

(d)	The parties agree to enter into such documentation as may be reasonably requested by the Borrower in order to give effect to this clause 2.3 (including to enable any Alternative T2 Lender to accede to this agreement and the Security Trust Deed).

2.4	Conditions precedent to all Funding Portions

Without limiting clause 2.1 or 2.2, a Lender is not obliged to provide its Pro Rata Share of any Funding Portion until the following conditions are fulfilled to the Agent’s satisfaction:

(a)	Funding Notice: the Borrower has delivered a Funding Notice to the Agent requesting the Funding Portion;

(b)	Funding Date: the Funding Date for the Funding Portion is a Business Day within the Availability Period;

(c)	Commitment: the Commitment of that Lender will not be exceeded by providing the Funding Portion;

(d)	Repeating Representations correct: each Repeating Representation is true, correct and not misleading (whether by omission or otherwise) on and as of the date of the relevant Funding Notice and the proposed Funding Date as if it had been made on and as of those dates in respect of the facts and circumstances existing at those times;

(e)	fees: the Agent is satisfied all fees and expenses due to the Finance Parties (including fees of their consultants and advisors) have been paid in full and are not outstanding; and

(f)	no Default or Review Event: no Default or Review Event has occurred which is continuing and no Default or Review Event will result from the Funding Portion being provided.

2.5	Certified copies

An Officer of the relevant Obligor must certify a copy of a document given to a Finance Party under clauses 2.1 and 2.2 to be a true copy of the original document. The certification must be made no more than [***] Business Days before the date on which it is provided.

2.6	Benefit of conditions precedent

A condition in this clause 2 is for the benefit only of the Finance Parties and only the Agent acting on the instructions of all Lenders may waive it.

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3	Commitment, purpose and availability of Term Loan Facility

3.1	Provision of Commitment

Each Lender must make its Commitment available to the Borrower on the terms of this agreement.

3.2	Several obligations and rights of Lenders

(a)	The obligations and rights of the Lenders under each Finance Document are several.

(b)	Failure of a Lender to perform its obligations under a Finance Document does not relieve any other Lender from any of its obligations under a Finance Document.

(c)	No Lender is responsible for the obligations of any other Lender under a Finance Document.

(d)	Each Lender may separately enforce its rights under any Finance Document, unless a Finance Document provides otherwise.

3.3	Purpose

The Borrower must use the net proceeds of a Funding Portion under the Term Loan Facility only for:

(a)	refinancing the Financial Indebtedness of the Obligors under the Existing Facility Agreement;

(b)	payment of Project Costs; and

(c)	any other purpose that the Agent approves in writing.

3.4	Cancellation of Commitment during Availability Period

(a)	The Borrower may cancel:

(1)	prior to the date on which Tranche One of the Term Loan Facility has been drawn, that part of the Total Undrawn Commitments which exceeds [***]; or

(2)	on or after the date on which Tranche One of the Term Loan Facility has been drawn, all or part of the Total Undrawn Tranche Two Commitments,

by giving the Agent at least [***] Business Days’ notice.

(b)	The Commitment of a Lender is cancelled to the extent of its Pro Rata Share of the Total Undrawn Commitments that are cancelled.

(c)	A notice given under clause 3.4(a) is irrevocable.

3.5	Cancellation at end of Availability Period

On the last day of the Availability Period for a Facility, the Commitment of each Lender in respect of that Facility is cancelled to the extent of its Undrawn Commitment in respect of that Facility.

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3.6	Voluntary prepayment

(a)	The Borrower may prepay any of the Principal Outstanding in relation to an outstanding Funding Portion by giving the Agent at least [***] Business Days’ prior notice specifying:

(1)	the prepayment date; and

(2)	the relevant Funding Portion which is to be prepaid in whole or in part (provided that any prepayment must be applied to the Funding Portion under Tranche One until there is no outstanding Funding Portion under Tranche One).

(b)	Prepayment of part of the Principal Outstanding under clause 3.6(a) may only be made in a minimum amount of [***].

(c)	The Borrower must prepay the Principal Outstanding specified in the prepayment notice on the prepayment date specified in the notice together with:

(1)	all unpaid interest or fees accrued to the prepayment date in respect of the prepaid amount; and

(2)	the Early Repayment Fee required to be paid under clause 15.2(a).

(d)	The Commitment of a Lender under the Term Loan Facility is reduced by its Pro Rata Share of any amount of Principal Outstanding prepaid under this clause 3.6 and accordingly a prepaid amount may not be redrawn.

(e)	A notice given under clause 3.6(a) is irrevocable.

3.7	Prepayment date

The Borrower may make a prepayment under clause 3.6 on any Business Day.

3.8	Mandatory prepayment – Equity Cure

(a)	Immediately following receipt, the Borrower must apply an amount equal to 100% of the contribution received by the Borrower in respect of an Equity Cure under clause 8.24 to prepay the Principal Outstanding under the Term Loan Facility.

(b)	The Borrower is not required to pay any Early Repayment Fee under clause 15.2(a) in respect of a prepayment under this clause 3.8.

(c)	The Commitment of a Lender under the Term Loan Facility is reduced by its Pro Rata Share of any amount of Principal Outstanding prepaid under this clause 3.8 and accordingly a prepaid amount may not be redrawn.

3.9	Mandatory prepayment – Compulsory acquisition

(a)	Immediately following receipt, the Borrower must apply an amount equal to 100% of the compensation received by it as a result of the expropriation, compulsory acquisition or resumption by a Government Agency of any part of the business or the assets of an Obligor to prepay the Principal Outstanding under the Term Loan Facility together with all unpaid interest or fees accrued to the prepayment date in respect of the prepaid amount.

(b)	The Borrower is not required to pay any Early Repayment Fee under clause 15.2(a) in respect of a prepayment under this clause 3.9.

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(c)	The Commitment of a Lender under the Term Loan Facility is reduced by its Pro Rata Share of any amount of Principal Outstanding prepaid under this clause 3.9 and accordingly a prepaid amount may not be redrawn.

3.10	Mandatory prepayment – Debt Service Reserve Account

(a)	If the balance standing to the credit of the Debt Service Reserve Account is equal to or greater than the Principal Outstanding in respect of Tranche Two, the Borrower may request the withdrawal of the balance standing to the credit of the Debt Service Reserve Account to prepay any of the Principal Outstanding under the Term Loan Facility by giving the Agent at least [***] Business Days’ prior notice specifying:

(1)	the amount to be withdrawn, which amount must be in accordance with clause 11.5(d)(2);

(2)	the prepayment date; and

(3)	the relevant Funding Portion which is to be prepaid in whole or in part.

(b)	The amount withdrawn from the Debt Service Reserve Account in accordance with clause 11.5(d)(2) must be applied to prepay the Principal Outstanding under the Term Loan Facility together with:

(1)	all unpaid interest or fees accrued to the prepayment date in respect of the prepaid amount; and

(2)	the Early Repayment Fee required to be paid under clause 15.2(a).

(c)	The Commitment of a Lender under the Term Loan Facility is reduced by its Pro Rata Share of any amount of Principal Outstanding prepaid under this clause 3.10 and accordingly a prepaid amount may not be redrawn.

4	Funding and rate setting procedures

4.1	Delivery of Funding Notice

(a)	If the Borrower requires the provision of a Funding Portion it must deliver to the Agent a Funding Notice.

(b)	The Agent must notify each Lender of the contents of each Funding Notice, and of each Lender’s Pro Rata Share of each Funding Portion requested as soon as reasonably practicable and in any event within [***] Business Day after the Agent receives the Funding Notice.

4.2	Requirements for a Funding Notice

A Funding Notice to be effective must:

(a)	be in writing in the form of, and specify the matters required in, Schedule 6; and

(b)	be received by the Agent before [***] on a Business Day at least [***] Business Days before the proposed Funding Date (or any shorter period that the Agent agrees in writing).

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4.3	Irrevocability of Funding Notice

The Borrower is irrevocably committed to draw Funding Portions from the Lenders in accordance with each Funding Notice given to the Agent.

4.4	Funding Portions

The Borrower may only draw one Funding Portion under Tranche One and one Funding Portion under Tranche Two.

4.5	Funding Periods

(a)	Unless the Borrower and the Agent otherwise agree:

(1)	the first Funding Period for a Funding Portion under the Term Loan Facility commences on the first Funding Date for that Funding Portion and ends on the next Quarter Date; and

(2)	each subsequent Funding Period for a Funding Portion under the Term Loan Facility commences on the last day of the immediately preceding Funding Period for that Funding Portion and ends on the next Quarter Date.

(b)	If a Funding Period ends on a day which is not a Business Day, it is regarded as ending on the next Business Day in the same calendar month or, if none, the preceding Business Day.

(c)	No Funding Period under the Term Loan Facility may end after the Maturity Date.

4.6	Consolidation and division of Funding Portions under Term Loan Facility

If two Funding Portions under the Term Loan Facility have Funding Periods which are of the same duration and end on the same date, then those Funding Portions will be consolidated into, and treated as, a single Funding Portion on and from the last day of that Funding Period.

4.7	Determination of Funding Rate

(a)	The Agent must notify each Lender and the Borrower of the Funding Rate for a Funding Period under the Term Loan Facility as soon as reasonably practicable, and in any event within [***] Business Days, after it has made its determination of the applicable Base Rate.

(b)	In the absence of manifest error, each determination of the Base Rate by the Agent is conclusive evidence of that rate against the Borrower.

4.8	Market disruption – Term Loan Facility

(a)	If the Agent determines that a Market Disruption Event occurs in relation to a Funding Portion under the Term Loan Facility for any Funding Period, then it shall promptly notify the Lenders and the Borrower and the rate of interest on each Affected Lender’s participation in that Funding Portion for the Funding Period shall be the rate per annum which is the sum of:

(1)	the Margin; and

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(2)	the rate notified to the Agent by that Affected Lender as soon as practicable and in any event no later than the Business Day before interest is due to be paid in respect of that Funding Period, to be that which expresses as a percentage rate per annum the cost to that Affected Lender of funding its participation in that Funding Portion from whatever source or sources it may reasonably select.

(b)	Each Lender shall determine the rate notified by it under clause 4.8(a)(2) in good faith. The rate so notified will be conclusive and binding on the parties in the absence of manifest error.

(c)	Definitions relevant for this clause 4.8:

(1)	In this agreement Market Disruption Event means before [***] on the Business Day after the Rate Set Date for the relevant Funding Period, the Agent receives notification from a Lender or Lenders whose participation in that Funding Portion exceed [***] of that Funding Portion, that as a result of market circumstances not limited to it (whether or not those circumstances, or their effect on the Lender’s cost of funds, subsist on the date of this agreement or the date that it becomes a Lender) the cost to it on the Rate Set Date of funding its participation in that Funding Portion (from the wholesale market for Dollars) would be in excess of the Base Rate (in which case an Affected Lender will be each Lender which gives such a notification).

(2)	In this clause 4.8, each reference to Lender shall be a reference to a Lender (as defined in clause 1.2) which funds itself in the interbank market.

4.9	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than [***] days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed under clause 4.9(a) above shall only apply with the prior consent of each Lender and the Borrower, and then shall be binding on all parties.

(c)	The Agent shall promptly inform the Borrower and each Lender of any alternative basis agreed under this clause 4.9.

4.10	Agent's role and confidentiality

(a)	The Agent shall promptly notify the Borrower on request:

(1)	any rate, or other information notified or specified by a Lender under clauses 4.8 or 4.9; and

(2)	if there is a Market Disruption Event under clause 4.8, the identity of any Lender or Lenders giving a notification under that clause.

(b)	Subject to clause 4.10(d), each of the Agent and the Borrower shall keep confidential and not disclose to any other Lender or any other person except the Borrower, any information relating to a Lender described in clause 4.10(a).

(c)	Subject to clause 4.10(d), the Agent shall ensure that its officers and employees involved in performing its functions as Agent keep that information confidential and do not disclose it or allow it to be available to any other person or office within the Agent.

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(d)	The Agent, the Borrower or (in either case) its officers or employees may disclose such information:

(1)	to the extent required by any applicable law or regulation; or

(2)	to the extent it reasonably deems necessary in connection with any actual or contemplated proceedings or a claim with respect to clauses 4.8 or 4.9.

(e)	A Lender who gives a notification under clause 4.8(c) at any time before [***] on the Business Day after the relevant Rate Set Date may in that notification request the Agent to notify each other Lender that it has received a notification under clause 4.8(c) (without giving details) and the Agent shall promptly comply with the request.

4.11	Prepayment of Affected Lender

(a)	If any Lender gives notice under clause 4.8(c) in respect of a Market Disruption Event (Affected Lender), the Borrower may, at any time before the expiry of the Availability Period for the Term Loan Facility and while the Market Disruption Event continues, give the Agent notice of cancellation of the Commitment of the Affected Lender and of its intention to procure the repayment of the Principal Outstanding owing to the Affected Lender.

(b)	On receipt of a notice referred to in clause 4.11(a), the Commitment of that Lender shall immediately be reduced to zero.

(c)	The Borrower must prepay the relevant Principal Outstanding of that Lender within [***] Business Days of giving notice in accordance with clause 4.11(a).

(d)	Clauses 3.6(c) to (e) (inclusive) and 3.7 will apply to any amount prepaid in accordance with this clause 4.11 as if such amount were a prepayment for the purposes of clause 3.6.

5	Term Loan Facility

5.1	Provision of Funding Portions

If the Borrower gives a Funding Notice in respect of the Term Loan Facility, each Lender must provide to the Agent its Pro Rata Share of each specified Funding Portion under the Term Loan Facility in Same Day Funds in Dollars no later than 11 am on the specified Funding Date and in accordance with that Funding Notice.

5.2	Payment to Borrower

On receipt of the amounts paid to it by the Lenders under clause 5.1, the Agent must pay those amounts in Same Day Funds in Dollars to the Borrower or as directed by the Borrower in the relevant Funding Notice.

5.3	Repayment

(a)	The Borrower must repay each Funding Portion under the Term Loan Facility and all other Secured Moneys:

(1)	in full on the relevant Maturity Date; and

(2)	otherwise as required under this agreement.

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(b)	The Commitment of a Lender is reduced by its Pro Rata Share of any amount of Principal Outstanding repaid under this clause 5.3 and accordingly a repaid amount may not be redrawn:

5.4	Interest

(a)	The Borrower must pay interest on the principal amount of each Funding Portion for each Funding Period at the Funding Rate for the Funding Period.

(b)	Interest is calculated on daily balances on the basis of a 360 day year and for the actual number of days elapsed from and including the first day of each Funding Period to:

(1)	but excluding, the last day of the Funding Period; or

(2)	if earlier than the last day of the Funding Period, the date of prepayment or repayment of the Funding Portion under this agreement.

(c)	The Borrower must pay accrued interest in arrears to the Agent on each Interest Payment Date.

6	Payments

6.1	Manner of payment

All payments by an Obligor under the Finance Documents must be made:

(a)	in Same Day Funds;

(b)	in Dollars; and

(c)	no later than [***] on the due date,

to the Agent’s account as specified by the Agent to the Borrower (unless a contrary indication appears in a Finance Document) or in any other manner the Agent or the Security Trustee directs from time to time.

6.2	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month or, if none, the preceding Business Day, and interest must be adjusted accordingly.

6.3	Payments in gross

All payments which an Obligor is required to make under any Finance Document must be without:

(a)	any set-off, counterclaim or condition; or

(b)	any deduction or withholding for any Tax or any other reason unless the Obligor is required to make a deduction or withholding by applicable law (including FATCA).

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6.4	Additional payments

If:

(a)	any Obligor is required to make a deduction or withholding in respect of Tax (other than an Excluded Tax or a FATCA Deduction) from any payment to be made to a Finance Party under any Finance Document; or

(b)	a Finance Party is required to pay any Tax (other than an Excluded Tax or a FATCA Deduction) in respect of any payment it receives from an Obligor or the Agent under any Finance Document,

the Obligor:

(c)	indemnifies each Finance Party against that Tax; and

(d)	must pay to each Finance Party an additional amount which is necessary to ensure that each Finance Party receives when due a net amount (after payment of any Tax in respect of each additional amount) that is equal to the full amount it would have received if a deduction or withholding or payment of Tax had not been made.

6.5	Taxation deduction procedures

If clause 6.4(a) applies:

(a)	the Obligor must pay the amount deducted or withheld to the appropriate Government Agency as required by law; and

(b)	the Obligor must:

(1)	use reasonable endeavours to obtain a payment receipt from the Government Agency (and any other documentation ordinarily provided by the Government Agency in connection with the payment); and

(2)	within [***] Business Days after receipt of the documents referred to in clause 6.5(b)(1), deliver copies of them to the Agent.

6.6	Tax Credit

If an Obligor makes an additional payment under clause 6.4 for the benefit of a Finance Party, and the Finance Party determines that:

(a)	a credit against, relief or remission for, or repayment of any Tax (Tax Credit) is attributable to that additional payment; and

(b)	the Finance Party has obtained, utilised and retained that Tax Credit,

then the Finance Party must pay an amount to the Obligor which the Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the additional payment not been made by the Obligor.

6.7	Tax affairs

Nothing in clause 6.6:

(a)	interferes with the right of any Finance Party to arrange its tax affairs in any manner it thinks fit;

(b)	obliges any Finance Party to investigate the availability of, or claim, any Tax Credit; or

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(c)	obliges any Finance Party to disclose any information relating to its tax affairs or any tax computations.

6.8	FATCA Deduction

(a)	Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party will be required to increase any payment in respect of which it makes a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each party must as soon as reasonably practicable after it becomes aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of the FATCA Deduction) notify the party to whom it is making the payment and, in addition, must notify the Borrower, the Agent and the other Finance Parties.

6.9	FATCA Information

(a)	Each party will, within [***] Business Days of a reasonable request by another party:

(1)	confirm to that other party whether or not it is a FATCA Exempt Party; and

(2)	provide to that other party the information relating to its status under FATCA which the other party reasonably considers necessary to comply with or to demonstrate compliance with FATCA;

(b)	If a party confirms to another party under clause 6.9(a) that it is a FATCA Exempt Party that party must notify the other party as soon as reasonably practical after it becomes aware that it is not, or has ceased to be, a FATCA Exempt Party.

(c)	Clause 6.9(a)(2) will not oblige a Finance Party to do anything which may in its reasonable opinion constitute a breach of:

(1)	any law or regulation;

(2)	any fiduciary duty; or

(3)	any duty of confidentiality.

(d)	If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply documentation or other information requested in accordance with clause 6.9(a) (including where clause 6.9(c) applies), then that party will be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until the party provides the requested confirmation, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender will, within [***] Business Days of:

(1)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this agreement;

(2)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a Substitute Lender, the relevant Transfer Date; or

(3)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

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supply to the Agent:

(4)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(5)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent will provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender in accordance with clause 6.9(e) to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender under clause 6.9(e) is or becomes materially inaccurate or incomplete, the Lender will promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender will promptly notify the Agent). The Agent will provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from the Lender under clauses 6.9(e) or (g) above without further verification. The Agent will not be liable for any action taken by it under or in connection with clauses 6.9(e), (f) or (g) above.

6.10	Amounts payable on demand

If any amount payable by an Obligor under any Finance Document is not expressed to be payable on a specified date, that amount is payable by the Obligor on or before the date which is [***] Business Days of demand by the Agent.

6.11	Appropriation of payments

(a)	Except where clause 6.11(b) applies, all payments made by an Obligor under a Finance Document may be appropriated as between principal, interest and other amounts as the Agent determines or, failing any determination, in the following order:

(1)	first, towards reimbursement of all fees, costs, expenses, charges, damages and indemnity payments due and payable by the Obligors under the Finance Documents;

(2)	second, towards payment of interest due and payable under the Finance Documents; and

(3)	third, towards repayment or prepayment of the Principal Outstanding.

(b)	Any money recovered by a Finance Party as a result of the exercise of a Power under a Security must be appropriated in the manner provided in that Security.

(c)	Any appropriation under clauses 6.11(a) or (b) overrides any appropriation made by an Obligor.

6.12	Distribution by Agent

(a)	A payment received by the Agent under a Finance Document is received by the Agent on account of the Lenders unless:

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(1)	the payment is made to the Agent for its own account; or

(2)	a provision in a Finance Document expressly provides otherwise.

(b)	The Agent must promptly distribute amounts received on account of the Lenders among them in their respective Pro Rata Shares and in the same type of funds as received by the Agent.

6.13	Non-receipt of funds by Agent

(a)	If:

(1)	the Agent elects to make a payment (Agent Payment) to any party (Payee) that is to be made out of a payment (Payer Payment) due to the Agent by another party (Payer) before the Agent has received the Payer’s Payment; and

(2)	the Payer does not in fact make the Payer’s Payment to the Agent on the due date,

the Payee must repay the Agent Payment to the Agent on demand.

(b)	The Payer indemnifies the Agent and the Payee against any Loss suffered or incurred by the Agent or the Payee as a result of any failure by the Payer to make the Payer Payment when due.

6.14	Redistribution of payments

(a)	If a Lender receives or recovers an amount from an Obligor under the Finance Documents other than in accordance with clause 6.12:

(1)	the Lender must advise the Agent that it has received or recovered the amount within [***] Business Days after the receipt or recovery;

(2)	the Lender must within [***] Business Days after demand by the Agent pay to the Agent the amount determined by the Agent to be equal to the amount (excess amount) by which the amount received or recovered exceeds the amount the Lender would have received if the amount had been paid to the Agent and distributed in accordance with clause 6.12;

(3)	the Agent must treat the payment of the excess amount as if it were a payment by the Obligor to the Agent on account of all the Lenders and promptly distribute the excess amount to the other Lenders in accordance with clause 6.12; and

(4)	as between each Obligor and the Finance Parties, the excess amount is to be treated as not having been paid to the Lender, but as having been paid to all the Lenders in accordance with their respective entitlements.

(b)	If an amount to which clause 6.14(a) applies is subsequently required to be repaid by the Lender who originally received or recovered it to an Obligor, each Finance Party which has received any part of it must repay that part to the Lender who originally received or recovered it, and the adjustments under clause 6.14(a)(4) will be reversed.

6.15	Rounding

The Agent may round amounts to the nearest unit of Relevant Currency in making any allocation or appropriation under the Finance Documents.

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6.16	Currency exchanges

If the Agent receives an amount under a Finance Document in a currency which is not in the Relevant Currency, the Agent:

(a)	may convert the amount received into the Relevant Currency in accordance with its normal procedures; and

(b)	is only regarded as having received the amount that it has converted into the Relevant Currency.

6.17	Anti-money laundering

(a)	A Finance Party may delay, block or refuse to process any payment or other transaction without incurring any liability if the Finance Party knows or reasonably suspects that the transaction or the application of its proceeds will:

(1)	breach, or cause a Finance Party to breach, any applicable laws or regulations of any jurisdiction (including any sanctions); or

(2)	allow the imposition of any penalty on the Finance Party or its Related Bodies Corporate under any such law or regulation,

including where the transaction or the application of its proceeds involves any entity or activity the subject of any applicable sanctions of any jurisdiction binding on the Finance Party or its Related Body Corporate, or the direct or indirect proceeds of unlawful activity.

(b)	As soon as practicable after a Finance Party becomes aware that it will delay, block or refuse to process a transaction under clause 6.17(a), it will notify the Borrower and the Agent and consult in good faith but in each case only to the extent the Finance Party determines it is legally permitted to do so. In making that determination the Finance Party shall act reasonably.

(c)	The Borrower must promptly advise the Agent if any Obligor enters into any Finance Document in the capacity as agent and promptly supply, or procure the supply of, such information as may be reasonably requested by the Agent (for itself or on behalf of any Finance Party) from time to time in relation to any principal for which an Obligor may be acting.

(d)	Each Obligor undertakes to exercise its rights and perform its obligations under the Finance Documents in accordance with all applicable laws or regulations relating to anti-money laundering, counter-terrorism financing or sanctions.

7	Representations and warranties

7.1	Representations and warranties

Each Obligor represents and warrants to and for the benefit of each Finance Party that:

(a)	registration: it is a corporation or a limited liability company, as applicable, registered (or taken to be registered) and validly existing under the Corporations Act or otherwise under the laws of its jurisdiction of incorporation;

(b)	corporate power: it has the corporate power or a limited liability company power, as applicable, to own its assets and to carry on its business as it is now being conducted;

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(c)	authority: it has power and authority to enter into and perform its obligations under the Relevant Documents to which it is expressed to be a party;

(d)	Authorisations and Material Authorisation:

(1)	all:

(A)	Authorisations required for, or in connection with the execution, delivery and performance by it, and the validity and the enforceability against it, (and in the case of a Finance Document which is a Security, its intended priority) of each Finance Document to which it is a party and the transactions contemplated by those documents; and

(B)	Material Authorisations,

have:

(C)	been obtained or effected and are maintained in full force and effect (in accordance with their terms);

(D)	been validly issued under applicable law;

(E)	not been cancelled, revoked or suspended and no process has been commenced in respect of the cancellation, revocation or suspension of that Authorisation or Material Authorisation (as the case may be);

(F)	if required, been renewed on or before their respective expiry (or replaced immediately after expiry); and

(G)	not been materially and adversely modified or transferred;

(2)	there has been no default or non-compliance by it in the performance of any of the terms or conditions of any of those Authorisation or Material Authorisations which would be likely to result in the cancellation, revocation or suspension of any of those Authorisation or Material Authorisations, and it is not aware of any fact or circumstance which is reasonably likely to cause any Authorisation or Material Authorisation to be suspended, revoked or cancelled before its normal expiry date; and

(3)	it is not aware of any Material Authorisation or other Authorisation that will subsequently be required for the development, operation or financing of the Project and the Project Assets as planned and required in accordance with the Life of Mine Plan that:

(A)	will not be obtained as and when required in the ordinary course and in a timely manner in accordance with the Life of Mine Plan;

(B)	will be granted on terms more burdensome than customarily applicable to other mining projects in the relevant jurisdiction; and

(C)	will be granted on terms which necessitate an Obligor expending amounts materially in excess of the amounts set out in the Annual Budget or the Life of Mine Plan as at Financial Close;

(e)	binding obligations: each Relevant Document to which it is expressed to be a party, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to:

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(1)	the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally; and

(2)	general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(f)	transaction permitted: the execution, delivery and performance by it of the Relevant Documents to which it is expressed to be a party will not breach, or result in a contravention of:

(1)	any law, regulation or Authorisation;

(2)	its constitution or other constituent documents; or

(3)	any Encumbrance or agreement which is binding on it or its assets,

in any material respect, and will not result in:

(4)	the creation or imposition of any Encumbrance on any of its assets other than as permitted under a Finance Document; or

(5)	the acceleration of the date for payment of any obligation under any agreement which is binding on it;

(g)	no default: no event has occurred or is continuing that constitutes an Event of Default;

(h)	financial information: its most recent Financial Reports or accounts which it has provided to the Agent under clause 8.1:

(1)	give a true and fair view of the financial condition and state of affairs of it and its Subsidiaries as at the date they were prepared; and

(2)	were prepared in accordance with the Accounting Standards;

(i)	no Material Adverse Effect: except as disclosed to and accepted in writing by the Agent, nothing has occurred which has had or is reasonably likely to have a Material Adverse Effect;

(j)	Laws:

(1)	it has complied in all material respects with all applicable laws (including laws relating to Tax, Environmental Law and Mining Law) applicable to it, its assets and the business carried on by it;

(2)	the Project and its occupation, use and development of the Project and the Project Area complies in all material respects with all Environmental Law and Mining Law; and

(3)	the Cypress Coal Mine and its occupation, use and development of the Cypress Project Area complies in all material respects with all Environmental Law and Mining Law;

(k)	no proceedings pending:

(1)	no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to involve a potential liability in excess of [***] has or have, been started or to the best of its knowledge and belief are threatened against it unless:

(A)	in the case of threatened proceedings, the Agent has been given notice outlining details relating to the proceedings which are known at that time by the relevant Obligor; and

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(B)	in the case of commenced proceedings:

1.	the Agent has been given notice outlining details relating to the proceedings; and

2.	the relevant Obligor is defending or contesting those proceedings;

(2)	no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, has or have, been started or to the best of its knowledge and belief are threatened against it;

(3)	no judgment or order of a court, arbitral tribunal or other tribunal or any order of any government, Government Agency or other regulatory body which involves a potential liability in excess of [***] or is reasonably likely to have a Material Adverse Effect has been made against it;

(4)	no litigation, arbitration, claim, dispute or administrative proceedings or other investigation or proceeding has been commenced, is pending or threatened and no judgement or award has been given, made or is pending that in any way questions:

(A)	its power or authority to enter into or perform its obligations under any Finance Document; or

(B)	the power or authority of an Obligor to enter into and perform its obligations under any Project Document,

which:

(C)	in the case of a claim or dispute, is not frivolous or vexatious; and

(D)	has or, if adversely determined, is reasonably likely to have a Material Adverse Effect;

(l)	no immunity: it does not, nor do its assets, enjoy immunity from any suit or execution;

(m)	representations true: each of its representations and warranties contained in the Finance Documents is correct and not misleading when made or repeated;

(n)	disclosure: all information provided to any Finance Party by or on its behalf in relation to it, its assets, business or affairs or the Relevant Documents was correct and not misleading (by omission or otherwise) as at the time it was provided;

(o)	no failure to disclose: it has fully disclosed in writing to each Finance Party all facts relating to it, the Relevant Documents and anything in connection with them which are material to the assessment of the nature and amount of the risk undertaken by the Finance Parties in entering into the Finance Documents;

(p)	legal and beneficial owner: it is the legal and beneficial owner of its Secured Property;

(q)	no Encumbrances or other interests:

(1)	there is no Encumbrance or Quasi-Security over any of its assets other than a Permitted Encumbrance;

(2)	except as disclosed to and accepted by the Agent in writing prior to the date of this agreement, no caveats, land claims, sacred site applications or claims of any other nature whatsoever have been lodged or made by a person or persons other than an Obligor in respect of the Project, the Project Area or the Cypress Project Area except for Permitted Encumbrances; and

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(3)	on or after the date of this agreement, no caveats, land claims, listings on the US national register of historic places, conservation easements, sacred site applications or claims of any other nature whatsoever have been lodged or made by a person or persons other than an Obligor in respect of the Project, the Project Area or the Cypress Project Area except:

(A)	as disclosed to the Agent in writing where such lodgement or application does not have and is not reasonably likely to have a Material Adverse Effect;

(B)	as disclosed to the Agent in writing and accepted by the Agent where such lodgement or application has or is reasonably likely to have a Material Adverse Effect; or

(C)	for Permitted Encumbrances;

(r)	constitutional documents: its constitutional documents do not prohibit or otherwise restrict the granting, or exercise, of the Options or the issue of Shares on the exercise of the Options and the constitutional documents of each entity in which Marketable Securities forming part of the Secured Property are held do not restrict the transfer of those Marketable Securities on enforcement of a Security;

(s)	not a trustee: it does not enter into any Relevant Document as trustee of any trust or settlement;

(t)	Insolvency Event: no Insolvency Event has occurred and is continuing in relation to it or will occur as a result of it entering into any Finance Document to which it is a party;

(u)	Project Documents:

(1)	the copies of the Project Documents delivered by or on behalf of it to the Agent are accurate and complete in all respects;

(2)	except as notified to the Agent in writing, each Material Project Document to which it is a party is in full force and effect and no event has occurred or condition exists which would permit the cancellation, termination, forfeiture or suspension of any Material Project Document nor, to the best of the knowledge and belief of the relevant Obligor party, is any party to any Material Project Document in default under any material term in a manner that would entitle the counterparty to terminate or suspend that Material Project Document;

(3)	as at the date of this agreement, each Project Tenement and Cypress Project Tenement to which it is a party is in full force and effect and no event has occurred or condition exists which would permit the cancellation, termination, forfeiture or suspension of any Project Tenement or Cypress Project Tenement, nor to the best of the knowledge and belief of the relevant Obligor party is any party to any Project Tenement or Cypress Project Tenement in default under any material term;

(4)	Schedule 10 contains a true, accurate and complete list of all Project Owned Property, Project Tenements, Cypress Project Tenements and Cypress Owned Property as at the date of this agreement; and

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(5)	it is not in default under any other Project Document, contract or agreement which has, or is reasonably likely to have, a Material Adverse Effect;

(v)	commercial benefit: the entering into and performance by it of its obligations under the Relevant Documents to which it is expressed to be a party is for its commercial benefit and is in its commercial interests;

(w)	Tax:

(1)	it has promptly filed, or caused to be filed, all tax returns, business activity statements and other tax filings which are required to be filed under applicable Tax law, including the Tax Act and GST Act;

(2)	other than as disclosed to the Agent in writing, no claims are or are likely to be asserted against it with respect to Taxes; and

(3)	it has paid all Taxes payable by it when due (except for Contested Taxes);

(x)	insurances: all of the insurances required for the Project have been effected in accordance with the requirements of clause 8.19 and are valid and binding, and all premiums due have been paid and nothing has been done or omitted to be done which has made or could make any such policy void or voidable or reduce the insurer’s liability under them;

(y)	business: no Project Obligor carries on any business other than:

(1)	the Project and activities incidental to the Project (including entering into the Relevant Documents and the transactions contemplated by them); and

(2)	the Cypress Coal Mine;

(z)	Group Structure:

(1)	its only Subsidiaries are listed in the Group Structure Diagram; and

(2)	the Group Structure Diagram is true and correct in all respects and does not omit any material information or details;

(aa)	Environmental Liabilities:

(1)	there are no:

(A)	pending or, to the best of its knowledge and belief, threatened lawsuits, arbitrations or other proceedings relating to material Environmental Liabilities relating to any Obligor, the Project Assets, the Project Area, the Cypress Project Area, the Cypress Coal Mine or the Cypress Project Assets and, to the best of its knowledge and belief, there are no material conditions, occurrences, or Contaminations which could reasonably be expected to form the basis of such a lawsuit, arbitration or other proceeding; or

(B)	failures to comply with applicable Environmental Laws or Mining Laws which have resulted in material Environmental Liabilities;

(2)	there are no material Black Lung liabilities affecting any Obligor;

(3)	all environmental bonding for the Project that is required to be in place at the time is in place and collateralised in the amount represented in the Life of Mine Plan; and

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(4)	no Obligor nor any of its officers, directors or Subsidiaries, has been barred for a period of [***] or more consecutive days from receiving surface or underground Authorisations pursuant to the permit blockage provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§1201 et seq., and the regulations promulgated thereunder, or any corresponding state laws or regulations; and

(bb)	Listing Rules: the Parent is complying with:

(1)	all applicable ASX Rules; and

(2)	the listing rules of Nasdaq.

7.2	Survival and repetition of representations and warranties

The representations and warranties given under this agreement are made on the date of this agreement:

(a)	survive the execution of each Finance Document; and

(b)	(except for the representation in clause 7.1(o)) are repeated (with each representation and warranty so repeated, a Repeating Representation) on each Funding Date and each Quarterly Date with respect to the facts and circumstances then subsisting.

7.3	Reliance by Finance Parties

Each Obligor and the Parent acknowledges that each Finance Party has entered into each Finance Document to which it is a party in reliance on the representations and warranties given under this agreement.

8	Undertakings

8.1	Provision of information and reports

Each Obligor must provide in a form acceptable to the Agent the following:

(a)	Annual Financial Reports: no later than [***] days after the end of each financial year, copies of the annual audited consolidated Financial Report of the Parent and its Subsidiaries for that financial year;

(b)	Half-year Financial Reports: no later than [***] days after the end of the first half of each financial year, copies of the unaudited consolidated semi-annual Financial Report of the Parent and its Subsidiaries for that half financial year;

(c)	Monthly management reports: no later than [***] days after the end of each month, copies of the management reports with respect to the development, operating performance and management of the Project, including a comparison of (i) actual expenses for that month; (ii) budgeted expenses for that month as set out in the Annual Budget and (ii) management forecasts for those expenses or for expenses in that month, if applicable;

(d)	Management accounts: no later than [***] days after the end of each month, copies of the financial statements of the Parent and its Subsidiaries on a consolidated basis for that month (including cumulative management accounts for the financial year to date);

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(e)	Compliance Certificate: within [***] days after each Calculation Date, a Compliance Certificate;

(f)	Forecast Documents: an updated version of each Forecast Document when required in accordance with clause 10.3;

(g)	directors’ certificate: at the Agent’s request, a certificate signed by at least 2 directors of the Borrower stating:

(1)	whether a Default or Review Event has occurred; and

(2)	if so, full details of the relevant Default or Review Event and the remedial action being taken or proposed;

(h)	Group Structure Diagram: an updated Group Structure Diagram no later than [***] Business Days after the date on which the then current Group Structure Diagram becomes incorrect or misleading;

(i)	documents issued: promptly after issue, copies of:

(1)	all material documents (including notices, circulars and other written information and documents) issued by it or the Parent to holders of its or the Parent’s Marketable Securities; or

(2)	material correspondence to or from any Government Agency;

(j)	know your client: documentation and other evidence requested by the Agent or a Finance Party which is required to satisfy or comply with the ‘know your customer’, ‘know your client’ or ‘client vetting’ procedures of any Finance Party or any potential assignee or potential subparticipant or any other person who is considering contracting with a Finance Party in connection with a Finance Document;

(k)	Supply Agreements: within [***] Business Days of execution, copies of any new Supply Agreement;

(l)	Project Documents: any amendment or variation agreement in relation to any Material Project Document or Project Tenement;

(m)	Material Authorisation: promptly after it obtains a Material Authorisation which it is required to obtain, maintain in full force and effect and comply with under the terms of this agreement, a copy of the relevant Material Authorisation (certified as true, complete and up-to-date) and, to the extent the relevant Material Authorisation is available online, a website link to the relevant Material Authorisation on the relevant Government Agency’s website; and

(n)	other information: any other information which the Agent requests (acting reasonably) in relation to it, any of its assets, the Project or the Project Assets.

8.2	Proper accounts

Each Obligor must:

(a)	keep accounting records which give a true and fair view of its financial condition and state of affairs; and

(b)	ensure that the accounts it provides under clause 8.1 are prepared in accordance with the Accounting Standards.

8.3	Notices to the Agent

Each Obligor must notify the Agent promptly after it becomes aware of:

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(a)	any representation, action or warranty made or taken to be made by it under or in connection with a Relevant Document no longer being correct in all material respects or is misleading in a material respect;

(b)	any unplanned stoppage or disruption to the Project greater than [***] consecutive days;

(c)	any Default or Review Event or any other event or circumstance that has or is reasonably likely to have a Material Adverse Effect;

(d)	any breach of, or default under, any material term of any Project Document to which it is a party;

(e)	any material downward revised estimate of the Project’s coal resources or reserves or a material change to the mining and processing methods, forecasts or results of the Project;

(f)	any intention by it to exercise any right, power or remedy under any Project Document to which it is a party as a consequence of any default by a counterparty under it;

(g)	any pending or current litigation, arbitration, administration or other proceeding in respect of it or any of its assets being commenced or threatened which:

(1)	involves a claim in excess of [***];

(2)	involves a material dispute or default by a party under or in respect of a Project Document; or

(3)	if adversely determined would have or is reasonably likely to have a Material Adverse Effect;

(h)	any Encumbrance that exists over any of its assets other than a Permitted Encumbrance;

(i)	any claim under a Guarantee given by an Obligor for an amount greater than [***];

(j)	any notice or other correspondence from any Government Agency relating to or alleging a violation of or non-compliance with any applicable law, regulation, Authorisation or other approval, that has or is reasonably likely to have a material impact on the Project’s operations or result in or require an Obligor to incur costs or expenditures in excess of [***];

(k)	any notice or other correspondence from any Government Agency relating to the withdrawal, cancellation or cessation of any Material Authorisation;

(l)	any proposal of any Government Agency to compulsorily acquire any of its assets;

(m)	any change in statutory requirements or receipt of any notice from Mine Safety and Health Administration that could reasonably be expected to have a material effect on mining or processing methods or coal production or titles with respect to the Project or the Project Area;

(n)	any proposed changes required to environmental bonding and collateral levels;

(o)	any notice from the counterparty to a Supply Agreement regarding any dispute under or in respect of that Supply Agreement;

(p)	any data contained in a registration under the PPSA with respect to a Security being or becoming incorrect;

(q)	the date on which the Borrower has made the initial capital expenditure related to the Third Production Unit;

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(r)	date which is the Relevant Supply Date; and

(s)	such other information that the Agent may reasonably request.

8.4	Compliance

Each Obligor must take all steps necessary to protect, maintain, exercise and enforce its rights under each Project Document to which it is a party.

8.5	Maintenance of capital

An Obligor must not:

(a)	pass a resolution under sections 254N or 260B of the Corporations Act;

(b)	reduce or pass a resolution to reduce its capital other than:

(1)	by redeeming preference shares which constitute Permitted Financial Indebtedness; or

(2)	with the Agent’s prior written consent;

(c)	buy-back or pass a resolution to buy-back, any of its shares other than:

(1)	by redeeming preference shares which constitute Permitted Financial Indebtedness; or

(2)	with the Agent’s prior written consent; or

(d)	attempt or take any steps to do anything which it is not permitted to do under clauses 8.5(a), (b) or (c).

8.6	Compliance with laws and Authorisations

(a)	Each Obligor must comply in all material respects with all laws and legal requirements, including all Environmental Laws and Mining Laws, and each judgement, award, decision, finding or any other determination of a Government Agency, which applies to it or any of its assets.

(b)	Each Project Obligor must ensure at all times that both it and the Project comply in all material respects with any requirements under Environmental Laws and Mining Laws.

(c)	Each Project Obligor must maintain all required environmental bonding and notify the Agent of any proposed changes to environmental bonding required in respect of the Project or collateral levels for that bonding.

(d)	Each Project Obligor must obtain, maintain in full force and effect and comply with:

(1)	Material Authorisations; and

(2)	all other Authorisations required:

(A)	for the enforceability against it of each Relevant Document to which it is a party, or to enable it to perform its material obligations under each Relevant Document to which it is a party; and

(B)	in relation to it or any of its assets where failure to do so will have or be reasonably likely to have a Material Adverse Effect; and

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(e)	The Borrower must not do and must ensure than no Obligor does anything which would prevent the renewal or amendment of any Material Authorisation or cause it to be renewed on less favourable terms.

8.7	Payment of Taxes and outgoings

(a)	Each Obligor must:

(1)	pay all Taxes when due, other than Contested Taxes; and

(2)	pay all Contested Taxes when the terms of any final determination or settlement require those Contested Taxes to be paid.

(b)	Each Obligor must promptly pay all rates, taxes and other similar outgoings payable by it in respect of the Secured Property except such outgoings that are being contested in good faith with adequate reserves set aside and to the extent liable, it must pay those outgoings on the final determination or settlement of the contest.

8.8	Project Documents

(a)	An Obligor must not:

(1)	amend or vary, or agree to an amendment or variation of, any Material Project Document (other than a Supply Agreement to which clause 12.5(a)(2) applies) to which it is a party other than any amendment or variation of a minor, administrative or technical nature;

(2)	terminate, rescind, discharge (except by performance), repudiate (otherwise than by breach) or accept any termination, rescission, discharge (except by performance) or repudiation of any Material Project Document to which it is a party;

(3)	grant any waiver, time, indulgence or release in respect of any material obligation under, or in relation to any Material Project Document to which it is a party, other than the grant of a waiver, time, indulgence or release on commercial terms in the ordinary course of operations;

(4)	do or omit to do anything which may materially and adversely affect the validity, enforceability or operation of any Material Project Document to which it is a party; or

(5)	do or omit to do anything which would give any other person legal or equitable grounds to do anything in clause 8.8(a)(1) to (4) in respect of any Material Project Document to which it is a party,

without the consent of the Agent.

(b)	An Obligor must not enter into a material contract, agreement, memorandum of understanding or other arrangement for or in connection with the Project relating to the sale, transfer or other disposal of Product (including a Supply Agreement) other than a Permitted Sales Agreement.

(c)	An Obligor must not enter into a material contract, agreement, memorandum of understanding or other arrangement for or in connection with the Project relating to:

(1)	contract mining, earthmoving and crushing;

(2)	access and use of land in relation to the Project and infrastructure; or

(3)	transportation, barging, handling or ship loading,

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other than any such agreement entered into on commercial terms:

(4)	in the ordinary course of operations; or

(5)	where necessary to give effect to an obligation in a Finance Document.

(d)	The Obligors must within [***] Business Days of entering any new Supply Agreement, deliver to the purchaser an Irrevocable Payment Direction and provide confirmation and evidence satisfactory to the Agent that it has done so.

(e)	Each Material Project Document entered into after the date of this agreement must be in form and substance, and with a counterparty, satisfactory to the Agent (acting reasonably) prior to its execution by the relevant Obligors, provided that a Supply Agreement will be deemed to be satisfactory to the Agent if it satisfies the criteria for a Permitted Sales Agreement.

(f)	The Obligors must provide to the Agent a duly executed copy of each Project Document (other than each document evidencing any Project Tenement or Cypress Project Tenement) entered into after the date of this agreement promptly after it is entered into.

(g)	The Obligors must upload to the Project Tenements Dataroom:

(1)	prior to Financial Close, a copy of each document evidencing each Project Tenement and Cypress Project Tenement listed in Schedule 10; and

(2)	promptly following the acquisition of or entry into any other Project Tenement or Cypress Project Tenement, a copy of each document evidencing each such Project Tenement or Cypress Project Tenement (as the case may be).

(h)	Promptly following the acquisition of or entry into any Project Tenement or Cypress Project Tenement (as the case may be):

(1)	the Obligors must update Schedule 10 to reflect the acquisition of or entry into the relevant Project Tenement or Cypress Project Tenement (as the case may be);

(2)	the Obligors must provide the updated Schedule 10 initialled for identification purposes on behalf of each Obligor (Updated Schedule 10) to each Finance Party; and

(3)	each party acknowledges and agrees that the Updated Schedule 10 will replace the then existing Schedule 10, and that each reference to Schedule 10 in this agreement will be taken to be a reference to the Updated Schedule 10 and will bind all parties to this agreement.

(i)	The Obligors must ensure that on and from the Relevant Supply Date, the Borrower maintains at all times fixed price Supply Agreements in respect of not less than:

(1)	for the 4 Quarters commencing on, and including, the Quarter in which the Relevant Supply Date occurs (First Relevant Supply Period), [***] of the forecast Saleable Product for that period as set out in the Life of Mine Plan;

(2)	for the next 4 Quarters occurring after the First Relevant Supply Period (Second Relevant Supply Period), [***] of the forecast Saleable Product for that period as set out in the Life of Mine Plan; and

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(3)	for the next 6 Quarters occurring after the Second Relevant Supply Period, [***] of the forecast Saleable Product for that period as set out in the Life of Mine Plan.

8.9	Amendments to constitution; maintenance of corporate existence

(a)	An Obligor must not amend its constitution or any other constituent document of it in any material respect without the Agent’s prior written consent.

(b)	Each Obligor must do all things necessary to maintain its corporate existence in good standing and not:

(1)	transfer its jurisdiction of incorporation; or

(2)	enter into any merger, amalgamation or consolidation,

without the prior consent of the Agent (which consent shall not be unreasonably withheld).

8.10	Negative pledge and Disposal of assets

(a)	The Parent must maintain one hundred percent direct or indirect ownership in each other Obligor. The Project Obligors must maintain one hundred percent ownership of the Project, the Cypress Coal Mine and the Cypress Project Tenements.

(b)	An Obligor must not create or allow to exist or agree to any Encumbrance or Quasi-Security over any of its assets other than a Permitted Encumbrance.

(c)	An Obligor must not acquire an asset which is, or upon its acquisition will be, subject to an Encumbrance which is not a Permitted Encumbrance.

(d)	An Obligor must not Dispose of any of its assets except by way of a Permitted Disposal or Permitted Encumbrance.

(e)	An Obligor must not allow any other person to have a right or power to receive or claim any rents, profits, receivables, royalty money or moneys worth (whether capital or income) in respect of its assets other than under a Permitted Encumbrance.

(f)	Without limiting section 8.10(e), an Obligor must not grant or allow to exist a royalty or net profit interest or any similar burden on Product, the Project Tenements or the Cypress Project Tenements or any other similar obligation affecting the Project, the Cypress Coal Mine or the Cypress Project Tenements other than those contemplated in paragraph 2 of the definition of Permitted Encumbrance.

(g)	An Obligor must not enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts in circumstances where the arrangement is in connection with:

(1)	the raising of Financial Indebtedness; or

(2)	the acquisition of an asset,

except under the Finance Documents or for a netting or set-off arrangement in the ordinary course of its ordinary banking arrangements for the purpose of netting debit and credit balances.

(h)	An Obligor must not enter into any arrangement which, if complied with, would prevent any Obligor from complying with its obligations under the Finance Documents.

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(i)	If, by mandatory operation of law, this clause 8.10 may not prevent an Obligor creating an Encumbrance (other than a Permitted Encumbrance):

(1)	this clause 8.10 does not prevent an Obligor creating that Encumbrance;

(2)	before that Encumbrance is created the Obligor must ensure that the Security Trustee receives the benefit of a deed of priority granting first ranking priority to each Security in a form and of substance required by the Security Trustee; and

(3)	until that deed of priority is executed and delivered to the Agent, the Lenders are not required to provide any further Funding Portions.

8.11	Financial Indebtedness

An Obligor must not incur any Financial Indebtedness other than Permitted Financial Indebtedness.

8.12	No change to business

An Obligor must not engage in any business other than, or do anything which would result in substantial changes to, its existing core businesses and operations.

8.13	Financial accommodation

An Obligor must not provide any financial accommodation, or give any Guarantee in respect of any financial accommodation, to or for the benefit of any person, other than Permitted Financial Accommodation.

8.14	Restrictions on dealings

Without limiting any other provision, an Obligor must not:

(a)	enter into an agreement;

(b)	obtain or provide a service;

(c)	obtain a right or incur an obligation; or

(d)	implement any other transaction,

with any person (other than another Obligor) unless:

(e)	it does so on terms which are no less favourable to it than arm’s length terms and in the ordinary course of the Project or mining business of the Obligors (except that it may not develop any mining project, other than the Project);

(f)	it is contemplated in the Forecast Documents; or

(g)	it has obtained the prior written consent of the Agent.

8.15	Restrictions on acquisitions, investments and capital expenditures

An Obligor must not acquire an asset, or make an investment or discretionary capital expenditure unless:

(a)	that acquisition, investment or expenditure is contemplated in the Forecast Documents; or

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(b)	the aggregate of all acquisitions, investments and expenditures not contemplated in the Forecast Documents by all of the Obligors does not exceed [***] in any calendar year.

8.16	Subsidiaries

An Obligor must not incorporate or acquire any Subsidiary.

8.17	Restricted Payments

Unless and until all Secured Moneys are unconditionally repaid in full, each Obligor must not make any Restricted Payments.

8.18	Secured Property

Each Obligor must:

(a)	maintenance of the Secured Property:

(1)	maintain and protect its Secured Property (and in the case of the Project Obligors, the Project Assets);

(2)	keep its Secured Property (and in the case of the Project Obligors, the Project Assets) in a good state of repair and in good working order allowing for fair wear and tear;

(3)	remedy every material defect (if any) in its title to any part of Secured Property (and in the case of the Project Obligors, the Project Assets);

(4)	take or defend all legal proceedings to protect or recover any of its Secured Property (and in the case of the Project Obligors, the Project Assets) where failure to do so might reasonably be likely to have a Material Adverse Effect;

(5)	keep its Secured Property (and in the case of the Project Obligors, the Project Assets) valid and subsisting and free from liability to forfeiture, cancellation, avoidance or loss; and

(6)	take all commercially reasonable steps to identify, protect and perfect with the highest priority reasonably available any PPSA Security Interest in respect of which an Obligor is or is to become the PPSA Secured Party;

(b)	Title Documents: deposit with the Security Trustee or, in the case of Title Documents in respect of Project Tenements and the Cypress Project Tenements, upload to the Project Tenements Dataroom in accordance with clause 8.8(g)(2):

(1)	prior to Financial Close, all the Title Documents in respect of any of its Secured Property which is subject to a fixed charge or mortgage created under its Security as at Financial Close; and

(2)	promptly following the acquisition of any asset which forms part of its Secured Property and is subject to a transfer, fixed charge or mortgage created by its Security, all Title Documents in respect of such asset;

(c)	registration and protection of security: ensure that its Security is registered and filed in all registers in all relevant Australian and US jurisdictions in which it must be registered and filed to ensure the enforceability, validity and priority of the Security against all persons and to be effective as a security (other than in respect of any registrations of Security over any real property interests located in the US, which registrations must be carried out on or before the date which is [***] days after Financial Close);

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(d)	no partnership or joint venture: not enter into any profit sharing arrangement in relation to its Secured Property (and in the case of the Project Obligor, the Project Assets) or any partnership or joint venture with any other person without the Agent’s written consent;

(e)	no caveats: cause any caveat which is lodged in respect of Secured Property located in Australia (and in the case of the Project Obligor, the Project Assets) other than a caveat lodged by the Finance Parties, to be removed as soon as reasonably practicable but in any event within [***] Business Days after the date that it becomes aware of its existence; and

(f)	after-acquired property interests: subject to any necessity to first obtain the consent of a counterparty in accordance with clause 8.25, when the Security Trustee requests, execute:

(1)	a legal or statutory mortgage in favour of the Security Trustee over any freehold or fee title property, leasehold interest or licence it owns on or after the date of this agreement; or

(2)	any other form of security which the Security Trustee considers appropriate for the property to be subject to that security,

each in form and substance required by the Security Trustee.

8.19	Insurance

(a)	General requirements: Each Obligor must insure and keep insured its Secured Property with a reputable insurer in the manner and to the extent which is in accordance with prudent business practice having regard to the nature of the business and assets of that Obligor and the Group and the financing and security in place under the Finance Documents (including all insurance required by applicable law) including:

(1)	for amounts and against risks for which a person holding assets (while operational) and carrying on a business similar to that of the Security Provider would prudently take out insurance;

(2)	against property damage, machinery breakdown and any other risk to their full replacement value or on a reinstatement basis; and

(3)	against workers’ compensation, public liability (including sudden and accidental pollution), flooding and business interruption.

(b)	Payment of premiums: Each Obligor must punctually pay all premiums and other amounts necessary to effect and maintain in force each insurance policy.

(c)	Contents of insurance policy: Each Obligor must ensure that every insurance policy:

(1)	is taken out in the name of the Obligor, names each Finance Party as an additional insured and insures each of their insurable interests;

(2)	names the Security Trustee as the loss payee (other than in respect of any insurance policy relating to worker’s compensation);

(3)	cannot be terminated or varied by the insurer for any reason including the non-payment of the premium or any other amount in respect of the insurance policy, unless the Agent is given [***] days prior written notice;

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(4)	provides that notice of any occurrence given by one insured party will be regarded as notice given by all insured parties and that failure by one insured party to observe and fulfil the conditions of the policy will not prejudice the rights of any other insured party;

(5)	will waive or expressly exclude all rights of subrogation that an insurer has or may have as against each Finance Party and its Related Bodies Corporate;

(6)	include customary endorsements and other confirmations and acknowledgements of assignment by way of security; and

(7)	includes any other terms and conditions which the Agent may reasonably require.

(d)	Reputable insurer: Each Obligor must ensure that each insurance policy required to be taken out under this agreement is or will be issued by an insurance carrier rated not less than A- by A.M. Best Company or Standard & Poor’s, or such other reputable and substantial insurance carrier approved by the Agent (whose approval is not to be unreasonably withheld).

(e)	No prejudice: Each Obligor must not do or omit to do, or allow or permit to be done or not done, anything which may materially prejudice any insurance policy.

(f)	Deliver documents: Each Obligor must promptly deliver to the Agent:

(1)	adequate evidence as to the existence and currency of the insurances required under this clause 8.19 and the payment of all premiums whenever the insurance policies are renewed; and

(2)	any other detail which the Agent may reasonably require and notify to the Obligor from time to time.

(g)	No change to policy: An Obligor must not vary, rescind, terminate, cancel or make a material change to any insurance policy without the Agent’s written consent.

(h)	Full disclosure: Before entering into each insurance policy, each Obligor must disclose to the insurer all facts which are material to the insurer’s risk.

(i)	Assistance in recovery of money: Each Obligor must do all things reasonably required by the Agent to enable the Agent to recover any money due in respect of an insurance policy.

(j)	Notification by Obligor: Each Obligor must notify the Agent as soon as reasonably practicable after it becomes aware of:

(1)	an event which in relation to a Secured Property gives rise to a claim of [***] or more under an insurance policy; and

(2)	the cancellation or variation for any reason of any insurance policy in relation to its Secured Property.

(k)	Dealing with insurance policy proceeds:

(1)	Unless clause 8.19(k)(3) applies, if no Event of Default is subsisting, the proceeds of any insurance policy may be used by the Obligor towards meeting the liability the subject of the claim or to reinstate or repair the damaged property (as applicable).

(2)	Unless clause 8.19(k)(3) applies, if an Event of Default is subsisting, the proceeds in respect of any insurance policy must be used by the Obligors to pay the Secured Moneys outstanding at that time or for any other purpose which the Agent approves.

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(3)	Clauses 8.19(k)(1) and (2) do not apply to proceeds received from any workers’ compensation, public liability policy or policy for the purposes of the reinstatement, repair or replacement of any Secured Property (Reinstatement Policy) to the extent that the proceeds are paid to a person entitled to be compensated under the workers’ compensation or public liability policy or under a contract for the reinstatement, repair or replacement of that Obligor’s Secured Property.

(l)	Application of reinstatement proceeds: If required under the terms of a Reinstatement Policy, the Obligor must apply all proceeds payable under the Reinstatement Policy to the reinstatement, repair or replacement of its Secured Property.

(m)	Power to take proceedings: If an Event of Default has occurred and a Receiver has not been appointed, the Agent alone has full power to make, enforce, settle, compromise, sue on and discharge all claims and recover and receive all moneys payable in respect of:

(1)	any claim under any insurance policy; and

(2)	any compensation claim in respect of any injury to an employee of the Agent, Receiver or Attorney suffered while exercising or attempting to exercise any Power.

8.20	Key personnel

The Borrower must and must ensure that each Project Obligor does employ and maintain senior management and financial, operational, mining and technical staff with appropriate experience and qualifications for the development and operation of the Project.

8.21	Conduct of Project

(a)	Each Project Obligor must develop, equip, operate and maintain the Project:

(1)	in accordance with Forecast Documents, generally applicable good mining practice and any Material Authorisations; and

(2)	in a manner which will ensure production and delivery of Product in sufficient quantities to satisfy its obligations under the Relevant Documents.

(b)	Each Project Obligor must ensure that it:

(1)	has good title to its interest in each Project Tenement and Cypress Project Tenement;

(2)	is otherwise entitled to acquire, have issued to it or to enter into any Project Tenement and Cypress Project Tenement not presently held by it, in each case free of Encumbrances other than Permitted Encumbrances;

(3)	is in compliance with all provisions of its obligations, conditions and restrictions under the Project Tenements and Cypress Project Tenements in all material respects; and

(4)	has rights of access to, and entry on, all relevant freehold and leasehold land and rights to carry out all activities required for the purposes of that Project on that freehold or leasehold land.

(c)	No Project Obligor may allow any Project Tenement or Cypress Project Tenement to be cancelled, revoked or suspended without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed, and such consent not to be withheld if the relevant tenement is immaterial to the development and operation of the Project and that there is a separate annual holding cost in relation to the relevant tenement in excess of [***] as contemplated by the Life of Mine Plan).

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(d)	Each Project Obligor must promptly grant security in favour of the Security Trustee over any Project Owned Property and Cypress Owned Property acquired, and any Project Tenements granted or issued to it or entered into by it in respect of the Project on or after the date of this agreement (subject to it first obtaining any required third party consents in respect of the grant of such security in accordance with clause 8.25).

(e)	Each Obligor must promptly grant security in favour of the Security Trustee over any Cypress Project Tenements granted or issued to it or entered into by it in respect of the Cypress Coal Mine or the Cypress Project Area on or after the date of this agreement (subject to it first obtaining any required third party consents in respect of the grant of such security in accordance with clause 8.25).

(f)	The Obligors must not incur Project Costs or working capital costs unless those amounts are set out in the Forecast Documents and the incurrence of the relevant cost does not exceed [***] of the relevant line item amount in the relevant Forecast Document.

(g)	The Obligors must not enter into or incur any contractual commitments associated with the capital or other expenditure necessary for the development of the Number 11 Seam without the prior written approval of the Agent.

8.22	Hedging

The Obligors must not enter into any Hedge Arrangements other than with the prior written approval of the Agent.

8.23	Inspection and assistance

(a)	At any time, and from time to time, following consultation with the Borrower, the Agent may, at the reasonable cost of the Borrower, appoint a technical engineer to advise the Finance Parties by entering into an LTE Appointment Deed.

(b)	Each Obligor will permit the Agent, the Security Trustee and any Lenders’ Technical Expert or any of their representatives, delegates, contractors and professional advisors to access the Project Area, the Cypress Project Area, assets, books, accounts, records and personnel for the purpose of monitoring operations and, in the case of the Lenders’ Technical Expert, conducting technical reviews of the Project upon request.

8.24	Financial undertakings

(a)	The Borrower must ensure that:

(1)	as at each Calculation Date, the Current Ratio is greater than [***];

(2)	as at each Calculation Date occurring:

(A)	on [***], the Leverage Ratio is not greater than [***];

(B)	on [***], the Leverage Ratio is not greater than [***];

(C)	on [***] and [***], the Leverage Ratio is not greater than [***]; and

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(D)	on or after [***], the Leverage Ratio is not greater than [***];

(3)	as at each Calculation Date occurring:

(A)	on [***], the Interest Cover Ratio is greater than [***];

(B)	on [***], the Interest Cover Ratio is greater than [***];

(C)	on [***], the Interest Cover Ratio is greater than [***]; and

(D)	on or after [***], the Interest Cover Ratio is greater than [***]; and

(4)	as at each Calculation Date, the Reserve Tail Ratio is greater than [***].

(b)	Subject to this clause 8.24, the Borrower may prevent or cure a breach of clause 8.24(a)(1), (2) or (3) by procuring that additional Equity is contributed to the Borrower and is applied as a mandatory prepayment in accordance with clause 3.8 (Equity Cure).

(c)	If additional Equity has been contributed as an Equity Cure, the relevant Ratio will be calculated (or recalculated, as applicable) on the basis that the additional Equity had been contributed and used to prepay the relevant portion of the Principal Outstanding in accordance with clause 3.8 on the first day of the relevant testing period.

(d)	If the calculation under clause 8.24(c) demonstrates that the Borrower is in compliance with clause 8.24(a), there will not be any Event of Default under clause 12.1(c).

(e)	An Equity Cure may not be made:

(1)	more than two times during the term of the Term Loan Facility;

(2)	more than once in any financial year; and

(3)	in any two consecutive Quarters.

(f)	If the Borrower intends to exercise an Equity Cure, it must provide the Agent with an irrevocable notice of its intention to exercise an Equity Cure (Cure Notice) at the same time as it delivers the Compliance Certificate showing an Event of Default under clause 12.1(c) (the date of the Compliance Certificate being the Certificate Date) and ensure that the additional Equity is contributed within [***] Business Days of the Certificate Date.

(g)	An Event of Default under clause 12.1(c) will not occur until a Compliance Certificate has been delivered showing that on the relevant Calculation Date there was a breach of clause 8.24(a) with respect to the relevant Ratio and:

(1)	the Agent has not received a Cure Notice with the relevant Compliance Certificate; or

(2)	the Agent has received a Cure Notice with the relevant Compliance Certificate, but the additional Equity has not been contributed within [***] Business Days of the Certificate Date.

(h)	The proceeds of an Equity Cure must be applied in mandatory prepayment in accordance with clause 3.8 of this agreement.

(i)	If:

(1)	the construction of the Third Production Unit has not commenced on or before [***]; or

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(2)	as at [***], the Funding Portion has been provided under Tranche Two and the date on which the Borrower has made the initial capital expenditure related to the Third Production Unit does not occur on or before [***], the Agent and the Borrower agree to negotiate in good faith to determine if any changes should be made to the ratio threshold levels set out in clause 8.24(a)(2) and 8.24(a)(3) as a result of the delay in production arising from any such delay in the commencement of construction for the Third Production Unit or the delay in making the initial capital expenditure for the Third Production Unit. In each case any such changes will be so as to ensure that such ratios provide the same headroom that was built into the existing ratio thresholds (taking into account the construction or capital expenditure delays). This will be achieved by comparing the original financial projections (the Originals Projections) set out in the Life of Mine Plan delivered to and accepted by the Agent under clause 2.1(i), and any revisions that would need to be made to those projections in order to reflect the delays referred to in sub-paragraphs (1) and (2) above (the Revised Projections), and resetting those ratio thresholds to new levels that would provide the same covenant headroom over the Revised Projections as exists between the current ratio threshold levels in clause 8.24(a)(2) and 8.24(a)(3) and the Original Projections.

8.25	Consent to security

(a)	In respect of each Project Document which provides that the relevant Obligor must obtain the consent of the relevant counterparty (or any other person) prior to that Obligor granting security over its rights under that Project Document, that Obligor must use reasonable endeavours to procure a Consent Document in respect of that Project Document of that Obligor.

(b)	Subject to clause 8.25(d) below, an Obligor's obligation to use reasonable endeavours under clause 8.25(a) and clause 8.25(c) will require the Obligor to:

(1)	approach the counterparty to request the Consent Document and consent to that Obligor granting an Encumbrance in respect of the relevant Project Document; and

(2)	promptly after a request is made by the Agent, provide information in relation to the progress of the matter.

(c)	Each Obligor must use reasonable endeavours to ensure that any Material Project Document, Project Tenement and Cypress Project Tenement that an Obligor enters into after the date of Financial Close permits the granting of security over that document or, if such document requires consent to granting security over it, for a period of up to [***] days after it enters into that Material Project Document, Project Tenement or Cypress Project Tenement (as the case may be), use reasonable endeavours to ensure that such consent is obtained and a Consent Document is procured.

(d)	An Obligor's obligation to use reasonable endeavours under clause 8.25(a) and clause 8.25(c) will not require the Obligor to:

(1)	incur any material fees or third party costs which are disproportionate to the improvement in the value of the Secured Property (taken as a whole);

(2)	incur or suffer (or create a material risk of incurring or suffering) any commercial detriment to it, its business, another Obligor or the business of the Obligors (taken as a whole);

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(3)	act to its commercial detriment, or to the commercial detriment of another Obligor (including, without limitation, making any material amendment to the relevant Project Document in order to obtain such consent); or

(4)	continue to attempt to obtain consent if, in that Obligor’s reasonable opinion there is no reasonable prospect that the counterparty will give such consent.

8.26	Term of undertakings

Unless the Agent (acting on instructions of the Majority Lenders) otherwise agrees in writing, until:

(a)	the Total Commitments are cancelled;

(b)	the Secured Moneys are unconditionally repaid in full; and

(c)	each Security is discharged,

each Obligor must, at its own cost, comply with its undertakings in this clause 8.

9	Options

9.1	Issue of Options

(a)	In consideration of, among other things, the Original Lenders providing the Term Loan Facility, the Parent must, and the Borrower must procure that the Parent will, grant the Original Lenders (each in the name of its custodian) the Options and will issue to each Original Lender a Holding Statement for the relevant Options on or before:

(1)	in relation to the Options (First Issuance), the Options will be issued on the date on which the Funding Portion under Tranche One is provided and the related Holding Statement will be provided on or before the date which is [***] days after that date; and

(2)	subject to clause 16.3, in relation to the Options (Second Issuance) and subject to the approval of the Parent’s shareholders, a date that is no later than [***] days after the date of this agreement.

(b)	The Options may be exercised, transferred or sold at any time by an Option Holder in their entirety or on a partial basis.

(c)	No premium is payable by an Option Holder in respect of the Options.

(d)	Each Option grants the Option Holder the right but not the obligation to be issued Shares at the Exercise Price.

(e)	The exercise price of each Option will be [***] per Option (Exercise Price).

(f)	The Parent must use best endeavours to obtain the approval of the Parent’s shareholders under ASX Listing Rule 7.1 in respect of the agreement to issue the Options (Second Issuance) under clause 9.1(a)(2) as soon as practicable after the date of this agreement and in any event on or before the date which is [***] days after the date of this agreement.

(g)	The Parent must comply with the ASX Listing Rules, the Corporations Act and its constitution in relation to each issue of the Options on or before the date those Options are issued. Without limiting the foregoing, the Parent must ensure that it is in a position to issue Options and Shares on the exercise of the Options without contravening ASX Listing Rule 7.1.

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(h)	The Parent must ensure that sufficient nominal but unissued and unallotted share capital is available at all times such as to enable the Options to be issued in accordance with this agreement and the terms and conditions in Schedule 9.

9.2	Option exercise

(a)	Options may be exercised by:

(1)	delivering to the Parent an application for Shares on exercise of options in the form set out in Schedule 9 (Exercise Notice) duly executed by the Option Holder specifying the number of Options being exercised (Relevant Number); and

(2)	payment to the Borrower in Same Day Funds of an amount equal to the Exercise Price multiplied by the Relevant Number (Settlement Price).

(b)	The Parent must, within the time frame set out in clause 7 of Schedule 9 and subject to receipt of the Settlement Price:

(1)	issue to the relevant Option Holder the Relevant Number of Shares;

(2)	issue, or cause to be issued, to the relevant Option Holder a Holding Statement for the Relevant Number of Shares; and

(3)	if applicable, issue a Holding Statement to the relevant Option Holder for the balance of any unexercised Options.

(c)	Where there is any conflict between the provisions for the exercise of Options under this agreement and the terms and conditions in Schedule 9:

(1)	the provisions of this agreement will prevail in relation to the exercise of any Options by an Original Lender (or its custodian); and

(2)	in relation to the exercise of any Options held by a person other than an Original Lender (or its custodian), the provisions of Schedule 9 will prevail.

(d)	For so long as the Parent is admitted to the official list of the ASX, the Parent shall apply for official quotation on the ASX of the Shares allotted pursuant to the exercise of the Options on the date of issue of those Shares.

(e)	The Parent shall give the Option Holders at least [***] Business Days’ written notice prior to the record date for any capital distributions, dividend payments, pro rata issues, bonus issues or rights issues of shares or other securities of the Parent, so as to enable each Option Holder to exercise its Options prior to this date and participate in the issue if the Option Holder so elects.

9.3	Option terms

(a)	Each Option is granted on, and subject to, the terms set out in this agreement, including the terms and conditions contained in Schedule 9 (Option Terms). The Parent undertakes in favour of each Option Holder that it will comply with those terms.

(b)	This clause 9 together with the Option Terms survive the termination or expiry of this agreement.

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10	Forecast Documents

10.1	Calculations

(a)	Any amount or figure to be calculated or estimated under or for the purposes of a Ratio is to be calculated by the Agent on the basis of actual observations, accounts and other financial information provided under clause 8.1 and in the case of the Reserve Tail Ratio, the latest Life of Mine Plan, or, if the Borrower or a Guarantor is at any relevant time in default in delivering accounts and other financial information under clause 8.1, as estimated by the Agent on the basis of the latest Life of Mine Plan and other accounts and information available to the Agent.

(b)	The calculation of a Ratio by the Agent is, in the absence of manifest error, the final and agreed calculation of that Ratio. In calculating a Ratio, the Agent will have regard to the most recent Life of Mine Plan and information provided to it under clause 8.1.

10.2	Calculations in Dollars

All calculations under this agreement will be made in Dollars. Any amount paid or received by a Project Obligor in a currency other than Dollars will:

(a)	to the extent the amount paid or received has been converted from or to Dollars by the Project Obligor, be taken into account as that Dollar amount; and

(b)	to the extent that no conversion has taken place, be taken into account as the amount of Dollars converted from that currency at the spot rate for the purchase of Dollars with that currency quoted by the Agent at or about [***] (Sydney time) as at the last day of the period for value on the second Business Day after that day.

10.3	Update of Forecast Documents

(a)	The Borrower:

(1)	must regularly maintain and update the Forecast Documents until the Maturity Date;

(2)	must, on or before 31 December of each year, and at any other time required by the Agent (acting reasonably and including if the Agent forms the opinion that the assumptions, forecasts or other information contained therein are no longer accurate or reasonable), deliver to the Agent an updated version of each Forecast Document; and

(3)	may at any other time with the consent of the Agent update the Forecast Documents.

(b)	Each updated Forecast Document must be in form and substance satisfactory to the Agent (acting reasonably).

(c)	If the Agent disapproves an updated Forecast Document, the Borrower must promptly revise (taking into account all reasonable matters specified by the Agent) and resubmit the relevant Forecast Document for the Agent’s approval.

(d)	Without limiting clauses 10.3(a), 10.3(b) or 10.3(c), the Borrower must not without the prior written consent of the Agent vary any Forecast Document.

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10.4	Factors since commencement of production

Any updating of the Forecast Documents under clause 10.3 will take into account:

(a)	actual Revenue and Project Costs;

(b)	actual financing and operating performance of the Project; and

(c)	forecast financial and operating performance of the Project, to be determined after reference to the assumptions that are applicable until and including the Project End Date.

10.5	Determination is binding

(a)	The terms of the Forecast Documents under this clause 10 will be determined by the Agent (acting reasonably), and a determination by the Agent (acting reasonably) is final and binding on the Obligors.

(b)	If so requested by the Borrower, the Agent must hold discussions with the Borrower in good faith regarding the terms of the Forecast Documents and any update or proposed update of the Forecast Documents.

(c)	No determination by the Agent under this clause 10 affects the obligations of any Project Obligor to conduct the Project. The Project Obligors will be solely responsible for the conduct of the Project, including the manner in which coal mining operations are conducted on the Project, notwithstanding any determination by the Agent under this clause 10.

11	Accounts and proceeds

11.1	Account Bank Deed

The Parent must ensure that, within [***] Business Days after Financial Close, either:

(a)	[***] executes an Account Bank Deed in respect of the Paringa Accounts; or

(b)	the Paringa Accounts have been moved to another Account Bank and such Account Bank has executed an Account Bank Deed in respect of such Paringa Accounts.

11.2	Establishment and maintenance of Accounts

(a)	The Project Obligors must establish the Accounts (excluding any Term Deposit Account), as interest bearing accounts, with an Account Bank on or before:

(1)	in respect of each Account other than the Debt Service Reserve Account, the first Funding Date; and

(2)	in respect of the Debt Service Reserve Account, the date that the Funding Portion has been provided under Tranche Two.

(b)	The Project Obligors must not maintain any bank accounts other than the Accounts or as otherwise permitted under this clause 11.

(c)	All Revenues, insurance proceeds and proceeds of Financial Indebtedness and Equity and any other amounts received by the Project Obligors from whatever source must be paid into an Operating Account promptly on receipt by or on behalf of the Project Obligors.

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(d)	The Borrower must ensure that the aggregate balance standing to the credit of the Accounts (other than the Debt Service Reserve Account and the Restricted Accounts) is at all times on and from the date of the first Funding Period is at least equal to the Minimum Account Balance.

(e)	The Project Obligors must not withdraw funds from any of the Accounts except in accordance with this clause 11.

(f)	Each Obligor acknowledges and agrees that, other than with respect to Restricted Accounts:

(1)	at any time while an Event of Default is subsisting and for so long as an Event of Default is subsisting, the Agent or the Security Trustee may take exclusive control of the bank accounts of each Obligor (whether in accordance with the relevant Account Bank Deed or otherwise by enforcement of its Security);

(2)	at any time while an Event of Default is subsisting, if the Agent or the Security Trustee wishes to take control of the bank accounts of an Obligor (other than a Project Obligor), the Obligor must direct the relevant bank at which each of its bank accounts is held to make transfers and withdrawals from the relevant bank accounts of that Obligor in accordance with the directions of the Agent or the Security Trustee and not otherwise;

(3)	at any time while an Event of Default is subsisting, the relevant account holder irrevocably authorises the Agent or the Security Trustee to give such directions as the Agent or the Security Trustee thinks fit with respect to such Obligor’s bank account; and

(4)	in the circumstances set out at clause 11.2(f)(1) or (2), each bank account of an Obligor need not be controlled by the same entity (whether the Agent or the Security Trustee).

(g)	Subject to clause 11.2(f), the Project Obligors have sole signatory rights to the Operating Accounts.

(h)	An Officer of the Agent will be the sole signatory to the Debt Service Reserve Account.

(i)	No Project Obligor may withdraw funds from any Account while an Event of Default is continuing except:

(1)	with the prior written consent of the Agent; or

(2)	for payment of amounts in connection with the Finance Documents.

(j)	The Project Obligors must on request by the Agent or the Security Trustee provide copies of any account statement so requested.

(k)	None of the restrictions in this clause 11 on the withdrawal of funds from an Account or other bank account affects the obligations of the Borrower to make all payments of indebtedness required to be made to the Finance Parties or any of them on the due date for payment in accordance with the Finance Documents.

(l)	All amounts withdrawn from an Account for application in or towards making a specific payment or meeting a specific liability as provided for in this agreement must be so applied and made, and for no other purpose.

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11.3	Operating Accounts

Subject to clause 11.2, a Project Obligor may withdraw money from the Operating Account in its name:

(a)	for the payment of Project Costs and working capital costs in amounts in aggregate as between the Operating Accounts of up to [***] of the relevant line item in the Life of Mine Plan and the Annual Budget;

(b)	for the purposes of providing Permitted Financial Accommodation or for making payments in relation to Permitted Financial Indebtedness (other than in respect of the Permitted Financial Indebtedness described at paragraph (3) of that definition);

(c)	to transfer to a Restricted Account opened and maintained in accordance with clause 11.4;

(d)	to transfer to the Debt Service Reserve Account in accordance with clause 11.5(b);

(e)	to transfer money to the Parent for the purposes of enabling it to pay any corporate overheads of the Group; or

(f)	to make transfers to another Operating Account.

11.4	Restricted Accounts

Notwithstanding clause 11.2(b) or any other provisions of this agreement prohibiting the opening or maintenance of accounts or the granting or existence of Encumbrances, but otherwise subject to this agreement, the Obligors may:

(a)	open and maintain accounts for the purposes of obtaining surety bonds, performance bonds, letters of credit, bank guarantees and other similar instruments (each a Performance Bond) and for cash collateralising those instruments (each such account being a Restricted Account); and

(b)	grant Encumbrances over those Restricted Accounts in favour of the provider of any such Performance Bond and each such Restricted Account shall be excluded from the Secured Property; provided that the Obligors shall not grant any other Encumbrances over those Restricted Accounts, other than Permitted Encumbrances, provided that:

(c)	the aggregate liability of the Obligors in respect of all such Performance Bonds must constitute Permitted Financial Indebtedness under paragraph 7 of the definition of Permitted Financial Indebtedness; and

(d)	each Encumbrance in respect of cash collateral provided in respect of all such Performance Bonds must constitute a Permitted Encumbrance under paragraph 5(g) of the definition of Permitted Encumbrance.

11.5	Debt Service Reserve Account

(a)	Subject to clause 11.5(c), the Parent must ensure that any Settlement Price is paid into the Debt Service Reserve Account.

(b)	On and from 2 January 2021 and subject to clause 11.5(c), the Borrower must ensure that, if at any time the aggregate balance standing to the credit of all Accounts (other than the Debt Service Reserve Account and the Restricted Accounts) exceeds [***], the amount exceeding [***] is transferred to the Debt Service Reserve Account.

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(c)	The Borrower will not be required to comply with clause 11.5(a) or 11.5(b) to the extent that the balance standing to the credit of the Debt Service Reserve Account is or would, following the relevant transfer, be equal to or greater than the Principal Outstanding in respect of Tranche Two at that time.

(d)	The Agent may, from time to time, withdraw and apply from the Debt Service Reserve Account:

(1)	an amount required to meet any amount of Principal Outstanding or interest which is due and payable in respect of the Term Loan Facility at that time but which has not been paid by the Borrower; and

(2)	at the request of the Borrower under clause 3.10(a) (and the Agent shall comply with any such request), the balance standing to the credit of the Debt Service Reserve Account to:

(A)	prepay all or part of the Principal Outstanding under the Term Loan Facility in accordance with clause 3.10;

(B)	pay all unpaid interest or fees accrued to the prepayment date in respect of the prepaid amount; and

(C)	pay the Early Repayment Fee required to be paid under clause 15.2(a) in respect of the prepaid amount.

(e)	The Agent must provide notice to the Borrower promptly, but in any event within [***] Business Days, of any withdrawal occurring under clause 11.5(d).

11.6	Term Deposit Account

The parties acknowledge and agree that the Borrower may open a Term Deposit Account with an Account Bank.

12	Events of Default

12.1	Events of Default

It is an Event of Default, whether or not it is within the control of an Obligor, if:

(a)	failure to pay: an Obligor fails to pay or repay any part of the Secured Moneys when due and payable by it and the Obligor does not remedy the failure within [***] Business Days;

(b)	Review Event: the Borrower fails to:

(1)	remedy a Review Event following the Remedy Period; or

(2)	deliver or perform (as applicable) the Additional Requirements in any time period specified by the Agent;

(c)	financial undertakings: an Obligor breaches clause 8.24 (subject to the equity cure rights);

(d)	non-remediable failure: an Obligor fails to perform any other undertaking or obligation of it under any Finance Document and that failure is not remediable;

(e)	remediable failure: the failure described in clause 12.1(d) is remediable, and the Obligor does not actively and diligently in good faith seek to remedy the failure and the failure is otherwise not remedied within [***] Business Days after the earlier of the Obligor becoming aware of the failure and receipt by the Obligor of a notice from the Agent specifying the failure;

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(f)	misrepresentation:

(1)	any warranty, representation or statement in or under a Finance Document is or becomes untrue, misleading or incorrect in any material respect when made, repeated or regarded as made or repeated under any Finance Document; and

(2)	the circumstances causing that misrepresentation or breach of warranty are capable of remedy and the relevant Obligor is not actively and diligently in good faith seeking to remedy the circumstances causing such misrepresentation and such circumstances are otherwise not remedied within [***] Business Days of the earlier of an Obligor becoming aware of the misrepresentation or breach of warranty and the issue of notice by the Agent requiring the remedy of that misrepresentation or breach of warranty;

(g)	cross default: any Financial Indebtedness of an Obligor in an amount in excess of [***]:

(1)	becomes due and payable, or becomes capable of being declared due and payable, before the scheduled date for payment, where the circumstances giving rise to the Financial Indebtedness being due and payable or capable of being declared due and payable are not remedied within [***] Business Days of arising; or

(2)	is not paid within [***] Business Days after it is due (after taking into account any applicable grace period),

provided that no Event of Default will occur under this clause 12.1(g) if:

(3)	the relevant Financial Indebtedness is being disputed by the relevant Obligor in good faith to the Agent’s satisfaction; or

(4)	the relevant default giving rise to the Financial Indebtedness being declared, or capable of being declared, due and payable is remedied within [***] Business Days to the satisfaction of the provider of that Financial Indebtedness (Cross Default Cure) provided that a Cross Default Cure may not be made more than once in any 12 month period (regardless of whether relating to Financial Indebtedness owing to the same provider or not);

(h)	Encumbrance: any Encumbrance is enforced, or becomes capable of being enforced, against any asset or assets of an Obligor in an amount exceeding [***] or the amount of that Encumbrance, when aggregated with any other Encumbrances enforced against any assets of any Obligor, exceeds [***];

(i)	Insolvency Event: any of the following events occur:

(1)	judgment: a final and conclusive judgment in an amount exceeding [***] is obtained against an Obligor or the amount of that judgment, when aggregated with any other judgments obtained against any Obligor, exceeds [***] and is not paid within [***] Business Days or on or before the final due date for payment (whichever is lesser);

(2)	execution: a distress, attachment, execution or other process of a Government Agency is issued against, levied or entered upon an asset of an Obligor in an amount exceeding [***] or the amount of that distress, attachment, execution or other process, when aggregated with any other such distress, attachment, execution or other process, exceeds [***] and such action is not stayed, discharged or set aside within [***] Business Days or on or before the final due date for payment (whichever is lesser);

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(3)	Controller: any of the following occur:

(A)	a Controller is appointed, or any steps are taken to appoint a Controller voluntarily or involuntarily; or

(B)	a resolution to appoint a Controller is passed, or any steps (other than steps that the Agent is satisfied are frivolous or vexatious) are taken to pass a resolution to appoint a Controller,

to an Obligor or over an asset of an Obligor unless, in the case of an appointment, the appointment of the Controller is capable of being set aside, and it is set aside, within [***] Business Days of the appointment being made;

(4)	winding up: any of the following occur:

(A)	an application is made;

(B)	an order is made;

(C)	any proceeding or petition is filed; or

(D)	a resolution is passed or any steps (other than steps that the Agent is satisfied are frivolous or vexatious) are taken to pass a resolution,

for the winding up, liquidation or reorganisation of any Obligor unless, in the case of an application, proceeding or petition, the application, proceeding or petition is capable of being set aside, and it is set aside, within [***] Business Days of the application, proceeding or petition being made or filed;

(5)	administration: any of the following occur:

(A)	an administrator, receiver, trustee, custodian, sequestrator, or conservator is appointed (voluntarily or involuntarily), or any steps (other than steps that the Agent is satisfied are frivolous or vexatious) are taken to appoint an administrator, receiver, trustee, custodian, sequestrator, or conservator; or

(B)	a resolution to appoint an administrator, receiver, trustee, custodian, sequestrator, or conservator is passed, or any steps (other than steps that the Agent is satisfied are frivolous or vexatious) are taken to pass a resolution to appoint an administrator, receiver, trustee, custodian, sequestrator, or conservator, to an Obligor unless, in the case of an appointment, the Agent is satisfied that the appointment is capable of being set aside, and it is set aside, within [***] Business Days of the appointment being made;

(6)	deregistration: an Obligor is deregistered, or any steps are taken to deregister an Obligor under the Corporations Act or any applicable companies legislation in its jurisdiction of incorporation (other than steps that the Agent is satisfied are frivolous or vexatious and which are revoked or set aside within [***] Business Days);

(7)	suspends payment: an Obligor suspends payment of its debts generally;

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(8)	insolvency: an Obligor is:

(A)	unable to pay its debts when they are due; or

(B)	presumed to be insolvent under the Corporations Act or any applicable companies legislation or similar law in its jurisdiction of incorporation or formation, as applicable;

(9)	arrangements: an Obligor enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(j)	reorganisation: an Obligor implements a merger, demerger or scheme of arrangement with any person without the prior written consent of the Agent (which consent must not be unreasonably withheld);

(k)	ceasing business: an Obligor ceases to carry on business;

(l)	changing business: an Obligor commences any other business activity not related to coal exploration, development or mining;

(m)	listing:

(1)	the Parent ceases to be listed on the ASX or on Nasdaq without the prior approval of the Agent; or

(2)	the shares in the Parent are suspended on the ASX or Nasdaq, for [***] consecutive Business Days;

(n)	unenforceability:

(1)	all or a material provision of a Finance Document is illegal, void, voidable or unenforceable;

(2)	any person becomes entitled to terminate, rescind or avoid any material provision of any Finance Document; or

(3)	the execution, delivery or performance of a Relevant Document by an Obligor breaches or results in a contravention of any law in any material respect;

(o)	compulsory acquisition: any Government Agency expropriates, compulsorily acquires or resumes (or passes any law or regulation in respect of any of the above) all or a material portion of the business or the assets of an Obligor which has, or is reasonably likely to have, a Material Adverse Effect and that Obligor is not adequately compensated;

(p)	abandonment:

(1)	all or any material part of the Project is abandoned or is placed on a care and maintenance basis; or

(2)	the budgeted processing of Product at the CHPP ceases for more than [***] consecutive days other than:

(A)	in accordance with routine maintenance requirements set out in the Forecast Documents; or

(B)	to the extent that:

1.	the Force Majeure Event causing such cessation is temporary in nature (and, in any event, does not subsist for a period exceeding [***] days);

2.	business interruption insurance proceeds are payable to the Obligors in relation to the cessation and the claim in respect of those business interruption insurance proceeds has been accepted by the insurer in writing and the Agent is satisfied (acting reasonably) that the claim will be paid in time to meet scheduled Project Costs and other working capital costs payable during the cessation; and

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3.	the Project Obligors are taking all available steps to end, remedy or address the circumstances giving rise to the Force Majeure Event to the extent reasonable practicable to do so;

(q)	destruction of Secured Property: all or any material part of the Secured Property is destroyed, lost or damaged beyond repair or proves to be materially defective in circumstances not fully covered by insurance;

(r)	Material Adverse Effect: any event, circumstance or change occurs which in the opinion of the Agent (acting reasonably) has or is reasonably likely to have a Material Adverse Effect;

(s)	Material Project Documents:

(1)	an Obligor or another party to a Material Project Document fails to observe or perform any material obligation under a Material Project Document which failure would entitle the counterparty to terminate or suspend that Material Project Document; or

(2)	any:

(A)	Material Project Document is revoked, rescinded, suspended, terminated or becomes wholly, or partly in any material respect, unenforceable (other than due to lapse of time); or

(B)	party (other than an Obligor) becomes entitled to terminate any Material Project Document,

and in the case of sub-paragraphs (1) or (2) above:

(3)	such Material Project Document (other than a Supply Agreement) is not replaced by alternative arrangements which are acceptable to the Agent acting reasonably within [***] Business Days of the occurrence of the relevant event; or

(4)	in the case of a Supply Agreement, that Supply Agreement is not replaced by alternative arrangements which are acceptable to the Agent (acting reasonably) within [***] days of the occurrence of the relevant event.

The parties acknowledge and agree that a Potential Event of Default will be deemed to be subsisting while any of the events described in sub-paragraph (1) or (2) above has occurred and any alternative arrangements acceptable to the Agent acting reasonably have not yet been put in place.

(t)	Project shareholdings: the Parent disposes of any part of its direct or indirect shareholding in the Borrower or any other Obligor or a Project Obligor disposes of all or part of its direct or indirect interest in the Project without the prior written consent of the Agent;

(u)	Change of Control: a Change of Control occurs with respect to the Parent; and

(v)	Options (First Issuance): a Holding Statement for the Options (First Issuance) evidencing the issue of the Options (First Issuance) in favour of (or at the direction of) each Original Lender has not been issued on or before the date which is [***] days after the date on which the First Funding Portion under Tranche One has been provided.

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12.2	Effect of Event of Default

(a)	If an Event of Default occurs the Agent may, and if so directed by the Majority Lenders must, at any time while it is continuing by notice to the Borrower declare that:

(1)	the Secured Moneys are immediately due and payable; or

(2)	the Commitment of each Lender is cancelled,

or make each of the declarations under clauses 12.2(a)(1) and (2).

(b)	The Borrower must immediately repay the Secured Moneys on receipt of a notice under clause 12.2(a)(1).

(c)	If an Event of Default occurs the Agent may, at cost of the Borrower, appoint a firm of independent accountants or insolvency or restructuring experts to review and report to the Lenders.

12.3	Obligors to continue to perform

(a)	If the Agent makes a declaration under clause 12.2:

(1)	the declaration does not affect the obligations of an Obligor under the Finance Documents; and

(2)	each Obligor must continue to perform its obligations under the Finance Documents as if the declaration had not been made, subject to any directions given by a Finance Party under any Finance Document.

(b)	Clause 12.3(a) does not affect the Borrower’s obligations under clause 12.2.

12.4	Enforcement

(a)	The Finance Documents may be enforced without notice to an Obligor or any other person even if:

(1)	a Finance Party accepts any part of the Secured Moneys after an Event of Default; or

(2)	there has been any other Event of Default.

(b)	No Finance Party is liable to any Obligor for any Loss an Obligor may suffer, incur or be liable for arising out of or in connection with a Finance Party exercising any Power, except to the extent specifically set out in a Finance Document.

12.5	Review Event

(a)	It will be a Review Event if:

(1)	during any consecutive period of [***] months on and from 1 October 2019:

(A)	the actual Saleable Product produced from the Project in aggregate in that period is less than the Threshold Saleable Product for that same period; or

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(B)	the actual All in Unit Costs for producing Saleable Product in that period are greater than the Threshold All in Unit Costs for that same period;

(2)	any material amendment of a Supply Agreement is made other than:

(A)	any amendment or variation of a minor, administrative or technical nature;

(B)	any amendment the result of which is market standard and is not unusually onerous on the relevant Obligor; or

(C)	any amendment which, either alone or together with other amendments made to that Supply Agreement, would not result in terms which are not market standard or which are materially different to the terms reviewed by the Agent when the Supply Agreement was entered into; or

(3)	any waiver of a material term of a Supply Agreement is made or given by an Obligor.

(b)	While a Review Event is subsisting the Agent may give notice to the Borrower that the Review Event is unacceptable (Review Notice).

(c)	On receipt of a Review Notice:

(1)	if the Review Event is capable of remedy, the Borrower must on or before the date which is [***] days after the date of the Review Notice (or such longer period as the Agent may agree) (Remedy Period) remedy the Review Event to the satisfaction of the Agent; or

(2)	if:

(A)	the Review Event is not capable of remedy; or

(B)	has not been remedied on or before the expiry of the Remedy Period,

the Agent may, in its absolute discretion (acting on the instructions of all Lenders):

(C)	give written notice to the Borrower that:

1.	the Secured Moneys are to become due and payable within [***] days (following expiration of which they will become immediately due and payable); and

2.	the Commitment is cancelled; or

(D)	review the terms on which the Term Loan Facility is provided (including pricing and Security) and provide to the Borrower revised terms on which the Lenders are able to continue to provide the Term Loan Facility. If, within [***] days after receipt of those revised terms, the Borrower and the Agent are unable to agree the revised terms on which the Term Loan Facility will continue to be provided, the Agent may give notice to the Borrower that:

1.	the Secured Moneys are to become due and payable within [***] days (following expiration of which they will become immediately due and payable); and

2.	the Commitment are cancelled,

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(Additional Requirements).

(d)	Solely for the purposes of calculating the forecast Saleable Product to be produced from the Project for the purposes of clause 12.5(a)(1), where first production from the Third Production Unit has been delayed beyond 28 February 2020 the Borrower may amend the Life of Mine Plan in respect of forecast production of Saleable Product provided that:

(1)	the period from the date of the initial capital expenditure related to the Third Production Unit and the date on which Saleable Product is produced by the Third Production Unit must be less than or equal to 8 months, and no amendment may be made for any delays in respect of this period; and

(2)	any amendments will only cover the forecast implications of any such delay.

(e)	Solely for the purposes of calculating the forecast All in Unit Costs for producing Saleable Product for the purposes of clause 12.5(a)(1), the Borrower may adjust the realised price used for the relevant period to match the actual price achieved for Product sales during that period in order to generate the budgeted All in Unit Costs against which the Threshold All in Unit Costs are measured.

13	Increased costs and illegality

13.1	Increased costs

(a)	If a Lender determines that any Change in Law affecting it or any of its holding companies (each a Holding Company) directly or indirectly:

(1)	increases the effective cost to that Lender of performing its obligations under the Finance Documents or funding or maintaining its Commitment or its Pro Rata Share of the Principal Outstanding;

(2)	reduces any amount received or receivable by that Lender under the Finance Documents; or

(3)	in any other way reduces the effective return to that Lender or any Holding Company under the Finance Documents or the overall return on capital of the Lender or any Holding Company,

(each an Increased Cost), the Borrower must pay to that Lender within 10 Business Days of demand compensation for the Increased Cost to the extent attributed by that Lender or Holding Company (using the methods it considers appropriate) to the Lender’s obligations under the Finance Documents or the funding or maintenance of its Commitment or its Pro Rata Share of the Principal Outstanding.

(b)	In the absence of manifest error, a claim under clause 13.1(a) is sufficient evidence of the amount to which the Finance Party is entitled under clause 13.1(a) unless the contrary is proved.

(c)	If the Borrower receives a demand from a Lender under clause 13.1(a), the Borrower may, by written notice to the Agent on or before the date which is [***] Business Days after the date of that demand, cancel the Commitment of that Lender and prepay the Secured Moneys of that Lender in full.

(d)	A notice under clause 13.1(c) is irrevocable and the Borrower must, on the date which is [***] Business Days after the date that the notice is given, pay to the Agent on account of that Lender the Secured Moneys in respect of that Lender in full.

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(e)	A demand from a Lender under clause 13.1(a) may not claim compensation for an increase or reduction suffered more than [***] days before that Lender notified the Borrower of the relevant Change in Law except to the extent the Change in Law is retrospective.

(f)	This clause 13.1 does not apply to the extent the Increased Cost is:

(1)	attributable to a tax deduction required by law to be made by an Obligor;

(2)	attributable to a FATCA Deduction required to be made by a party

(3)	is, or will be, compensated for by payments from an Obligor to the relevant Finance Party under clauses 6.4 or 16.3; or

(4)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II), any Basel III Requirement or any other law or regulation which implements Basel II or any Basel III Requirement (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Related Bodies Corporate).

13.2	Illegality

(a)	If any Change in Law or other event makes it illegal for a Lender to perform its obligations under the Finance Documents or fund or maintain its Commitment, the Lender may by notice to the Borrower:

(1)	suspend its obligations under the Finance Documents for the duration of the illegality; or

(2)	by notice to the Borrower, cancel its Commitment and require the Borrower to repay the Secured Moneys in respect of that Lender in full on the date which is [***] Business Days after the date on which the Lender gives the notice or any earlier date required by, or to comply with, the applicable law.

(b)	A notice under clause 13.2(a)(2) is irrevocable and the Borrower must, on the repayment date determined under clause 13.2(a)(2), pay to the Agent on account of the Lender the Secured Moneys in respect of the Lender in full.

13.3	Minimisation

(a)	The relevant Lender shall use reasonable endeavours (at the Borrower’s expense) to mitigate the consequences of a Change in Law mentioned in this clause 13.

(b)	If requested by the Borrower, the Lender shall negotiate in good faith with the Borrower with a view to finding a means to mitigate the consequences of a Change in Law mentioned in this clause 13.

(c)	The Borrower may not refuse a demand on the ground that the relevant consequences could have been avoided, unless the Lender or its Holding Company has failed to comply with clause 13.3(a).

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14	Guarantee and indemnity

14.1	Guarantee

The Guarantors jointly and severally and unconditionally and irrevocably guarantee to each Finance Party the payment of the Secured Moneys due to each Finance Party.

14.2	Payment

(a)	If the Secured Moneys are not paid when due, each Guarantor must immediately on demand from the Agent pay to the Agent for the account of the Finance Parties the Secured Moneys in the same manner and currency as the Secured Moneys are required to be paid.

(b)	A demand under clause 14.2(a) may be made at any time and from time to time.

14.3	Securities for other money

Each Finance Party may apply any amounts received by it or recovered under any:

(a)	Collateral Security; or

(b)	other document or agreement,

which is a security for any of the Secured Moneys and any other money in the manner it determines in its absolute discretion.

14.4	Amount of Secured Moneys

(a)	This clause 14 applies to any amount which forms part of the Secured Moneys from time to time.

(b)	The obligations of each Guarantor under this clause 14 extend to any increase in the Secured Moneys as a result of:

(1)	any amendment, supplement, renewal or replacement of any Finance Document to which an Obligor and any Finance Party is a party; or

(2)	the occurrence of any other thing.

(c)	Clause 14.4(b):

(1)	applies regardless of whether any Guarantor is aware of or consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which an Obligor and any Finance Party is a party or the occurrence of any other thing; and

(2)	does not limit the obligations of any Guarantor under this clause 14.

14.5	Proof by Agent

In the event of the liquidation of an Obligor, each Guarantor authorises each Finance Party to prove for all money which any Guarantor has paid or is or may be obliged to pay under any Finance Document, any other document or agreement or otherwise in respect of the Secured Moneys.

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14.6	Avoidance of payments

(a)	If any payment, conveyance, transfer or other transaction relating to or affecting the Secured Moneys is:

(1)	void, voidable or unenforceable in whole or in part; or

(2)	claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

the liability of each Guarantor under this clause 14 and any Power is the same as if:

(3)	that payment, conveyance, transfer or transaction (or the void, voidable or unenforceable part of it); and

(4)	any release, settlement or discharge made in reliance on any thing referred to in clause 14.6(a)(3),

had not been made and each Guarantor must immediately take all action and sign all documents necessary or required by the Agent to restore to each Finance Party the benefit of this clause 14 and any Encumbrance held by the Finance Parties immediately before the payment, conveyance, transfer or transaction.

(b)	Clause 14.6(a) applies whether or not any Finance Party knew, or ought to have known, of anything referred to in clause 14.6(a).

14.7	Indemnity for avoidance of Secured Moneys

(a)	If any of the Secured Moneys (or money which would have been Secured Moneys if it had not been irrecoverable) are irrecoverable by any Finance Party from:

(1)	any Obligor; or

(2)	a Guarantor on the footing of a guarantee,

the Guarantors jointly and severally, unconditionally and irrevocably, and as a separate and principal obligation:

(3)	indemnify each Finance Party against any Loss suffered, paid or incurred by that Finance Party in relation to the non-payment of that money; and

(4)	must pay the Agent for the account of that Finance Party an amount equal to that money.

(b)	Clause 14.7(a) applies to the Secured Moneys (or money which would have been Secured Moneys if it had not been irrecoverable) which are or may be irrecoverable irrespective of whether:

(1)	they are or may be irrecoverable because of any event described in clause 14.12;

(2)	they are or may be irrecoverable because of any other fact or circumstance;

(3)	the transactions or any of them relating to that money are void or illegal or avoided or otherwise unenforceable; and

(4)	any matters relating to the Secured Moneys are or should have been within the knowledge of any Finance Party.

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14.8	No obligation to marshal

A Finance Party is not required to marshal or to enforce or apply under or appropriate, recover or exercise:

(a)	any Encumbrance, Guarantee or Collateral Security or other document or agreement held, at any time, by or on behalf of that or any other Finance Party; or

(b)	any money or asset which that Finance Party, at any time, holds or is entitled to receive.

14.9	Non-exercise of Guarantors’ rights

A Guarantor must not exercise any rights it may have (whether arising under this agreement, any other Finance Document or otherwise) inconsistent with this clause 14.

14.10	Principal and independent obligation

(a)	This clause 14 is:

(1)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(2)	independent of and not in substitution for or affected by any other Collateral Security which any Finance Party may hold in respect of the Secured Moneys or any obligations of any Obligor or any other person.

(b)	This clause 14 is enforceable against a Guarantor:

(1)	without first having recourse to any Collateral Security;

(2)	whether or not any Finance Party has made demand on any Obligor (other than any demand specifically required to be given, or notice required to be issued, to a Guarantor under clause 14.2 or any other provision of a Finance Document);

(3)	whether or not any Finance Party has given notice to any Obligor or any other person in respect of any thing; or

(4)	whether or not any Finance Party has taken any steps against any Obligor or any other person;

(5)	whether or not any Secured Moneys are then due and payable; and

(6)	despite the occurrence of any event described in clause 14.12.

14.11	Suspense account

(a)	Each Finance Party may apply to the credit of a suspense account any:

(1)	amounts received under this clause 14;

(2)	dividends, distributions or other amounts received in respect of the Secured Moneys in any liquidation; and

(3)	other amounts received from a Guarantor, an Obligor or any other person in respect of the Secured Moneys.

(b)	Each Finance Party may retain the amounts in the suspense account for as long as it determines and is not obliged to apply them in or towards satisfaction of the Secured Moneys.

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14.12	Unconditional nature of obligations

(a)	This clause 14 and the obligations of each Guarantor under the Finance Documents are absolute, binding and unconditional in all circumstances, and are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including:

(1)	the grant to any Obligor or any other person of any time, waiver, covenant not to sue or other indulgence;

(2)	the release (including a release as part of any novation) or discharge of any Obligor or any other person;

(3)	the cessation of the obligations, in whole or in part, of any Obligor or any other person under any Finance Document or any other document or agreement;

(4)	the liquidation of any Obligor or any other person;

(5)	any arrangement, composition or compromise entered into by any Finance Party, any Obligor or any other person;

(6)	any Finance Document or any other document or agreement being in whole or in part illegal, void, voidable, avoided, unenforceable or otherwise of limited force or effect;

(7)	any extinguishment, failure, loss, release, discharge, abandonment, impairment, compounding, composition or compromise, in whole or in part of any Finance Document or any other document or agreement;

(8)	any Collateral Security being given to any Finance Party by any Obligor or any other person;

(9)	any alteration, amendment, variation, supplement, renewal or replacement of any Finance Document or any other document or agreement;

(10)	any moratorium or other suspension of any Power;

(11)	any Finance Party, a Receiver or Attorney exercising or enforcing, delaying or refraining from exercising or enforcing, or being not entitled or unable to exercise or enforce any Power;

(12)	any Finance Party obtaining a judgment against any Obligor or any other person for the payment of any of the Secured Moneys;

(13)	any transaction, agreement or arrangement that may take place with any Finance Party, any Obligor or any other person;

(14)	any payment to any Finance Party, a Receiver or Attorney, including any payment which at the payment date or at any time after the payment date is in whole or in part illegal, void, voidable, avoided or unenforceable;

(15)	any failure to give effective notice to any Obligor or any other person of any default under any Finance Document or any other document or agreement;

(16)	any legal limitation, disability or incapacity of any Obligor or of any other person;

(17)	any breach of any Finance Document or any other document or agreement;

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(18)	the acceptance of the repudiation of, or termination of, any Finance Document or any other document or agreement;

(19)	any Secured Moneys being irrecoverable for any reason;

(20)	any disclaimer by any Obligor or any other person of any Finance Document or any other document or agreement;

(21)	any assignment, novation, assumption or transfer of, or other dealing with, any Powers or any other rights or obligations under any Finance Document or any other document or agreement;

(22)	the opening of a new account of any Obligor with any Finance Party or any transaction on or relating to the new account;

(23)	any prejudice (including material prejudice) to any person as a result of any thing done or omitted by any Finance Party, any Obligor or any other person;

(24)	any prejudice (including material prejudice) to any person as a result of any Finance Party, a Receiver, Attorney or any other person selling or realising any property the subject of a Collateral Security at less than the best price;

(25)	any prejudice (including material prejudice) to any person as a result of any failure or neglect by any Finance Party, a Receiver, Attorney or any other person to recover the Secured Moneys from any Obligor or by the realisation of any property the subject of a Collateral Security;

(26)	any prejudice (including material prejudice) to any person as a result of any other thing;

(27)	the receipt by any Finance Party of any dividend, distribution or other payment in respect of any liquidation;

(28)	the failure of any other Guarantor or any other person who is intended to become a co-surety or co-indemnifier of that Guarantor to execute this agreement or any other document; or

(29)	any other act, omission, matter or thing whether negligent or not.

(b)	Clause 14.12(a) applies irrespective of:

(1)	the consent or knowledge or lack of consent or knowledge, of any Finance Party, any Obligor or any other person of any event described in clause 14.12(a); or

(2)	any rule of law or equity to the contrary.

14.13	No competition

(a)	Until the Secured Moneys have been fully paid and this clause 14 has been finally discharged, a Guarantor is not entitled to:

(1)	be subrogated to any Finance Party;

(2)	claim or receive the benefit of any Encumbrance, Guarantee or other document or agreement of which any Finance Party has the benefit;

(3)	claim or receive the benefit of any moneys held by any Finance Party;

(4)	claim or receive the benefit of any Power;

(5)	either directly or indirectly prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the liquidation of any Obligor liable to pay the Secured Moneys, except in accordance with clause 14.13(b);

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(6)	make a claim or exercise or enforce any right, power or remedy (including under an Encumbrance or Guarantee or by way of contribution) against any Obligor liable to pay the Secured Moneys or against any asset of any such Obligor, whether such right, power or remedy arises under or in connection with this agreement, any other Finance Document or otherwise;

(7)	accept, procure the grant of or allow to exist any Encumbrance in favour of a Guarantor from any Obligor liable to pay the Secured Moneys;

(8)	exercise or attempt to exercise any right of set-off against, or realise any Encumbrance taken from, any Obligor liable to pay the Secured Moneys; or

(9)	raise any defence or counterclaim in reduction or discharge of its obligations under this clause 14.

(b)	If required by any Finance Party, a Guarantor must prove in any liquidation of any Obligor liable to pay the Secured Moneys for all money owed to the Guarantor.

(c)

All money recovered by a Guarantor from any Obligor liable to pay the Secured Moneys from any liquidation or under any Encumbrance or Guarantee (whether the Encumbrance or Guarantee is a Finance Document or otherwise) must be received and held in trust by the Guarantor for the Finance Parties to the extent of the unsatisfied liability of the Guarantor under this clause 14.

(d)	A Guarantor must not do or seek, attempt or purport to do anything referred to in clause 14.13(a).

14.14	Continuing guarantee

This clause 14 is a continuing obligation of each Guarantor, despite:

(a)	any settlement of account; or

(b)	the occurrence of any other thing,

and remains in full force and effect until:

(c)	all the Secured Moneys have been paid in full; and

(d)	this clause 14 has been finally discharged by all the Finance Parties.

14.15	Variation

This clause 14 extends to cover the Finance Documents as amended, varied or replaced, whether with or without the consent of any one or more of the Guarantors, including any increase in the limit or maximum principal amount available under a Finance Document.

14.16	Judgments

A final judgment obtained against a relevant Obligor is conclusive as against each Guarantor.

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15	Indemnities

15.1	General indemnity

(a)	Each Obligor indemnifies each Finance Party against any Loss which that Finance Party, a Receiver (whether acting as agent of the Borrower or of a Finance Party) or an Attorney pays, suffers, incurs or is liable for, in respect of any of the following:

(1)	a Funding Portion required by a Funding Notice not being made for any reason including any failure by an Obligor to fulfil any condition precedent contained in clause 2, but excluding any default by that Finance Party;

(2)	the occurrence of any Event of Default;

(3)	a Finance Party exercising its Powers consequent upon or arising out of the occurrence of any Default;

(4)	the non-exercise, attempted exercise, exercise or delay in the exercise of any Power while an Event of Default subsists;

(5)	any act or omission of a Security Provider or any of its employees or agents;

(6)	the occupation, use or ownership of any Secured Property by a Security Provider or any of its employees or agents;

(7)	any workers’ compensation claim by any employee of a Security Provider;

(8)	any insurance policy in respect of any Secured Property;

(9)	any compulsory acquisition or statutory or judicial divestiture of any Secured Property; and

(10)	any payment made by a Lender to the Agent under clause 18.11.

(b)	The indemnity in clause 15.1(a), includes the amount determined by a Finance Party as being incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by the Finance Party to fund or maintain its Commitment.

15.2	Early Prepayment Fee

(a)	Subject to clause 15.2(b), if the Borrower prepays any of the Principal Outstanding in relation to an outstanding Funding Portion, on the day on which the Borrower prepays that amount it must also pay to the Agent for the account of each Lender in their respective Pro Rata Shares of the amount prepaid, the Early Repayment Fee.

(b)	The Borrower is not required to pay any Early Repayment Fee under clause 15.2(a) in respect of a prepayment under clause 3.8 following the exercise of an Equity Cure right or in respect of any prepayment under clause 3.9.

15.3	Foreign currency indemnity

If, at any time:

(a)	a Finance Party, a Receiver or an Attorney receives or recovers any amount payable by an Obligor including:

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(1)	under any judgment or order of any Government Agency;

(2)	for any breach of any Finance Document;

(3)	on the liquidation or bankruptcy of the Obligor or any proof or claim in that liquidation or bankruptcy; or

(4)	any other thing into which the obligations of the Obligor may have become merged; and

(b)	the Payment Currency is not the Relevant Currency,

the Borrower indemnifies each Finance Party, Receiver or Attorney against any shortfall between the amount payable in the Relevant Currency and the amount actually or notionally received or recovered by each Finance Party, Receiver or Attorney after the Payment Currency is converted or translated into the Relevant Currency under clause 15.4.

15.4	Conversion of currencies

In making any currency conversion under clause 15.3, a Finance Party, Receiver or Attorney may itself or through its bankers purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit in accordance with its normal procedures.

15.5	Continuing indemnities and evidence of loss

(a)	Each indemnity of an Obligor in a Finance Document is a continuing obligation of the Obligor, despite:

(1)	any settlement of account; or

(2)	the occurrence of any other thing,

and remains in full force and effect until:

(3)	the Secured Moneys are fully and finally repaid; and

(4)	each Security has been finally discharged.

(b)	Each indemnity of an Obligor in a Finance Document is an additional, separate and independent obligation of an Obligor and no one indemnity limits the general nature of any other indemnity.

(c)	Each indemnity of an Obligor in a Finance Document survives the termination of any Finance Document.

(d)	A certificate given by an Officer of a Finance Party detailing the amount of any Loss covered by any indemnity in a Finance Document is sufficient evidence unless the contrary is proved.

16	Fees, Tax, costs and expenses

16.1	Fee Letters

The Borrower must pay to the relevant Finance Party for its own account the fees and other amounts agreed between the Borrower and that Finance Party in a Fee Letter.

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16.2	Term Loan Facility Commitment Fee

(a)	On and from the date that a Lender provides the confirmation under clause 2.2(a), the Borrower must pay the Agent for distribution to that Lender a non-refundable commitment fee equal to [***] per annum calculated on a daily basis on the aggregate daily balance of the undrawn and uncancelled portion of the Total Undrawn Tranche Two Commitments of that Lender on the basis of a 360 day year and for the actual number of days elapsed, to be paid in arrears on each Quarter Date and on the last day of the Availability Period.

(b)	If the Borrower has cancelled its Tranche Two Commitment in full in accordance with clause 3.4 there shall be no commitment fee payable on the total Undrawn Tranche Two Commitments from the date of cancellation of the Tranche Two Commitment.

16.3	Option Fee

If the Parent does not:

(a)	obtain the approval of the Parent’s shareholders under ASX Listing Rule 7.1 in respect of the agreement to issue the Options (Second Issuance) under clause 9.1(a)(2); and

(b)	issue the Options (Second Issuance) under clause 9.1(a)(2),

within [***] days after the date of this agreement, then the Borrower shall pay to the Agent for distribution to the Original Lenders in their respective Pro Rata Shares as at the date of this agreement a non-refundable fee of [***]. Upon payment of this fee, the Original Lenders shall cease to have any rights to be issued any Options (Second Issuance).

16.4	Tax

(a)	The Borrower must pay any Tax, other than an Excluded Tax or FATCA Deduction, which is payable in respect of a Finance Document (including in respect of the execution, delivery, performance, release, discharge, amendment or enforcement of a Finance Document).

(b)	The Borrower must pay any fine, penalty or other cost in respect of a failure to pay any Tax described in clause 16.4(a) except to the extent that the fine, penalty or other cost is caused by the Agent’s failure to lodge money received from the Borrower within [***] Business Days before the due date for lodgement.

(c)	The Borrower indemnifies each Finance Party against any amount payable under clause 16.4(a) or (b).

16.5	Costs and expenses

The Borrower must pay:

(a)	all reasonable costs and expenses of each Finance Party in relation to the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of any Finance Document;

(b)	all costs and expenses of each Finance Party in relation to the enforcement, protection or waiver of any rights under any Finance Document;

(c)	all reasonable costs and expenses of each Finance Party in relation to the consent or approval of a Finance Party given under any Finance Document;

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(d)	all costs and expenses of each Finance Party in relation to any enquiry by a Government Agency involving the Borrower; and

(e)	all reasonable costs and expenses of the Agent in relation to one site visit each year,

including:

(f)	any reasonable administration costs of each Finance Party in relation to the matters described in clause 16.5(c) or (d); and

(g)	any legal costs and expenses and any professional consultant’s fees, on a full indemnity basis,

except that, in relation to the matters described in clauses 16.5(a) and (d), any costs or expenses of a Finance Party which, in aggregate, exceed [***] must be approved in writing by the Borrower.

16.6	GST

(a)	If GST is or will be imposed on a supply made under or in connection with a Finance Document by a Finance Party, the Finance Party may, to the extent that the consideration otherwise provided for that supply is not stated to include an amount in respect of GST on the supply:

(1)	increase the consideration otherwise provided for that supply under the Finance Document by the amount of that GST; or

(2)	otherwise recover from the recipient of the supply the amount of that GST.

(b)	Each Finance Party must issue a Tax Invoice to the recipient of the supply no later than [***] Business Days after payment to the Finance Party of the GST inclusive consideration for that supply.

17	Interest on overdue amounts

17.1	Payment of interest

Each Obligor must pay interest on:

(a)	any of the Secured Moneys due and payable by it, but unpaid; and

(b)	any interest payable but unpaid under this clause 17.

No other interest shall accrue on the above amounts (including under clause 5.4) except for the interest referred to in this clause 17.

17.2	Accrual of interest

The interest payable under this clause 17:

(a)	accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the Secured Moneys becomes merged; and

(b)	may be capitalised at quarterly intervals.

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17.3	Rate of interest

The rate of interest payable under this clause 17 on any part of the Secured Moneys is the higher of:

(a)	the Overdue Rate determined by the Agent:

(1)	on the date that part of the Secured Moneys becomes due and payable but is unpaid; and

(2)	on each Quarter Date; and

(b)	the rate fixed or payable under a judgment or other thing referred to in clause 17.2(a).

18	Relations between Agent and Lender

18.1	Appointment of Agent

Each Lender appoints the Agent to act as its agent under the Finance Documents and authorises the Agent to do the following on its behalf:

(a)	amend or waive compliance with any provision of the Finance Documents in accordance with the Finance Documents (including clause 18.5);

(b)	all things which the Finance Documents expressly require the Agent to do, or contemplate are to be done by the Agent, on behalf of the Lenders; and

(c)	all things which are incidental or ancillary to the Powers of the Agent described in clauses 18.1(a) or (b).

18.2	Agent’s capacity

The Agent:

(a)	in its capacity as a Lender, has the same obligations and Powers under each Finance Document as any other Lender as though it were not acting as the Agent; and

(b)	may engage in any kind of banking or other business with any Obligor without having to notify or account to the Lenders.

18.3	Agent’s obligations

(a)	The Agent has only those duties and obligations which are expressly specified in the Finance Documents.

(b)	The Agent is not required to:

(1)	keep itself informed as to the affairs of any Obligor or its compliance with any Finance Document; or

(2)	review or check the accuracy or completeness of any document or information it forwards to any Lender or other person, or whether any such document is or contains a security interest for the purposes of the PPSA.

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18.4	Agent’s powers

(a)	Except as specifically set out in the Finance Documents (including clause 18.5), the Agent may exercise its Powers under the Finance Documents:

(1)	as it thinks fit in the best interests of the Lenders; and

(2)	without consulting with or seeking the instructions of the Lenders.

(b)	The exercise by the Agent of any Power in accordance with this clause 18 binds all the Lenders.

18.5	Instructions to Agent

The Agent:

(a)	must exercise its Powers in accordance with any instructions given to it by the Majority Lenders or, if specifically required to do so under a Finance Document, all Lenders;

(b)	must not amend or waive any provision of a Finance Document which has the effect of:

(1)	increasing the obligations of any Lender; or

(2)	changing the terms of payment of any amounts payable under the Finance Documents; or

(3)	changing the manner in which those payments are to be applied,

without the consent of all the Lenders;

(c)	must not amend or waive any other provision of any Finance Document without the consent of the Majority Lenders unless the Agent is satisfied that the amendment is made to correct a manifest error or an error of a formal or technical nature only;

(d)	must not otherwise exercise any Power which the Finance Documents specify are to be exercised with the consent or in accordance with the instructions of the Majority Lenders or some other number of Lenders, or amend any such requirement, except with that consent or in accordance with those instructions; and

(e)	may refrain from acting, whether in accordance with the instructions of the Lenders or otherwise, until it has received security for any amount it reasonably believes may become payable to it by the Lenders under clause 18.11.

18.6	Assumptions as to authority

Each Obligor may assume, without inquiry, that any action of the Agent under the Finance Documents is in accordance with any required authorisations, consents or instructions from the Lenders.

18.7	Agent’s liability

(a)	Neither the Agent nor any Related Body Corporate of the Agent nor any of their respective directors, officers, employees, agents or successors is responsible to the Lenders or an Obligor for:

(1)	any recitals, statements, representations or warranties contained in any Finance Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Finance Document;

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(2)	the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Finance Document (other than as against the Agent) or any other certificate or document referred to or provided for in, or received by any of them under, any Finance Document;

(3)	any failure by an Obligor or any Lender to perform its obligations under any Finance Document;

(4)	any action taken or omitted to be taken by it or them under any Finance Document or in connection with any Finance Document except in the case of its or their own fraud or wilful misconduct or gross negligence; or

(5)	taking, or failing to take, any action for the purposes of the PPSA, whether for the benefit of all the Finance Parties or any particular Finance Party, unless it is expressly instructed to do so by the Majority Lenders.

(b)	The Agent is not responsible for identifying or perfecting under the PPSA any security interest which may be constituted by or contained in any Finance Document or any other agreement, arrangement or document. Without limiting the foregoing, the Agent is not responsible for identifying or perfecting under the PPSA any security interest which may be created by an assignment or transfer under clause 19.2.

(c)	The Agent is not negligent solely because it has not identified, or has failed to perfect under the PPSA, any security interest which may be constituted by or be contained in any Finance Document or any other agreement, arrangement or document relating to the Finance Documents, unless it has been expressly instructed by the Majority Lenders.

18.8	Delegation

The Agent may employ agents and attorneys.

18.9	Agent entitled to rely

The Agent may rely on:

(a)	any certificate, communication, notice or other document (including any facsimile transmission or telegram) it believes to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons; and

(b)	advice and statements of solicitors, independent accountants and other experts selected by the Agent with reasonable care.

18.10	Provision of information

(a)	The Agent must forward to each Lender:

(1)	notice of the occurrence of any Default promptly after the Agent becomes actually aware of it; and

(2)	a copy of each report, notice or other document promptly after the Agent receives it from an Obligor under any Finance Document.

(b)	The Agent is not to be regarded as being actually aware of the occurrence of a Default unless the Agent:

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(1)	is actually aware that any payment due by an Obligor under the Finance Documents has not been made; or

(2)	has received notice from a Lender or an Obligor stating that a Default has occurred describing the same and stating that the notice is a ‘Default Notice’.

(c)	If the Agent receives a Default Notice the Agent may treat any such Default as continuing until it has received a further Default Notice from the party giving the original notice stating that the Default is no longer continuing and the Agent is entitled to rely on such second notice for all purposes under the Finance Documents.

(d)	The Agent is not to be regarded as having received any report, notice or other document or information unless it has been given to it in accordance with clause 21.3.

(e)	The Agent may assume that no Finance Document and no other document received by it in any capacity is or contains a security interest for the purposes of the PPSA.

(f)	Except as specified in clause 18.10(a) and as otherwise expressly required by the Finance Documents, the Agent has no duty or responsibility to provide any Lender with any information concerning the affairs of any Obligor or other person which may come into the Agent’s possession.

(g)	Nothing in any Finance Document obliges the Agent to disclose any information relating to any Obligor or other person if the disclosure would constitute a breach of any law, duty of secrecy or duty of confidentiality.

18.11	Indemnity by Lenders

The Lenders severally indemnify the Agent (to the extent not reimbursed by any Obligor) in their Pro Rata Shares against any Loss which the Agent pays, suffers, incurs or is liable for in acting as Agent, except to the extent attributable to the Agent’s fraud or wilful misconduct.

18.12	Independent appraisal by Lenders

Each Lender acknowledges that it has made and must continue to make, independently and without reliance on the Agent or any other Lender, and based on the documents and information it considers appropriate, its own investigation into and appraisal of:

(a)	the affairs of each Obligor;

(b)	the accuracy and sufficiency of any information on which it has relied in connection with its entry into the Finance Documents;

(c)	the legality, validity, effectiveness, enforceability and sufficiency of each Finance Document; and

(d)	whether any Finance Document or any other agreement, arrangement or document relating to them is or contains a security interest for the purposes of the PPSA which is for the benefit of a Finance Party (either alone or together with any other Finance Party) and whether any such security interest has been or should be perfected under the PPSA.

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18.13	Resignation and removal of Agent

(a)	The Agent may, by notice to the Borrower and the Lenders, resign at any time and the Majority Lenders may, by giving [***] days prior notice to the Borrower and the Agent, remove the Agent from office. The resignation or removal of the Agent takes effect on appointment of a successor Agent in accordance with this clause 18.13.

(b)	Without limiting clause 18.3(a) a Finance Party may by notice to the Agent remove the Agent from office if, on or after the date which is [***] months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(1)	the Agent fails to respond to a request under clause 6.9 and a Finance Party reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(2)	the information supplied by the Agent under clause 6.9 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(3)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Finance Party reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party.

(c)	The resignation or removal of the Agent takes effect on appointment of a successor Agent in accordance with this clause 18.13.

(d)	When a notice of resignation or removal is given, the Majority Lenders may appoint a successor Agent. If no successor Agent is appointed within [***] Business Days, the Agent may appoint a successor Agent.

(e)	When a successor Agent is appointed, and executes an undertaking to be bound as successor Agent under the Finance Documents, the successor Agent succeeds to and becomes vested with all the Powers and duties of the retiring Agent, and the retiring Agent is discharged from its duties and obligations under the Finance Documents.

(f)	After any retiring Agent’s resignation or removal, this agreement continues in effect in respect of any actions which the Agent took or omitted to take while acting as the Agent.

18.14	Institution of actions by Lenders

(a)	A Lender must not institute any legal proceedings against an Obligor to recover amounts owing to it under the Finance Documents, without giving the Agent and each other Lender a reasonable opportunity to join in the proceedings or agree to share the costs of the proceedings.

(b)	If a Lender does not join in an action against an Obligor or does not agree to share in the costs of the action (having been given a reasonable opportunity to do so by the Finance Party bringing the action), it is not entitled to share in any amount recovered by the action until all the Finance Parties who did join in the action or agree to share the costs of the action have received in full all money payable to them under the Finance Documents.

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18.15	Identity of Lenders

(a)	A Lender must notify the Agent of any assignment or novation of that Lenders’ rights or obligations under any Finance Document in accordance with clause 19.

(b)	The Agent may treat each Lender as the absolute legal and beneficial holder of its rights under the Finance Documents for all purposes, despite any notice to the contrary, unless otherwise required by law.

18.16	Electronic transmission of notices

Commencing on a date to be determined by the Agent and notified to the other parties to this agreement, notices, requests, demands, consents, approvals, agreements or other communications to or by the Agent under the Finance Documents:

(a)	may be given by means of a secure website established by the Agent, access to which is restricted to the parties to the Finance Documents (and, where applicable, their financial and legal advisers); and

(b)	will be taken to be given or made on:

(1)	a notice being posted on the secure website; and

(2)	receipt by the Agent of a delivery receipt in respect of an e-mail the Agent has sent to the relevant party’s nominated email address (as notified to the Agent at least [***] days before any e-mail is sent by the Agent or notice posted on the secure website) advising that the notice has become available on the secure website.

18.17	Security Trustee’s capacity

The relationship of the Security Trustee to the Lenders is one of trustee and beneficiary. Except as specifically provided in the Finance Documents the Security Trustee is not an agent of the Lenders under or in connection with the Finance Documents.

18.18	Disclosure of Information by Lenders

(a)	Each Lender must provide all information to the Agent or the Security Trustee (as applicable) that the Agent or the Security Trustee reasonably requires in order to manage its money-laundering, terrorism financing or economic and trade sanctions risk or to comply with any laws or regulations in Australia or any other country or where required by FATCA.

(b)	Each Lender agrees that the Agent and the Security Trustee may disclose any information concerning any Finance Party to any law enforcement, regulatory agency or court where in its reasonable opinion it is required by any such law or regulation in Australia or elsewhere or by FATCA.

19	Assignment, substitution and accession

19.1	Assignment by Obligor

An Obligor must not assign or novate any of its rights or obligations under a Finance Document without the Agent’s prior written consent.

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19.2	Assignment by Lenders

Any Lender may only assign or novate any of its rights and obligations under a Finance Document to any person if:

(a)	any necessary prior Authorisation is obtained;

(b)	where the Lender is novating any of its rights and obligations under a Finance Document, the novation is effected in accordance with clause 19.3;

(c)	it notifies the Agent; and

(d)	either:

(1)	an Event of Default is subsisting;

(2)	the assignee or novatee is one of the following:

(A)	another Lender or a Related Fund of another Lender;

(B)	a Related Fund of the Lender; or

(C)	during the period of [***] months after Financial Close, a bank or financial institution, or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) that:

1.	is not a competitor of any Obligor; and

2.	for any assignment or novation of Tranche Two Commitment made prior to the date on which the Funding Portion under Tranche Two is drawn, has sufficient funds available to it to fund its pro rata share of the Funding Portion under Tranche Two; or

(3)	the Borrower has provided its prior written consent.

19.3	Substitution Certificate

(a)	If a Lender wishes to novate any of its rights and obligations under a Finance Document to a Substitute Lender, it must notify the Agent at least [***] Business Days before the substitution (or such shorter period as the Agent approves), of the following:

(1)	the name of the Substitute Lender;

(2)	the proportion of its Commitment and its Principal Outstanding to be assumed by the Substitute Lender; and

(3)	the proposed date of the substitution.

(b)	The Retiring Lender and the Substitute Lender must execute a Substitution Certificate and deliver it to the Agent at least [***] Business Days before the date of the proposed substitution (or such shorter period as the Agent approves).

(c)	When the Agent receives a Substitution Certificate under clause 19.3(b) it is authorised to, and must:

(1)	execute it on behalf of all the parties to this agreement other than the Retiring Lender;

(2)	notify each of the parties to this agreement of the substitution; and

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(3)	deliver copies of it to the Borrower, the Retiring Lender and the Substitute Lender.

19.4	Accession Certificate

(a)	If the Borrower wishes to obtain a binding loan commitment from an Alternative T2 Lender and accede that Alternative T2 Lender in accordance with clause 2.3, it must notify the Agent at least [***] Business Days before the accession (or such shorter period as the Agent approves), of the following:

(1)	the name of the Alternative T2 Lender;

(2)	the proportion of its Tranche Two Commitment;

(3)	the proposed date of the accession;

(4)	the pricing terms (including Margin) in relation to that Alternative T2 Lender’s participation in Tranche Two; and

(5)	any amendments or variations to this agreement that the Alternative T2 Lender requests, provided such amendments or variations are of an immaterial or minor nature.

(b)	The Alternative T2 Lender must execute an Accession Certificate and deliver it to the Agent at least [***] Business Days before the date of the proposed accession (or such shorter period as the Agent approves).

(c)	When the Agent receives the Accession Certificate under clause 19.4(b) it is authorised by each party to this agreement to, and must:

(1)	execute it on behalf of all the parties to this agreement;

(2)	notify each of the parties to this agreement of the accession; and

(3)	deliver copies of it to the Borrower and the Alternative T2 Lender.

19.5	Assist

Each party must do any thing which the Agent reasonably requests including, executing any documents or amending any Finance Document, to effect any transfer, assignment, novation, substitution or accession under this clause 19.

19.6	Securitisation Permitted

(a)	A Lender may, without having to obtain the consent of or notify an Obligor, assign, transfer, sub-participate or otherwise deal with any of its rights under this agreement to a trustee of a trust, a company or any other entity which in each case is established for the purposes of securitisation (Securitisation Dealing) provided that such Lender remains the lender of record.

(b)	Despite any Securitisation Dealing by a Lender, the Lender must continue to perform all its obligations under this agreement, and any amount paid by the Obligor to the Agent for the account of the Lender will satisfy the Obligor’s obligation to make that payment until the Obligor is:

(1)	given notice by the Lender of the Securitisation Dealing; and

(2)	directed by the Lender to pay any amount payable by the Obligor under this agreement to the relevant assignee, transferee or sub-participant.

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19.7	Participation permitted

A Lender may grant a participation interest (being a right to share in the financial benefits of this agreement, without any rights against an Obligor) in any of the Lender’s rights and benefits under this agreement to any other person without having to obtain the consent of or to notify an Obligor.

19.8	Lending Office

(a)	A Lender may change its Lending Office at any time.

(b)	A Lender must promptly notify the Agent and the Borrower of the change.

19.9	No increase in costs

If:

(a)	a Lender (other than an Alternative T2 Lender) assigns or novates any of its rights or obligations under the Finance Documents (a Transferring Lender) to another person (a New Lender) or a Lender changes its Lending Office; and

(b)	as a result of circumstances existing at the date of the assignment, novation or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Lending Office under clause 6 or clause 13, then:

(c)	in the case of an assignment or novation of rights or obligations under the Finance Documents, the New Lender is only entitled to receive payment under those clauses:

(1)	if the Transferring Lender has complied with its obligations under clause 19.10; and

(2)	for an amount which, in aggregate with all other amounts paid, or to be paid, to all New Lenders under those clauses up to and including the date on which any payment under clauses 6 or 13 is to be made to that New Lender, does not exceed the IWT Cap applicable at that time; or

(d)	in the case of a change in Lending Office, the existing Lender acting through its new Lending Office is only entitled to receive payment under those clauses to the same extent as it would have been prior to such change in its Lending Office.

19.10	Conduct of loan transfers

(a)	In respect of any assignment or novation of any of a Transferring Lender’s rights or obligations under the Finance Documents to a New Lender, the Transferring Lender shall use its best endeavours to assign or novate its rights and obligations under the relevant Finance Document to a person who:

(1)	is exempt from any requirement to pay any interest withholding tax; or

(2)	otherwise qualifies for a portfolio debt exemption with the effect that it is not required to pay any interest withholding tax,

in each case, on payments under a Finance Document (an Exempt Person).

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(b)	The parties acknowledge and agree that the Transferring Lender will have discharged its obligation to use its best endeavours under clause 19.10(a) if it has made bona fide invitations to at least 3 different persons to become a New Lender under this agreement and at least one person to whom an invitation was made is an Exempt Person.

19.11	No increase in costs (Alternative T2 Lender)

If:

(a)	an Original Lender assigns or novates any of its rights or obligations under any Finance Document to an Alternative T2 Lender; or

(b)	an Alternative T2 Lender assigns or novates any of its rights or obligations under any Finance Document,

no Obligor is required to pay any net increase in the aggregate amount of costs, Taxes, fees or charges which is a direct consequence of the transfer or assignment.

20	Saving provisions

20.1	No merger of security

(a)	Nothing in this agreement merges, extinguishes, postpones, lessens or otherwise prejudicially affects:

(1)	any Encumbrance or indemnity in favour of any Finance Party; or

(2)	any Power.

(b)	No other Encumbrance or Finance Document which a Finance Party has the benefit of in any way prejudicially affects any Power.

20.2	Exclusion of moratorium

Without limiting clause 20.3, to the extent not excluded by law, a provision of any legislation (other than a provision of the PPSA mentioned in section 115(1) of the PPSA) which directly or indirectly:

(a)	lessens, varies or affects in favour of an Obligor any obligations under a Finance Document;

(b)	stays, postpones or otherwise prevents or prejudicially affects the exercise by any Finance Party of any Power; or

(c)	confers any right on an Obligor or imposes any obligation on a Finance Party or a Receiver or Attorney in connection with the exercise of any Power,

is negatived and excluded from each Finance Document and all relief and protection conferred on an Obligor by or under that legislation is also negatived and excluded.

20.3	Exclusion of PPSA provisions

To the extent the law permits:

(a)	for the purposes of section 115(1) and 115(7) of the PPSA:

(1)	a Finance Party need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and

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(2)	sections 142 and 143 are excluded;

(b)	for the purposes of section 115(7) of the PPSA, a Finance Party need not comply with sections 132 and 137(3);

(c)	if the PPSA is amended after the date of this agreement to permit each Obligor and each Finance Party to agree to not comply with or to exclude other provisions of the PPSA, each Finance Party may notify each Obligor that any of these provisions are excluded or that the Finance Party need not comply with any of those provisions as notified to each Obligor by the Finance Party; and

(d)	each Obligor agrees not to exercise its rights to make any request of a Finance Party under section 275 of the PPSA, to authorise the disclosure of any information under that section or to waive any duty of confidence that would otherwise permit non-disclosure under that section.

20.4	Conflict

Where any right, power, authority, discretion or remedy conferred on a Finance Party, a Receiver or an Attorney by any Finance Document is inconsistent with the powers conferred by applicable law then, to the extent not prohibited by that law, those conferred by applicable law are regarded as negatived or varied to the extent of the inconsistency.

20.5	Consents

(a)	Whenever the doing of any thing by an Obligor is dependent on the consent of a Finance Party, the Finance Party may withhold its consent or give it conditionally or unconditionally in its absolute discretion, unless expressly stated otherwise in a Finance Document.

(b)	Any conditions imposed on an Obligor by a Finance Party under clause 20.5(a) must be complied with by the Obligor.

20.6	Principal obligations

This agreement and each Collateral Security is:

(a)	a principal obligation and is not ancillary or collateral to any other Encumbrance (other than another Collateral Security) or other obligation; and

(b)	independent of, and unaffected by, any other Encumbrance or other obligation which any Finance Party may hold at any time in respect of the Secured Moneys.

20.7	Non-avoidance

If any payment by an Obligor to a Finance Party is avoided for any reason including any legal limitation, disability or incapacity of or affecting the Obligor or any other thing, and whether or not:

(a)	any transaction relating to the Secured Moneys was illegal, void or substantially avoided; or

(b)	any thing was or ought to have been within the knowledge of any Finance Party,

the Obligor:

(c)	as an additional, separate and independent obligation, indemnifies each Finance Party against that avoided payment; and

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(d)	acknowledges that any liability of the Obligor under the Finance Documents and any right or remedy of the Finance Parties under the Finance Documents is the same as if that payment had not been made.

20.8	Set-off authorised

If an Obligor does not pay any amount when due and payable by it to any Finance Party under a Finance Document, the Finance Party may:

(a)	apply any credit balance in any currency in any account of the Obligor with the Finance Party in or towards satisfaction of that amount; and

(b)	effect any currency conversion which may be required to make an application under clause 20.8(a).

20.9	Agent’s certificates and approvals

(a)	A certificate issued by an Officer of the Agent or signed by an Officer of the Agent in relation to any amount, calculation or payment under any Finance Document is prima facie evidence of the matters stated in the certificate at the date of the certificate unless the contrary is proved.

(b)	Where any provision of a Finance Document requires the Agent’s approval, that approval will not be effective unless and until it is provided in writing.

20.10	No reliance or other obligations and risk assumption

Each Obligor acknowledges and confirms that:

(a)	it has not entered into any Finance Document in reliance on any representation, warranty, promise or statement made by or on behalf of any Finance Party;

(b)	in respect of the transactions evidenced by the Finance Documents, no Finance Party has any obligations other than those expressly set out in the Finance Documents; and

(c)	in respect of interest rates or exchange rates, no Finance Party is liable for any movement in interest rates or exchange rates or any information, advice or opinion provided by any Finance Party or any person on behalf of any Finance Party, even if:

(1)	provided at the request of an Obligor (it being acknowledged by each Obligor that such matters are inherently speculative);

(2)	relied on by an Obligor; or

(3)	provided incorrectly or negligently.

20.11	Power of attorney

(a)	For consideration received, each Obligor irrevocably appoints the Agent and each Officer of the Agent as the attorney of the Obligor to:

(1)	execute and deliver all documents; and

(2)	do all things,

which the Obligor is obliged to do and are necessary or desirable to give effect to each Finance Document, but which the Obligor has failed to do.

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21 General

(b)	An Attorney must not exercise any Power under clause 20.11(a) unless an Event of Default is continuing, but a breach of this clause 20.11(b) does not affect the validity of the Attorney’s act.

(c)	An Attorney appointed under clause 20.11(a) may appoint a substitute attorney to perform any of its powers.

21	General

21.1	Confidential information and publicity

(a)	A Finance Party must not disclose to any person:

(1)	any Finance Document; or

(2)	any information about any Obligor,

except:

(3)	to any Related Fund or to any person who invests in or otherwise provides financing to a Lender, where the disclosure is made on the basis that the recipient of the information will comply with this clause 21.1 in the same way that the Finance Party is required to do;

(4)	in connection with a permitted assignment, novation, participation or securitisation under clause 19.2, where the disclosure is made on the basis that the recipient of the information will comply with this clause 21.1 in the same way that the Finance Party is required to do;

(5)	to any professional or other adviser consulted by it in relation to any of its rights or obligations under the Finance Documents;

(6)	to the Reserve Bank of Australia, the Australian Tax Office or any Government Agency requiring disclosure of the information (except that this paragraph does not permit a Finance Party to disclose any information of the kind referred to in section 275(1) of the PPSA);

(7)	in connection with the enforcement of its rights under the Finance Documents;

(8)	where the information is already in the public domain, or where the disclosure would not otherwise breach any duty of confidentiality;

(9)	if required by law in Australia or elsewhere (other than under section 275 of the PPSA to the extent that disclosure would not be required under that section if the disclosure would breach a duty of confidence);

(10)	if required by an ASX Rule or the listing rules of any recognised stock exchange on which a Finance Party’s securities are or may become listed (to the extent required by that stock exchange);

(11)	if required by FATCA; or

(12)	otherwise with the prior written consent of the relevant Obligor (such consent not to be unreasonably withheld or delayed).

(b)	No Obligor may publicly disclose information relating to any Finance Document unless:

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21 General

(1)	it obtains the prior written consent of the Agent (not to be unreasonably withheld or delayed); or

(2)	it is required by an ASX Rule or the listing rules of Nasdaq, to make that disclosure and has given prior written notice of that disclosure to the Agent.

(c)	No Obligor may make any public announcement referring to any Finance Party unless:

(1)	it obtains the prior written consent of that Finance Party (not to be unreasonably withheld or delayed); or

(2)	it is required by an ASX Rule or the listing rules of Nasdaq, to make that announcement and has given prior written notice of that announcement to the Agent.

21.2	Obligor to bear cost

Any thing which must be done by an Obligor under any Finance Document, whether or not at the request of any Finance Party, must be done at the cost of the Obligor.

21.3	Notices

(a)	Any notice or other communication including, any request, demand, consent or approval, to or by a party to any Finance Document must be in legible writing and in English addressed to the party in accordance with its details set out in Schedule 3 or as specified to the sender by the party by notice.

(b)	If the sender is a company, any such notice or other communication must be signed by an Officer of the sender.

(c)	Any such notice or other communication is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, on delivery to the addressee; or

(3)	if by facsimile, when received by the addressee in legible form,

but if the delivery or receipt is on a day which is not a Business Day or is after [***] (addressee’s time) it is regarded as received at [***] on the following Business Day.

(d)	Any such notice or other communication can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(e)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within [***] hours after the transmission is received or regarded as received under clause 21.3(c) and informs the sender that it is not legible.

21.4	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each Obligor irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

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21 General

(c)	Each Obligor irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(d)	Each Obligor irrevocably waives any immunity in respect of its obligations under this agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

21.5	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, any Finance Document or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, any Finance Document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

21.6	Waivers

(a)	Waiver of any right arising from a breach of this agreement or of any Power arising on default under this agreement or on the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this agreement or the occurrence of an Event of Default; or

(2)	a Power created or arising on default under this agreement or on the occurrence of an Event of Default,

does not result in a waiver of that right or Power.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement or on the occurrence of an Event of Default as constituting a waiver of that right or Power.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)	This clause 21.6 may not itself be waived except in writing.

21.7	Variation

(a)	A variation of any term of this agreement must be in writing and signed by the parties.

(b)	The Agent may sign a variation of any term of this agreement under clause 21.7(a) on behalf of the Lenders where it is permitted to do so in accordance with clause 18.5 or any other provision of a Finance Document.

21.8	Cumulative rights

The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of any Finance Party, Receiver or Attorney.

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21 General

21.9	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

21.10	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

21.11	Process agent

(a)	Without prejudice to any mode of service allowed under any relevant law, each US Obligor:

(1)	irrevocably appoints Paringa Resources Limited of Level 9, BGC Centre, 28 The Esplanade, Perth, Western Australia 6000, Australia in relation to proceedings in New South Wales as their process agent to receive any document in an action in connection with this agreement;

(2)	agrees that service of documents on its process agent at the address set out above (or any new address notified to the Agent in writing) is sufficient service on it; and

(3)	agrees that failure by a process agent to notify it of any document in an action in connection with this agreement, will not invalidate the action concerned.

(b)	If for any reason the person named above ceases to be able to act as process agent, the US Obligors must appoint another person as its process agent in Australia and ensure that the replacement process agent accepts its appointment.

Term facility agreement       page 126

Signing page

Executed as an agreement

Borrower

Signed for Hartshorne Mining Group, LLC by its authorised representative

sign here ►	/s/ Gregory Swan
Authorised representative

print name	Gregory Swan

Parent and Guarantor

	Signed for Paringa Resources Limited by its attorney		in the presence of

sign here ►	/s/ Gregory Swan	sign here ►	/s/ Mark Pearce
	Attorney		Witness

print name	Gregory Swan	print name	Mark Pearce

Guarantor

	Signed for Hartshorne Coal Mining Pty Ltd by its attorney		in the presence of

sign here ►	/s/ Gregory Swan	sign here ►	/s/ Mark Pearce
	Attorney		Witness

print name	Gregory Swan	print name	Mark Pearce

Term facility agreement       page 127

Signing page

Guarantor

	Signed for HCM Resources Pty Ltd by its attorney		in the presence of

sign here ►	/s/ Gregory Swan	sign here ►	/s/ Mark Pearce
	Attorney		Witness

print name	Gregory Swan	print name	Mark Pearce

Guarantor

Signed for Hartshorne Holdings, LLC by its authorised representative

sign here ►	/s/ Gregory Swan
Authorised representative

print name	Gregory Swan

Guarantor

Signed for Hartshorne Land, LLC by its authorised representative

sign here ►	/s/ Gregory Swan
Authorised representative

print name	Gregory Swan

Guarantor

Signed for Hartshorne Mining, LLC by its authorised representative

sign here ►	/s/ Gregory Swan
Authorised representative

print name	Gregory Swan

 Term facility agreement       page 128

Signing page

Original Lender

Signed for Equity Trustees Limited as trustee of the Tribeca Global Natural Resources Credit Fund by its attorneys

sign here ►	/s/ Russell Beasley	/s/ Alex Phlong
	Attorney	Attorney

print name	Russell Beasley	Alex Phlong

sign here ►	/s/ Justin Patrick Evans	/s/ Justin Patrick Evans
	Witness	Witness

print name	Justin Patrick Evans	Justin Patrick Evans

Original Lender

Signed by Tribeca Global Natural Resources Credit Master Fund by

sign here ►	/s/ Ben Cleary
Director

print name	Ben Cleary

Original Lender

Signed by Tribeca Global Natural Resources Limited by

sign here ►	/s/ Kylie Osgood	sign here ►	/s/ Ben Cleary
	Company Secretary/Director		Director

print name	Kylie Osgood	print name	Ben Cleary

Term facility agreement       page 129

Signing page

Agent

Signed by Tribeca Global Resources Credit Pty Ltd by

sign here ►	/s/ Margot Branson	sign here ►	/s/ Haydn Smith
	Company Secretary/Director		Director

print name	Margot Branson	print name	Haydn Smith

Security Trustee

	Signed for Global Loan Agency Services Australia Nominees Pty Ltd by its attorney under power of attorney dated 1 May 2018		in the presence of

sign here ►	/s/ Anthony Stanford	sign here ►	/s/ Rachel Walker
	Attorney		Witness

print name	Anthony Stanford	print name	Rachel Walker

Term facility agreement       page 130